UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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SEACOAST BANKING CORPORATION OF FLORIDA

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Proxy Statement

2021

815 Colorado Avenue Stuart, Florida 34994

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 26, 2021

10:00 a.m. Eastern Time

Seacoast Banking Corporation of Florida (“Seacoast”, or the “Company”), intends to hold its 2021 Annual Meeting of Shareholders (the “Annual Meeting”) at the Hutchinson Shores Resort, 3793 NE Ocean Blvd, Jensen Beach, FL 34957, on Wednesday, May 26, 2021 at 10:00 a.m. Eastern Time. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials have and may continue to issue in light of the ongoing coronavirus (COVID-19) pandemic. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website www.proxyvote.com, and we encourage you to check this website prior to the meeting if you plan to attend.

ITEMS OF BUSINESS

The purpose of the Annual Meeting is to vote on the following proposals:

1.	Election of Directors. To re-elect four Class I directors (“Proposal 1”);

2.	Approval and Adoption of the Company’s 2021 Incentive Plan. To consider and act upon a proposal to approve and adopt the Seacoast 2021 Incentive Plan, reserving for issuance up to 2,250,000 shares of the Company’s common stock for such purpose (“Proposal 2”);

3.	Amendment of Employee Stock Purchase Plan. To approve an amendment to Section 2 of Seacoast’s Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) to increase the number of authorized shares of common stock reserved for issuance under the plan from 300,000 to 800,000 (“Proposal 3”);

4.	Advisory (Non-binding) Vote to Approve Compensation of Named Executive Officers. To hold an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement (“Proposal 4”);

5.	Ratification of Appointment of Independent Auditor. To ratify the appointment of Crowe LLP as independent auditors for Seacoast for the fiscal year ending December 31, 2021 (“Proposal 5”); and

6.	Other Business. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE

You are eligible to vote if you were a shareholder of record on the close of business on March 29, 2021, which is the record date for the Annual Meeting. This Notice of the 2021 Annual Meeting of Shareholders and the accompanying proxy statement are sent by order of the Company’s Board of Directors.

YOUR VOTE IS IMPORTANT

Please review the voting instructions described in this proxy statement, as well as in the notice you received in the mail or by e-mail. By voting prior to the Annual Meeting, you will help ensure that we have a quorum and that your preferences will be expressed on the matters that are being considered.

Dennis S. Hudson, III
April 9, 2021	Executive Chairman

SHAREHOLDER LETTER

To our fellow shareholders, customers, partners and friends:

Seacoast delivered record net revenue and strong financial performance in 2020. While 2020 was an incredibly challenging year, it also showcased the benefits of our balanced growth strategy and the relentless commitment of our dedicated associates. We successfully and carefully adjusted our operations in response to the coronavirus pandemic to protect the health of our associates and customers and were incredibly proud to help our business customers access the federal Paycheck Protection Program. We continue to generate disciplined growth while maintaining our strict underwriting guidelines and delivering continued improvements in operating leverage. Our customers have demonstrated resilience during this extraordinary time, as reflected in our strong credit metrics.

In 2020, the Company produced net revenue of $324.3 million, an increase of 8 percent from 2019, and achieved $77.8 million in net income, down 21 percent from the prior year, primarily the result of recording an elevated provision for anticipated loan losses at the outset of the pandemic and in connection with the adoption of new accounting rules. Adjusted net revenue1 in 2020 was $323.1 million, an increase of 8 percent from 2019, and adjusted net income1 was $89.0 million, down 15 percent from the prior year. We achieved $1.44 in diluted earnings per share, 24 percent lower than 2019, and $1.65 in adjusted earnings per share1, a decrease of 18 percent from 2019 returns. In 2020, we increased tangible book value per share to $16.16 from $14.76, an improvement of 9 percent, which we believe is a key indicator of improved shareholder value despite operating in a pandemic environment.

Other 2020 highlights include:

•	Loans totaled $5.7 billion at December 31, 2020, an increase of $500 million, or 10 percent, from December 31, 2019, primarily the result of our participation in the Paycheck Protection Program. Seacoast acquired loans of $147 million through the First Bank of the Palm Beaches acquisition and $303 million through the Freedom Bank acquisition, in addition to record originations of $2.1 billion, reflecting the execution of the Company’s disciplined approach to lending.
•	Assets at year end totaled $8.3 billion, up from $7.1 billion at the end of 2019, reflecting the impact of our two acquisitions which continued our expansion across Florida’s most attractive MSAs.
•	Total deposits were $6.9 billion as of December 31, 2020, an increase of $1.3 billion, or 24 percent, from the prior year. Interest bearing deposits increased year-over-year by $1.0 billion, or 36 percent, to $3.8 billion. Noninterest bearing demand deposits increased 44 percent to $2.3 billion, while certificates of deposit decreased 30 percent to $831 million.
•	Seacoast’s successful combination of organic growth with value-creating acquisitions continued to benefit shareholders and associates in 2020 with the acquisitions of First Bank of Palm Beaches and Freedom Bank. Both acquisitions added experienced bankers while expanding our presence in attractive growth markets, further supporting sustainable, profitable growth.
•	For the third consecutive year, Seacoast has been recognized as one of Fortune Magazine’s 100 Fastest-Growing Companies. As the only financial institution headquartered in Florida to earn a spot on the prestigious list, this distinction is a direct reflection of the remarkable job the Seacoast team has done serving customers, implementing technological improvements, and executing our balanced growth strategy.
•	Seacoast was also named one of the Best Banks to Work For in 2020 by American Banker. This program identifies, recognizes and honors U.S. banks for outstanding employee satisfaction and engagement.

As we reflect on the year, we are incredibly proud of what the team accomplished and reminded of the many times our team has risen to the challenges of the day, and our organization has become stronger and more resilient as a result.

While the outlook for the pandemic remains uncertain, our goal remains to continue increasing market share in a disciplined manner by cultivating value-creating relationships, improving digital customer experiences, and driving greater productivity across the franchise by delivering products and services to our markets more efficiently and effectively than our competition.

We appreciate your continued support and loyalty.

Sincerely,

Dennis S. Hudson, III	Charles M. Shaffer
Executive Chairman	President and Chief Executive Officer

1 Non-GAAP measure; refer to Appendix A – Information Regarding Non-GAAP Financial Measures.

i

ii

VOTING INFORMATION

How to Cast Your Vote

You may vote if you were a shareholder of record as of the close of business on March 29, 2021.

ONLINE: www.proxyvote.com	MAIL: Complete, sign, date and return your proxy card in the envelope provided.

PHONE: Call the number on your proxy card or voting instruction form.	IN PERSON: Vote by ballot in person at the Annual Meeting.

For telephone and internet voting, you will need the 16-digit control number included in your notice, proxy card or voting instructions that accompanied your proxy materials. For shares held in employee plans, we must receive your voting instructions no later than 11:59 P.M. Eastern Time on May 23, 2021 (the “cut-off date”) to be counted. Otherwise, you may vote up until 11:59 P.M. Eastern Time on May 25, 2021.

Street Name Holders: If your shares of Seacoast common stock are held in a bank, brokerage or other institutional account (which is commonly referred to as holding shares in “street name”), you are a beneficial owner of these shares, but you are not the record holder. If your shares are held in street name, you are invited to attend the Annual Meeting; however, to vote your shares in person at the meeting, you must request and obtain a power of attorney or other authority from the bank, broker or other nominee who holds your shares and bring it with you to submit with your ballot at the meeting. In addition, you may vote your shares before the meeting by phone or over the internet by following the instructions set forth below or, if you received a voting instruction form from your brokerage firm, by completing, signing and returning the form you received by mail. Your voting instruction form will set forth whether internet or telephone voting is available to you.

If you are able to attend the Annual Meeting, you may vote your shares in person, even if you have previously voted by another means by revoking your proxy vote at any time prior to the meeting, pursuant to the procedures specified in “Revocation of Proxies”. If you hold your shares in street name, you must obtain a proxy from the record holder in order to vote in person.

If Seacoast determines that the Annual Meeting will be held by remote-means only due to public safety and health concerns resulting from the ongoing COVID-19 global pandemic, you will be able to vote your shares by any of the means outlined herein other than in-person.

How to View Proxy Materials Online

Important Notice Regarding the Availability of Proxy Materials for the 2021 Shareholder Meeting

Our 2021 proxy statement and 2020 Annual Report on Form 10-K (referred to collectively as the “proxy materials”) are available online at: www.proxyvote.com or at http://www.seacoastbanking.com/financials-regulatory-filings/2021-Annual-Meeting-Proxy-Materials.

We have mailed to certain shareholders a notice of internet availability of proxy materials on or about April 9, 2021. This notice contains instructions on how to access and review the proxy materials on the internet. The notice also contains instructions on how to submit your proxy on the internet or by phone, or, if you prefer, to obtain a paper or email copy of the proxy materials.

PROXY SUMMARY

Introduction

We believe our balanced growth strategy, which is focused on organic growth and disciplined acquisitions in growing markets, is delivering value for our shareholders.

In this section, we summarize 2020 performance highlights and other information contained elsewhere in this proxy statement. Please carefully review the information included throughout this proxy statement and as provided in the 2020 Annual Report on Form 10-K before you vote.

In 2020, the Board worked in collaboration with Mr. Hudson to orchestrate the planning and preparation for the transition to a new CEO in accordance with our carefully developed and methodical succession plan. As of January 1, 2021, Mr. Hudson became Executive Chairman of the Board of Directors and former Chief Operating Officer, Charles M. Shaffer, became President and Chief Executive Officer.

2020 Performance Highlights

Value Creation for our Shareholders

Seacoast continued to drive positive momentum in performance metrics, leading to sustained outperformance in total shareholder returns.

* Total return combines share price appreciation and dividends paid to show the total return to the shareholder expressed as an annualized percentage.

Valuable Florida Franchise

Seacoast operates with a disciplined growth strategy, benefiting from a fortress balance sheet with robust capital generation, a prudent liquidity position and strict credit underwriting in significant growth areas of Florida, the nation’s third-most populous state. Our balanced growth strategy combines organic growth and select strategic M&A along with prudent risk management, leading to strong results.

Seacoast has a strong and growing presence in four of Florida’s most attractive MSAs

#1 Florida-based bank in Orlando

#1 Market share in Port St Lucie MSA

#2 Florida-based bank in West Palm Beach/Fort Lauderdale

#2 Florida-based community bank in Tampa, and #1 in St. Petersburg

Our acquisition strategy has expanded the customer franchise

Execution of our balanced growth strategy in 2020 produced outstanding results year over year:

For the year ended December 31, 2020, the Company reported $77.8 million in net income, or $1.44 per share. Net revenue for the same period was $324.3 million, an increase of 8% year-over-year. The Company continued to see positive performance reflected in its ratios, with a return on average tangible assets of 1.08%, return on average tangible shareholders’ equity of 10.1% and an efficiency ratio of 54.8%. On an adjusted basis, the Company reported $89.0 million in adjusted net income1, or $1.65 per share1. Net revenues were $323.1 million, an increase of 8% year-over-year. Adjusted return on tangible assets1 was 1.17%, adjusted return on tangible equity1 was 10.9% and the adjusted efficiency ratio1 was 51.6%. The Company continues to build shareholder value, reflected in our tangible book value of $16.16, an increase of 9% year-over-year and a compounded annual growth rate of 12% since 2017.

YE Total Assets	YE Market Capitalization	Tangible Book Value Per Share
($ in Billions)	($ in Billions)

Adjusted	Adjusted FY Return	Adjusted FY
FY EPS[1]	on Tangible Assets[1]	Efficiency Ratio[1]

[1]	Non-GAAP measure; refer to Appendix A – Information Regarding Non-GAAP Financial Measures.

Executive Compensation Program Highlights

The Compensation and Governance Committee (“CGC”) is committed to aligning our compensation strategies with our evolving business strategy, good governance and effective risk management practices, and our efforts to generate superior long-term returns for our shareholders. To this end, we emphasize pay-for-performance in executive compensation programs. Our executive compensation strategy strongly aligns our CEO and other executives’ pay with long-term shareholder interests. In 2019, the CGC redesigned the compensation structure to better align compensation decisions relative to a peer group. The same structure was used in 2020. The following table summarizes the primary elements of our executive compensation for 2020:

The following table summarizes the primary elements of our executive compensation for 2020:

Pay Element	Purpose	Determination	2020 Results
Base Salary	Recognize performance of job responsibilities and attract and retain individuals with superior talent.	Reflects the CGC’s assessment of the executive’s experience, skills and value to Seacoast.	Our CEO’s base salary did not increase in 2020. Base salaries for other named executive officers include adjustments made in recognition of Mr. Shaffer’s promotion to President and Chief Operating Officer (11% salary increase) and Ms. Kleffel’s expanded role as Chief Banking Officer (15% salary increase).
Annual Cash Incentive	Recognize achievement of our short- term business strategy objectives and individual executive performance. Incorporates both quantitative and qualitative goals.	Reflects the individual executive’s performance against pre-established individual goals, as well as relative bank performance. In FY2020, these bank goals included performance relative to peer performance in pre- provision pre-tax return on assets, ratio of net charge-offs to total loans, and tangible common equity divided by tangible assets. Qualitative goals were primarily related to managing the impact of the ongoing crisis on the bank’s operations. Goals included implementing government programs such as the Paycheck Protection Program, implementing and executing a Pandemic Business Continuity Plan, sustaining ongoing operations, and implementing and executing appropriate robust credit risk processes and controls.	Individual and Company performance were evaluated in Q1 2021, with corresponding payout determinations approved in March 2021, reflect Company performance in 2020 and subjective adjustments based on the achievement of individual goals.
Performance Share Units (“PSUs”)	Align compensation with our business strategy and long-term shareholder value while providing a strong retention element.	The number of PSUs granted is determined by the CGC after consideration of each executive’s performance scorecard for the prior year. The number of PSUs that may be earned is based on the level of achievement of goals established by the CGC for a three-year performance period. Value realized upon vesting varies based on stock price performance at the vesting date.	PSUs granted in 2020 vest based on the level of achievement of goals relating to average annual EPS growth and average annual return on average tangible common equity over a three- year period (2020-2022) relative to a peer group. PSUs for which performance goals are met will vest on December 31, 2023, subject to the grantee’s continued service.
Restricted Stock Awards (“RSAs”)	Provide a strong retention element and align executive and shareholder interests.	The amount of RSAs granted is determined by the CGC after consideration of each executive’s performance scorecard for the prior year. The realized value of RSAs is based on stock price performance at the vesting date.	RSAs granted in 2020 vest in equalannual installments over three years.

Please refer to the Compensation Discussion and Analysis and The Executive Compensation Tables in this proxy statement for additional details about our compensation programs.

Summary of Proposals and Board Recommendations

Item	Proposal	Board Voting Recommendation	Vote Required
1	Election of Four Class I Directors	FOR ALL	Plurality vote*
2	Approval and Adoption of the Company’s 2021 Incentive Plan	FOR	Affirmative vote of a majority of votes cast
3	Amendment of Employee Stock Purchase Plan	FOR	Affirmative vote of a majority of votes cast
4	Advisory (Non-binding) Vote to Approve Executive Compensation (Say on Pay)	FOR	Affirmative vote of a majority of votes cast
5	Ratification of Appointment of Crowe LLP as Independent Auditor for 2021	FOR	Affirmative vote of a majority of votes cast

* More fully described in Proposal 1 - Election of Directors, Manner of Voting Proxies

Our Director Nominees

You are being asked to, among other proposals, elect four Class I directors of Seacoast. All of the nominees are presently directors of Seacoast. Mr. Charles M. Shaffer was appointed as a Director in January 2021 upon his promotion as CEO. All of the nominees also serve as members of the board of directors of Seacoast’s principal banking subsidiary, Seacoast National Bank (the “Bank”). If elected, each director nominee will serve a three year term expiring at the 2024 Annual Meeting and until their successors have been elected and qualified. Detailed information about each nominee’s background, skills and expertise can be found in Proposal I – Election of Directors.

Name	Age	Director Since	Current Occupation	Independent	No. of Other Public Boards
Jacqueline L. Bradley	63	2014	Management and Financial Services	✓	1
H. Gilbert Culbreth, Jr.	75	2008	CEO and President of Auto and other sales companies	✓	0
Christopher E. Fogal	69	1997	Certified Public Accountant and Partner of Firm	✓	0
Charles M. Shaffer	47	January	President and CEO of Company and Bank		0
		2021

Director Nomination Process

The CGC serves as the nominating committee of the Company. The committee annually reviews and makes recommendations to the full Board of Directors regarding the composition and size of the Board of Directors and its committees, and if determined necessary, recommends potential candidates to the Board for nomination for election to the Board by the Company’s shareholders. The CGC’s goal is to ensure that the Board of Directors consists of a diverse group of members with the relevant expertise, skills, personal attributes and professional backgrounds who, individually and collectively, are appropriate to achieve the Company’s strategic vision and business objectives, and best serve the Company’s and shareholders’ long-term interests.

As part of the assessment process, the CGC evaluates whether the addition of a director or directors with particular attributes, experience, or skill sets could enhance the Board’s effectiveness. The CGC identifies director candidates through business, civic and legal contacts, and may consult with other directors and senior officers of the Company. The CGC may also utilize a search firm to help it identify, evaluate and conduct due diligence on potential director candidates. Once a candidate has been identified, the CGC confirms that the candidate meets the minimum qualifications for director nominees, and gathers information about the candidate through interviews, questionnaires, background checks, or any other means that the CGC deems to be helpful in the evaluation process. Director candidates are interviewed by the Chair of the CGC and at least one other member of the committee. Each member of the committee participates in the review and discussion of director candidates. Where appropriate, directors who are not on the CGC are encouraged to meet with and evaluate the suitability of potential candidates. The CGC then evaluates the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board in relation to the Company’s strategic goals, and recommends nominees to the Board. The full Board formally nominates candidates to be included in the slate of directors presented for shareholder vote based upon the recommendations of the CGC following this process.

Given the evolving needs and business strategy of the Company, the CGC believes that the Board of Directors as a whole should have diversity of thought and experience, which may, at any one or more times, include differences with respect to personal, educational or professional experience, gender, ethnicity, national origin, geographic representation, community involvement and age. However, the CGC does not assign specific weights to any particular criteria. Its goal is to identify nominees that, considered as a group, will possess the talents and characteristics necessary for the Board of Directors to fulfill its responsibilities and advance our strategic mission. In addition, each director must have the qualifications set forth in the Company’s Bylaws, as well as the personal characteristics and core competencies described below as our Director Eligibility Guidelines:

Director Eligibility Guidelines
Personal Characteristics		Core Competencies
•	the highest ethical character	•	substantial business or professional experience and ability to offer
•	a personal and professional reputation consistent with Seacoast’s		meaningful advice and guidance to the Company’s management
	values as reflected in its Code of Conduct		based on that experience
•	the ability to exercise sound business judgment	•	professional achievement through service as a principal executive
•	a willingness to listen to differing points of view and work in a mutually respectful manner		of a major company, partner in a law or accounting firm, successful entrepreneur, prominent academic or similar position of significant responsibility

The CGC also considers numerous other qualities, skills and characteristics when evaluating director nominees, such as a candidate’s:

•	understanding of and experience in the financial services industry, as well as accounting, finance, legal, real estate, corporate governance and technology expertise;
•	leadership experience with public companies or other major organizations, as well as civic and community relationships;
•	availability and commitment to carry out the responsibilities as a director;
•	knowledge, experience and skills that enhance the mix of the Board’s core competencies and provide a different perspective;
•	the absence of any real or perceived conflict of interest that would impair the director’s ability to act in the best interest of shareholders; and
•	qualification as an independent director.

In addition to nominations by the CGC, any Company shareholder entitled to vote generally on the election of directors may recommend a candidate for nomination as a director by providing advance notice of such proposed nomination to the Corporate Secretary at the Company’s principal offices. The written submission must comply with the applicable provision in the Company’s Articles of Incorporation. To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received not less than 60 days nor more than 90 days prior to the anniversary of the Company’s last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that the Company mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders. Recommendations meeting these requirements will be brought to the attention of the Company’s CGC. Candidates for director recommended by shareholders in compliance with these provisions and who satisfy the Director Eligibility Guidelines will be afforded the same consideration as candidates for director identified by Company directors, executive officers or search firms, if any, employed by the Company. For our 2021 Shareholder Meeting, no shareholder nominee recommendations were received.

Shareholder Engagement and Board Responsiveness

The Company engages with our shareholders to ensure that the Board and management are aware of and address issues of importance to our investors. We regularly meet with various institutional shareholders and welcome feedback from other shareholders, which is considered by the Board or appropriate Board committee.

Since 2009, the Company has annually included in its proxy statement a separate advisory vote on the compensation paid to its executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related proxy disclosure, commonly known as a “say-on-pay” proposal. Independent surveys have shown that an annual vote is the preferred frequency of most institutional investors. Our shareholders also have expressed a preference for an annual vote. Our Board also endorses an annual vote as we believe it gives shareholders an opportunity to voice their concerns with respect to executive compensation. Shareholder support of our say-on-pay proposal at our 2020 annual meeting was inline compared to the prior year. (See “Outcome of our 2020 Say-On-Pay vote” in the table below.) Shareholder support of directors standing for election at the 2020 annual meeting was also inline compared to the prior year. Below are highlights of the feedback we have received from shareholders and our Board’s response:

What We Heard	Our Board’s Response
Continue to deliver industry-leading financial results	Delivered 2020 earnings of $1.44 diluted EPS and $1.65 diluted adjusted EPS[1] and efficiency ratio of 48.2% and adjusted efficiency ratio[1] of 48.8% in the fourth quarter of 2020.
Continue to emphasize stock ownership by management and directors	We continue to emphasize stock compensation with PSUs and RSAs granted under the long-term incentive plan (“LTIP”) to executive officers for achievement of performance objectives in 2020. All of our directors are paid a stock retainer; some defer a portion or all of their cash compensation into our director deferred compensation plan.

1 Non-GAAP measure; refer to Appendix A - Information Regarding Non-GAAP Financial Measures.

What We Heard	Our Board’s Response
Outcome of our 2020 Say- On-Pay vote

At our 2020 annual meeting of shareholders, our say-on-pay proposal received the support of 99.5% of the votes cast. Our CGC considered the vote in relaton to: 1) the alignment of our compensation program with the long-term interests of our shareholders, 2) the evolution of our business strategy with emerging opportunities and in fulfilling customer demand for innovative products and services, and 3) the relationship between risk-taking and the incentive compensation provided to our executives. The CGC will continue to evaluate and refine our executive compensation programs and welcomes input from our shareholders.

Disclose ESG efforts, including with respect to human capital management	Included information in our 2021 proxy statement about the Company’s ESG initiatives and HCM oversight.

The Company’s Corporate Governance Guidelines provide for a process by which shareholders may communicate with the Board, a Board committee or the non-management directors as a group, or other individual directors. Shareholders who wish to communicate with the Board of Directors, a Board committee, the Lead Independent Director, other directors or an individual director may do so by sending written communications addressed to the Board of Directors, a Board committee or such group of directors or individual director, c/o Corporate Secretary, Seacoast Banking Corporation of Florida, 815 Colorado Avenue, P.O. Box, 9012, Stuart, Florida 34995. All communications will be compiled by the Company’s Secretary and submitted to the Board of Directors, a committee of the Board of Directors or the group of directors or individual director, as appropriate, at the next regular meeting of the Board.

Board and Governance Highlights

Board Composition

Over the past years, we have continually recruited new talent to our Board to increase diversity of thought and experience and to better align overall Board capability with our strategic focus. During this time, our Chairman and CEO and CGC have focused considerable attention on Board refreshment and, since 2013, we have added seven new directors with skill sets needed to help navigate the fast-changing environment impacting our business. As a result, our overall Board composition has been significantly altered across a number of important aspects creating a vibrant Board culture and focus on creating shareholder value over the long term. Seacoast continues to build a diverse Board with experience aligned with our strategic mission to ensure a balanced mix of directors with a deep knowledge of Seacoast and its markets, as well as new members with fresh perspectives.

BOARD REFRESHMENT AND CHARACTERISTICS (NON-EXECUTIVE DIRECTORS)

* Resignation effective as of January 11, 2021

Skills and Qualification Mix

We have revitalized our Board to align with our balanced growth strategy. Below are the mix of skills and qualification of our Board as of the Annual Meeting date:

Skills and Qualifications	Dennis J. Arczynski	Jacqueline L. Bradley	H. Gilbert Culbreth, Jr.	Julie H. Daum	Christopher E. Fogal	Maryann Goebel	Dennis S. Hudson, III	Robert J. Lipstein	Alvaro J. Monserrat	Thomas E. Rossin	Charles M. Shaffer
Accounting experience is important in overseeing our financial reporting and internal controls and M&A	✔				✔		✔	✔	✔	✔	✔
Banking / Investments experience is important to guide product evolution and lead investment initiatives	✔	✔			✔		✔	✔		✔	✔
Executive Leadership experience is important to monitor strategy and performance	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Financial Services experience is important to manage our business model and revenue generating services	✔	✔			✔	✔	✔	✔	✔	✔	✔
Governance / Legal experience is important to conduct decision-making and validate implementation	✔			✔			✔	✔	✔	✔	✔
Data Analytics experience is important for innovation and strengthening profitability and understanding customers	✔					✔	✔		✔
Local Community experience and stature is important in understanding the customer segments in markets served		✔	✔		✔		✔		✔	✔	✔
Marketing / Digital experience is important to assess brand loyalty, customer experiences and create valuable customer relationships and long-term profitability	✔						✔		✔		✔
Regulatory / Compliance experience is important to monitor compliance and regulatory requirements	✔				✔		✔	✔	✔	✔	✔
Risk Management experience is important in overseeing the risks throughout the organization	✔		✔			✔	✔	✔	✔	✔	✔
Technology / Information Security experience is important to assess tools to enhance business operations, customer service and cyber and information security	✔					✔	✔	✔	✔
Human Capital Management experience is important to assess compensation practices, diversity mix, talent, training programs and corporate culture within the company	✔	✔		✔		✔	✔		✔

Our Corporate Governance Framework

Board Independence	• A total of 9 of our 11 directors, or over 80% are considered independent as of the Annual Meeting date. • Our Executive Chairman and CEO are the only members of management who serve as directors.
Board Refreshment & Diversity

•    We seek a board that, considered as a group, will possess a diversity of experience and differences with respect to personal, educational or professional experience, gender, ethnicity, national origin, geographic representation, community involvement and age.

•    We have a mix of new and longer tenured directors to help ensure fresh perspectives as well as continuity and experience. The average tenure of our non-management directors is 9.9 years.

Board Committees

•    We have four standing Board committees—Audit; Compensation and Governance (“CGC”); Enterprise Risk Management (“ERMC”); and Corporate Development (“CD”).

•    The Audit Committee and CGC consist entirely of independent, non-management directors.

•    Chairs of the committees shape the agenda and information presented to their committees.

Lead Independent Director

•    Our independent directors elect a lead independent director.

•    Our lead independent director chairs regularly scheduled executive sessions, without management present, at which directors can discuss management performance, succession planning, board informational needs, board effectiveness or any other matter.

Board Oversight of Strategy & Risk

•    Our Board has ultimate oversight responsibility for strategy and risk management.

•    Our Board directly advises management on development and execution of the Company’s strategy and provides oversight through regular updates.

•    The CD Committee helps ensure that the strategic vision for the Company is fulfilled by challenging, proposing, reviewing, and monitoring corporate development initiatives of the Company relating to M&A activity, capital allocation and planning, corporate development strategies, and shareholder relations.

•    Through an integrated enterprise risk management process, key risks, including those related to privacy and cybersecurity are reviewed and evaluated by the ERMC before they are reviewed by the Board.

•    The ERMC oversees the integration of risk management at Seacoast, monitors the risk framework and makes recommendations to the Board regarding the Company’s risk appetite.

•    The Audit Committee oversees the Company’s financial risk management process.

•    The CGC oversees risks and exposures related to the Company’s corporate governance, director succession planning, and compensation practices to ensure that they do not encourage imprudent or excessive risk-taking, and assists with its leadership assessment and CEO succession planning.

Accountability

•    We have a plurality vote standard for the election of directors, with a director resignation policy for uncontested elections.

•    Each common share is entitled to one vote.

•    We have a process by which all shareholders may communicate with our Board, a Board committee or non-management directors as a group, or other individual directors.

Director Stock Ownership	• A minimum stock holding of three times the annual base retainer is required for each director, to be acquired within four years of joining the Board.
Succession Planning	• CEO and management succession planning is one of the Board’s highest priorities. Our Board ensures that appropriate attention is given to identifying and developing talented leaders. In 2020, the Board implemented its CEO Succession Plan and appointed Charles. M. Shaffer as the Company’s CEO effective as of January 1, 2021.
Board Effectiveness

•    The Board meets in a director-only session prior to each regular meeting to discuss the Company’s business condition. After each regular meeting, directors are offered the opportunity to meet in an executive session of non-management directors led by the lead independent director.

•    The Board and its independent committees annually evaluate their performance.

Open Communication

•    Our Board receives regular updates from business leaders regarding their area of expertise.

•    Our directors have access to all management and employees on a confidential basis.

•    Our Board and its committees are authorized to hire outside consultants at their discretion and at the Company’s expense.

CORPORATE GOVERNANCE AT SEACOAST

Our goal is to maintain a corporate governance framework that supports an engaged, independent board with diverse perspectives and judgment that is committed to representing the long-term interests of our shareholders. We believe our directors should possess the highest personal and professional standards for ethics, integrity and values, as well as practical wisdom and mature judgment. Therefore, our Board, with the assistance of management and the CGC, regularly reviews our corporate governance principles and practices.

The Board’s Role in Strategy and Risk Oversight

The Board of Directors actively reviews our long-term strategy and the plans and programs that management develops to implement our strategy. While the Board meets formally at least once every year to consider overall long-term strategy, it generally reviews various elements of strategy, and our progress towards implementation, at every regular meeting. Our directors are active in our strategic planning process and exercise robust oversight while challenging our strategies and implementation of such strategies.

The Board believes that strategic risk is an exceptionally important risk element among a number of risks that the Company faces and works to ensure that this risk is appropriately managed in the context of the rapidly changing environment in which the Company and its customers operate. The Board does not believe this risk can be delegated and the Board as a whole regularly spends a significant amount of its time engaged with management and in executive session discussing our long term strategy, the effectiveness of our plans to implement such strategy, and our progress against those plans.

The Board believes that an integral part of managing strategic risk is ensuring that the Board’s views are considered as our strategy evolves. The Board strongly believes that having active and engaged committee chairs and a lead independent director better ensures that the Board as a whole can serve as a credible challenge to management’s plans and programs and increases transparency into the fast-paced changes management is implementing.

The Board’s committees also work to ensure that we have the right alignment to support our long-term strategic direction including: (i) an active Board recruitment process focused on developing or acquiring the skill, experience and attributes of both individuals and the Board as a whole needed to support our strategy, (ii) ensuring an appropriate link is established between our compensation design and our long-term strategy to encourage and reward the achievement of our long-term goals and protect shareholder value by discouraging excessive risk, and (iii) ensuring that our risk management structure can effectively manage the inherent risks that underlie our strategy.

Other types of risks that the Company faces include:

•	macro-economic risks, such as inflation, interest rate fluctuations, reductions in economic growth, or recession;

•	political or regulatory risks, such as restriction on access to markets;

•	event risks, such as global pandemics, including COVID-19, natural disasters, or cybersecurity breaches; and

•	business-specific risks related to financial reporting, credit, asset/liability management, market, operational execution (corporate governance, legal and regulatory compliance), and reputation.

Our Enterprise Risk Management Committee (“ERMC”) regularly assesses our overall risk profile and oversees our risk management programs which are implemented by our chief risk officer. Information security is a significant operational risk for financial institutions, and includes the risk of losses resulting from cyber-attacks. Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees, and information security risk. In light of these risks, the Board also assesses the risks and changes in the cyber environment through presentations and reports provided to our ERMC.

Environmental, Social and Governance (“ESG”)

Our Board recognizes the importance to operate in a responsible and sustainable manner aligned with our mission, vision and values. Our Compensation and Governance Committee (“CGC”) is charged with monitoring ESG efforts, and identifies and discusses ESG issues material to our business and communities where we operate. A key focus of our long-term strategic plan is managing growth through an evolving risk view, in which attention to ESG matters is critical to success. The Board and senior management are committed to continuing to build upon these efforts in the coming years.

We believe that a key element of sustainability is being a great place to work for our employees. In 2020, Seacoast’s subsidiary bank was named one of the “Best Banks to Work For” by American Banker and earned the designation of “2020 Best Place to Work for LGBTQ Equality” by the Human Rights Campaign Foundation in its first year of application.

COVID-19 Response

The health, well-being and safety of our employees, customers and communities are top priority. We began to focus on COVID-19 as a potentially significant issue in March 2020. As we followed developments, our senior management team initiated regular COVID-19 planning sessions to address the critical safety, operational and business risks associated with the pandemic across the organization, including a work-from-home plan. Through these efforts, as well as our continued commitment to monitor, assess and implement guidance and best practices recommended by the Centers for Disease Control and Prevention (CDC), we have been able to maintain the continuity of all services that we provide to our customers, while also managing the spread of the virus and promoting the health, well-being and safety of our employees, customers and communities. We acted quickly at the onset of the pandemic and took multiple measures to promote safety in our offices and protect our team members, including the implementation of:

•	enhanced hygiene, cleaning and sanitizing protocols;
•	physical distancing and work-from-home protocols;
•	travel restrictions and cancellation of in-person meetings;
•	standard investigation, disinfection and return-to-work protocols;
•	contact tracing and quarantines;
•	frequent communication to team members; and
•	$500 stipend to front line associates.

Associate Health and Financial Well-Being

Seacoast provides access to a variety of resources to address personal health and financial wellness. Comprehensive Employee Assistance Plan (EAP) resources are accessible to all associates addressing a wide range of topics from substance abuse to child and elder care resources. Associates are encouraged to balance their physical fitness with their work life with a reimbursement for a portion of fitness center memberships. We also offer financial planning resources for help with student debt, retirement planning and one-on-one financial planning sessions to all associates.

Associate Diversity

We strive to create an atmosphere where associates feel welcome and confident bringing their whole self to work. Inclusion, respect, and fairness live at the core of our company culture, and we believe the diversity of our associate base and of the communities we serve make us stronger. We believe that each associate has a unique perspective that can be valuable to our company, our customers, and our communities. We have been intentional in listening to and discussing the racism experienced firsthand by our associates. In 2020, our CEO held roundtables with black associates to address diversity inclusion, inequality and racial issues. The company also acknowledged the celebration of Juneteenth with an early closure. Additionally, Seacoast pledged a donation of $15,000 toward local chapters of the National Association for the Advancement of Colored People (NAACP) and Big Brothers / Big Sisters across our markets.

As part of the many things we do to support our associates and their families, as well as additional steps we are taking to continue to build on this progress, we have established four Associate Resource Groups (“ARGs”): LGBT+, Military Outreach and Women Mean Business, as well as the recent addition of Black Associates and Allies Network (BAAN) all of which collaborate across regions. The Company places a high value on inclusion, engaging employees in our ARG programs comprised of associates with diverse backgrounds, experiences or characteristics who share a common interest in professional development, improving corporate culture and delivering sustained business results. Each group is sponsored by a senior executive leader. As of December 31, 2020, over 18% of employees across the Company are a member of at least one of our ARGs.

Human Capital Management (“HCM”)

The Board believes that human capital management is an important element of the Company’s continued growth and success, and is essential for our ability to attract, retain and develop talented and skilled associates. Our senior leadership and human resources teams, with oversight by our CGC, are responsible for attracting and retaining top talent by facilitating an environment where employees feel supported and encouraged in their professional and personal development. Additionally, we maintain competitive compensation, comprehensive benefits and appropriate training that provide growth, developmental opportunities and multiple career paths within our company. We also identify potential internal candidates to fill positions by evaluating critical job skill sets, identifying competency gaps and creating developmental plans. We invest in our associates through training and development programs, as well as tuition reimbursement to promote continued professional growth.

To ensure that we are meeting associates’ expectations, we conduct an Employee Engagement Survey each year. The results of the survey and the process of continuous improvement that ensues are discussed with the Board at least annually. In 2020, our engagement score was 84%, with 84% participation by the associate base, and an 8% increase in participation from the prior year.

Corporate Governance Principles and Practices

Governance Policies

Important elements of our corporate governance framework are our governance policies, which include:

•	Corporate Governance Guidelines
•	Code of Conduct (applicable to all directors, officers and employees)
•	Code of Ethics for Financial Professionals (applicable to, among others, our chief executive officer and chief financial officer); and
•	charters for each of our Board committees

You may view these and other corporate governance documents on the investor relations page on our website located at www.SeacoastBanking.com, or request a copy, without charge, upon written request to Seacoast Banking Corporation of Florida, c/o Corporate Secretary, 815 Colorado Avenue, P. O. Box 9012, Stuart, Florida 34995. Information included on our website, other than the proxy statement and form of proxy, is not a part of the proxy soliciting material.

Board Independence

The Company’s common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SBCF”. Nasdaq requires that a majority of the Company’s directors be “independent,” as defined by the Nasdaq rules. Generally, a director does not qualify as an independent director if the director (or, in some cases, a member of the director’s immediate family) has, or in the past three years had, certain relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board of Directors has determined that a majority of the Company’s directors are independent directors under the Nasdaq rules. The Company’s independent directors in 2020 were: Dennis J. Arczynski, Jacqueline L. Bradley, H. Gilbert Culbreth, Jr., Julie H. Daum, Christopher E. Fogal, Maryann Goebel, Robert J. Lipstein, Herbert A. Lurie, Alvaro J. Monserrat and Thomas E. Rossin. Mr. Lurie is a senior advisor of Guggenheim Securities that, from time to time, has provided financial advisory services to Seacoast. The Board considered this relationship when assessing Mr. Lurie’s independence in 2020. For reasons unrelated to this relationship, Mr. Lurie resigned from the Board in January 2021. Our governance principles provide that a substantial majority of our directors will meet the criteria for independence required by Nasdaq. Over 80% of our Board meets our criteria for independence.

Board Evaluation Process

Periodically, our Board and each Board committee evaluate their performance and effectiveness, along with processes and structure, to identify areas for enhancement. The process is described below.

Element	Description
Corporate Governance Review and Investor Feedback	The CGC reviews corporate governance principles with consideration given to generally accepted practices and feedback from investors and makes recommendations for Board changes. This committee also oversees the process for annual board evaluations.
Annual Board & Committee Self-Evaluations	In 2020, Board and committee evaluations were individually conducted to assess the effectiveness of the Board and committees of the Board.
Summary and Review	For the 2020 Board and committee evaluations, responses were compiled and summarized, including comments, which were reviewed by the Chairman and Lead Independent Director, and together presented summary results to the full Board. The committee evaluations were reviewed by the respective committee chairs, who then discussed the results with their respective committees and the full Board.
Actions	As a result of the Board evaluation process, the Board gained insight as to committee structure, process improvements to facilitate broader engagement around governance matters and implementation of the CEO succession plan.

Board Leadership Structure

The Company’s former Chief Executive Officer, Dennis S. Hudson, III, also served as the Chairman of the Board of Directors in 2020. As part of the CEO Succession Plan implemented in 2020, Mr. Hudson was appointed Executive Chairman of the Board of Directors and Charles M. Shaffer was appointed as the Company’s President and Chief Executive Officer, effective January 1, 2021. Mr. Hudson has held the post of Chief Executive Officer for the past 23 years, Chairman for the past 16 years, President for the 13 years prior to being named Executive Chairman, and has also served as Chief Executive Officer of the Bank for the past 28 years. During this time, Mr. Hudson has led the Company through its growth from a local community bank to the fourth largest Florida bank with $8.3 billion in assets and 51 full-service branches in 15 counties and a group of commercial banking centers throughout the footprint as of year-end 2020.

The Board leadership framework is provided through: 1) Executive Chairman Hudson’s guidance and deep understanding of the financial services industry, 2) a clearly defined lead independent director role, 3) active committees and committee chairs, and 4) talented directors who are committed and independent-minded. At this time, the Board believes this governance structure is appropriate and best serves the interests of our shareholders.

Lead Independent Director

To further strengthen our corporate governance, our independent directors annually select a Lead Director from the independent directors. Our Board believes that the Lead Director serves an important corporate governance function by providing separate leadership for the non-management and independent directors. In January 2021, the Board re-elected Christopher E. Fogal to serve as Lead Independent Director.

Non-Management Executive Sessions

In order to give a significant voice to our non-management directors, our Corporate Governance Guidelines provide for executive sessions of our non-management and independent directors. Our Board believes this is an important governance practice that enables the Board to discuss matters without management present.

Our non-management directors are given the opportunity to meet in executive session following each regularly scheduled Board meeting. Our independent directors meet separately from the other directors in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by the Company’s independent directors. Our Lead Independent Director presides at all executive sessions of the independent directors and non-management directors, and sets the agenda for such executive sessions. Any independent director may call an executive session of independent directors at any time. The independent directors met three times in executive session in 2020.

Management Succession Planning and Development

Our Board understands that a strong succession framework reduces Company risk and therefore ensures that appropriate attention is given to identify and develop talented leaders. Consequently, we have a robust management succession and development plan which is reviewed and updated annually. The Board maintains oversight responsibility for succession planning with respect to the position of CEO and monitors and advises management regarding succession planning for other executive officers. The Board’s goal is to have a long-term and continuing program for effective senior leadership development and succession. The Board also has short-term contingency plans in place for emergency and unexpected occurrences, such as the sudden departure, death, or disability of our CEO or other executive officers.

The CGC, working with the CEO, annually evaluates succession planning at the senior levels of management and reports the results of such evaluation to the Board, along with recommendations on management development and succession planning. The updated succession plan is reviewed and approved by the Board to ensure that competencies are in alignment with our strategic plan. The annual review of the CEO succession planning includes a review of specific individuals identified as active CEO succession candidates, and each of those individuals is reviewed with respect to progress in his or her current job position and progress toward meeting his or her defined leadership development plan. The Company’s CEO and senior management are similarly responsible for supporting “next generation” leadership development by: identifying core talent, skills and capabilities of future leaders within the Company; assessing the individuals against leadership capabilities; identifying talent and skill gaps and development needs; assisting with internal candidate development; and identifying significant external hiring needs.

The Board and individual Board members may advise, meet with and assist CEO succession candidates and become familiar with other senior and future leaders within the Company. Directors are encouraged to become sufficiently familiar with the Company’s executive officers to be able to provide perspective on the experience, capabilities and performance of potential CEO candidates. The Board encourages senior management, as well as other members of management who have future leadership potential within the Company, to attend and present at Board meetings so that each can be given appropriate exposure to the Board. The Board may contact and meet with any employee of the Company at any time, and are encouraged to make site visits, to meet with management, and to attend Company, industry and other events.

In 2020, the Board worked in collaboration with Mr. Hudson to orchestrate the planning and preparation for the transition to a new CEO in accordance with our carefully developed and methodical succession plan. As of January 1, 2021, Mr. Hudson became Executive Chairman of the Board of Directors and former Chief Operating Officer, Charles M. Shaffer, became President and Chief Executive Officer.

Committee Structure and Other Matters

Oversight is also provided through the extensive work of the Board’s committees – Audit Committee; Compensation and Governance Committee (“CGC”); Corporate Development Committee (“CDC”); and Enterprise Risk Management Committee (“ERMC”) – in key areas such as financial reporting, internal controls, compliance, corporate governance, succession planning, compensation programs, capital planning and risk management. The Audit Committee and the CGC consist entirely of independent, non-management directors.

In addition, at the end of each year, the Board and each of its committees review a schedule of agenda topics to be considered in the coming year. Each Board and committee member may raise subjects that are not on the agenda at any meeting and suggest items for inclusion in future agendas. The Company believes that the foregoing structure, policies, and practices, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion, evaluation of decisions and direction from the Board of Directors.

BOARD MEETINGS AND COMMITTEES

Board Meeting Attendance

The Board of Directors held four regular meetings and four special meetings during 2020. Each of the directors attended either in-person or virtually at least 75% of the total number of meetings of the Board of Directors and committees on which they served.

Annual Meeting Attendance

The Company encourages all of its directors to attend its shareholders’ meetings but understands that situations may arise that prevent such attendance. Seven of the 11 then-incumbent Directors attended the Company’s 2020 annual shareholders’ meeting by phone in light of travel restrictions and safety precautions amid COVID-19, and one Director attended in-person.

Board Committees

The Company’s Board of Directors has four standing permanent committees. These committees serve the same functions for the Company and the Bank. The current composition of each Company committee and the number of meetings held in 2020 are set forth in the table:

Board Committee Membership and 2020 Committee Meetings

Director Name	Audit	Compensation & Governance	Corporate Development	Enterprise Risk Management
Dennis J. Arczynski (1)	✔		✔	✔(2)
Jacqueline L. Bradley (1)			✔
H. Gilbert Culbreth, Jr. (1)		✔
Julie H. Daum (1)		✔
Christopher E. Fogal (1)(3)	✔
Maryann Goebel (1)	✔	✔ (2)		✔
Dennis S. Hudson, III (4)			✔
Robert J. Lipstein (1)	✔ (2)			✔
Herbert A. Lurie (1)(5)			✔
Alvaro J. Monserrat (1)	✔	✔	✔
Thomas E. Rossin (1)			✔(2)	✔
TOTAL MEETINGS HELD IN 2020	9	6	7	6

(1) Independent Director

(2) Committee Chair

(3) Lead Independent Director

(4) Executive Chairman of the Board

(5) Resignation effective as of January 11, 2021

Each committee has a charter specifying such committee’s responsibilities and duties. Each committee charter, including the Audit Committee and Compensation and Governance Committee charters, are reviewed annually. These charters are available on the Company’s website at www.SeacoastBanking.com or upon written request.

Key Committee Responsibilities

AUDIT COMMITTEE	COMPENSATION AND GOVERNANCE COMMITTEE
Key Responsibilities	Key Responsibilities

•      reviews Seacoast’s financial statements and internal accounting controls, and reviews reports of regulatory authorities and controls, and reviews reports of regulatory authorities and determines that all audits and examinations required by law are performed

•      appoints the independent auditors, reviews their audit plan, and reviews with the independent auditors the results of the audit and management’s response thereto

•       reviews the procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and changes to the Company’s Code of Conduct, and approves related party transactions

•      reviews the adequacy of the internal audit budget and personnel, the internal audit plan and schedule, and results of audits performed by the internal audit staff and those outsourced to a third party; oversees the audit function and appraises the effectiveness of internal and external audit efforts

•      determines the compensation of the Company’s and the Bank’s key executive officers

•      recommends director compensation for Board approval

•      administers the Company’s incentive compensation plans and other employee benefit plans

•      oversees the preparation of the “Compensation Discussion and Analysis” section of this proxy statement

•      identifies and recommends to the Board qualified individuals to serve as members of the Boards of Directors of the Company and/ or the Bank

•      oversees efforts to create a diverse workforce that fosters and supports an inclusive culture

•      takes a leadership role in shaping corporate governance policies, practices, and guidelines, and oversees the Board’s governance processes

•      proposes recommendations to the Board of Directors concerning management development and succession planning activities at the senior levels of management

Independence / Qualifications	Independence / Qualifications

•      all committee members are independent under Nasdaq and SEC rules and each member is able to read and understand financial statements

•      at least one committee member is an “audit committee financial expert” as defined by Item 407 of Regulation S K; the Board has determined that Christopher E. Fogal and Robert J. Lipstein are such financial experts

•      the Audit Committee met two times in private session with our independent auditor, and two times in private session without members of management present, following meetings in 2020

•      all committee members are independent under Nasdaq and SEC rules

•      no member of the committee is a former or current officer or employee of the company or any of its subsidiaries

•      no member has any interlocking relationship with the Company requiring disclosure under the rules of the SEC

ENTERPRISE RISK MANAGEMENT COMMITTEE	CORPORATE DEVELOPMENT COMMITTEE
Key Responsibilities	Key Responsibilities

•      monitors the risk framework to assist the Board in identifying, considering, and overseeing critical issues and opportunities

•      evaluates strategic opportunities from a risk perspective, highlights key risk considerations embedded in such strategic opportunities, and makes recommendations on courses of action to the Board based on such evaluation

•      provides oversight of the risk management monitoring and reporting functions to help ensure these functions are independent of business line or risk-taking processes

•      makes recommendations to the Board regarding the Company’s risk appetite, limits and policies and reviewing the strategic plan to help ensure it aligns with the Board-approved risk appetite

•      reviews key management, systems, processes and decisions, and assesses the integrity and adequacy of the risk management function to help build risk assessment data into critical business systems

•      recommends to the Board the capital policy consistent with the Company’s risk appetite and reviews capital adequacy and its allocation to each line of business

•      supports, sources and/or challenges M&A activities related to banks and non-bank entities as pertinent to the Company’s stated strategic objectives

•      oversees business model transformation activities including investments in corporate development

•      reviews capital allocations and planning to ensure an acceptable return on capital while ensuring timely exits from businesses that do not provide an acceptable return or have limited growth prospects

•      reviews the Company’s long-term corporate development strategies and monitors progress tracking

•      makes inquiries of management that appropriate strategic metrics and modeling capabilities are used in order to assess the strength of existing strategies and potential investments, aligned with the Company’s stated strategic objectives

•      ensures that management is effectively and consistently communicating with shareholders in a manner that is aligned with the Company’s broader strategic vision

AUDIT COMMITTEE REPORT

The Audit Committee is currently comprised of five directors: Dennis J. Arczynski, Christopher E. Fogal, Maryann Goebel, Robert J. Lipstein (Chair) and Alvaro J. Monserrat.

The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Seacoast Banking Corporation of Florida (the “Company”) in its general oversight of the Company’s accounting, auditing and financial reporting practices. Management is primarily responsible for the Company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. The Company’s independent registered public accounting firm, Crowe LLP, for the year ended December 31, 2020 is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion (pursuant to Section 404 of the Sarbanes-Oxley Act of 2002) on the effectiveness of internal control over financial reporting.

The members of the Committee are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the Company’s registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters. To carry out its responsibilities, the Committee held nine meetings in 2020.

In the performance of its oversight responsibilities, the Committee has reviewed and discussed with management and Crowe LLP the audited financial statements of the Company for the year ended December 31, 2020. Management represented to the Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States and that these statements fairly present the financial condition and results of operations of the Company at the dates and for the periods described. The Committee has relied upon this representation without any independent verification, except for the work of Crowe LLP. The Committee also discussed these statements with Crowe LLP, both with and without management present, and has relied upon their reported opinion on these financial statements. The Committee’s review included discussion with Crowe LLP of the matters required to be discussed under Public Company Accounting Oversight Board standards.

With respect to the Company’s independent registered public accounting firm, the Committee, among other things, discussed with Crowe LLP matters relating to its independence and received from Crowe LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence.

On the basis of these reviews and discussions, and subject to the limitations of its role, the Committee recommended that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

The Audit Committee:

Robert J. Lipstein, Chair

Dennis J. Arczynski

Christopher E. Fogal

Maryann Goebel

Alvaro J. Monserrat

February 26, 2021

OWNERSHIP OF OUR COMMON STOCK

The tables below provide information regarding the beneficial ownership of our common stock as determined in accordance with SEC rules and regulations as of the Record Date by (i) each of the Company’s directors, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all current directors and executive officers as a group, and (iv) each beneficial owner of more than 5%. As of the Record Date, 55,295,596 shares of common stock were outstanding. Unless otherwise indicated, and subject to community property laws where applicable, the Company believes that each of the shareholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

Director, Executive Officers and Certain Beneficial Stock Ownership

As of the Record Date, based on available information, all directors, director nominees and executive officers of Seacoast as a group (14 persons) beneficially owned approximately 1,198,712 outstanding shares of common stock, constituting 2.2% of the total number of shares of common stock outstanding at that date as set forth in the table below. In addition, as of the Record Date, various subsidiaries of Seacoast, as fiduciaries, custodians, and agents, had sole or shared voting power over 219,256 outstanding shares, or 0.1% of the outstanding shares, of Seacoast common stock, including shares held as trustee or agent of various Seacoast employee benefit and stock purchase plans.

The following table also sets forth information regarding the number and percentage of shares of common stock held by all persons and entities, or principal shareholders, known by the Company to beneficially own 5% or more of the Company’s outstanding common stock, exclusive of directors and officers. The information regarding beneficial ownership of common stock by the entities identified below are included in reliance on reports filed by the entities with the SEC, except that the ownership percentage is based on the Company’s calculations.

Name of Beneficial Owner	Amount and Nature of	Percentage of
Directors and Executive Officers	Beneficial Ownership	Outstanding Shares
Dennis J. Arczynski	54,087 (1)	*
Jacqueline L. Bradley	28,800 (2)	*
H. Gilbert Culbreth, Jr.	84,214 (3)	*
Julie H. Daum	62,568 (4)	*
Christopher E. Fogal	46,870 (5)	*
Maryann Goebel	28,832 (6)	*
Dennis S. Hudson, III	592,612 (7)	1.1%
Robert J. Lipstein	12,423 (8)	*
Alvaro J. Monserrat	16,759 (9)	*
Thomas E. Rossin	17,639 (10)	*
Charles M. Shaffer	166,357 (11)	*
Tracey L. Dexter	8,409 (12)	*
Joseph M. Forlenza	16,209 (13)	*
Juliette P. Kleffel	62,933 (14)	*
All directors and executive officers as a group (14 persons)	1,198,712	2.2%
Name of Beneficial Owner	Amount and Nature of	Percentage of
Certain Other Beneficial Owners	Beneficial Ownership	Outstanding Shares
BlackRock, Inc.
55 East 52nd Street	7,914,580 (15)	14.3%
New York, NY 10055
T. Rowe Price Associates, Inc.
100 E. Pratt Street	5,169,288 (16)	9.3%
Baltimore, MD 21202
Capital World Investors
333 South Hope Street	3,781,901 (17)	6.9%
Los Angeles, CA 90071
The Vanguard Group
100 Vanguard Boulevard	3,361,372 (18)	6.1%
Malvern, PA 19355

* Less than 1%

(1)	Includes 1,672 shares held in a limited liability company, as to which shares Mr. Arczynski has sole voting and investment power. Also includes 9,110 shares held jointly with his wife, as to which shares Mr. Arczynski may be deemed to share both voting and investment power. Also includes 33,744 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Arczynski has no voting or dispositive power. Also includes 5,561 shares that Mr. Arczynski has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.
(2)	Includes 14,802 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Ms. Bradley has no voting or dispositive power. Also includes 6,998 shares that Ms. Bradley has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.
(3)	Includes 10,000 shares held in an IRA, 26,000 shares held in a family limited liability company, and 8,200 shares held in a family sub-S corporation, as to which shares Mr. Culbreth has sole voting and investment power. Also includes 1,000 shares held jointly with Mr. Culbreth’s children and 10,328 shares held jointly with his wife, as to which shares Mr. Culbreth may be deemed to share both voting and investment power. Also includes 24,872 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Culbreth has no voting or dispositive power. Also includes 2,142 shares that Mr. Culbreth has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.
(4)	Includes 27,011 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Ms. Daum has no voting or dispositive power. Also includes 8,138 shares that Ms. Daum has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.
(5)	Includes 4,490 shares held jointly with Mr. Fogal’s wife and 4,688 shares held by Mr. Fogal’s wife, as to which shares Mr. Fogal may be deemed to share both voting and investment power. Also includes 18,193 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Fogal has no voting or dispositive power. Also includes 8,138 shares that Mr. Fogal has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.
(6)	Includes 17,271 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Ms. Goebel has no voting or dispositive power. Also includes 5,561 shares that Ms. Goebel has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.
(7)	Includes 51,416 shares held by Sherwood Partners Ltd, of which Mr. Hudson is the general partner and has sole voting and investment power with respect to such shares. Also includes 18,104 shares held jointly with Mr. Hudson’s wife. Also includes 29,964 shares held in the Company’s Retirement Savings Plan, and 272,631 shares that Mr. Hudson has the right to acquire by exercising options that are exercisable within 60 days after the Record Date. Also includes 31,282 shares held by Mr. Hudson’s wife as to which shares Mr. Hudson may be deemed to share both voting and investment power. Includes 9,356 shares held in an IRA.
(8)	Includes 10,111 shares held jointly with Mr. Lipstein’s wife.
(9)	Includes 10,186 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Monserrat has no voting or dispositive power and 3,573 shares that Mr. Monserrat has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.
(10)	Includes 72 shares held jointly with Mr. Rossin’s wife. Also includes 17,567 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred, and as to which shares Mr. Rossin has no voting or dispositive power.
(11)	Includes 1,028 shares held in the Company’s Retirement Savings Plan and 4,611 shares held in the Company’s Employee Stock Purchase Plan. Also includes 104,251 shares that Mr. Shaffer has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.
(12)	Includes 215 shares held in the Company’s Employee Stock Purchase Plan. Also includes 2,842 shares that Ms. Dexter has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.
(13)	Includes 12,635 shares that Mr. Forlenza has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.
(14)	Includes 35,966 shares that Ms. Kleffel has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.
(15)	According to a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on January 26, 2021 with the SEC with respect to Seacoast common stock beneficially owned as of December 31, 2020, BlackRock, Inc. has sole voting power with respect to 7,822,759 shares of Seacoast common stock and sole dispositive power with respect to 7,914,580 shares of Seacoast common stock. The Schedule 13G/A provides that BlackRock is a parent holding company and that the shares of common stock listed on the Schedule 13G/A are owned by various subsidiaries of BlackRock. In addition, BlackRock reported that various persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, these shares of common stock, and that one such person, iShares Core S&P Small-Cap ETF, is known to have more than 5% of Seacoast common stock.
(16)	According to a Schedule 13G/A filed jointly by T. Rowe Price Associates, Inc., (“Price Associates”) and T. Rowe Price Funds on February 16, 2021 with the SEC with respect to Seacoast common stock beneficially owned as of December 31, 2020, Price Associates has sole voting power with respect to 1,094,795 shares of Seacoast common stock and sole dispositive power with respect to 5,169,288 shares of Seacoast common stock. The Schedule 13G/A provides that Price Associates is an investment advisor and not more than 5% of Seacoast common stock is owned by any one client subject to the investment advice of Price Association. The schedule further provides that the shares of common stock listed on the Schedule 13G/A are owned by various subsidiaries of Price Associates. In addition, Price Associates reported that in respect to securities owned by any one of the T. Rowe Funds, only the custodian has the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, these shares of common stock.
(17)	According to a Schedule 13G filed by Capital World Investors, a division of Capital Research and Management Company (“CRMC”), and Capital International Limited, collectively, on February 16, 2021 with the SEC with respect to Seacoast common stock beneficially owned as of December 31, 2020, Capital World Investors has sole voting power with respect to 3,781,901 shares of Seacoast common stock and sole dispositive power with respect to 3,781,901 shares of Seacoast common stock. The Schedule 13G provides that Capital World Investors is an investment advisor and that the shares of common stock listed on the Schedule 13G is owned on behalf of one client subject to the investment advice of Capital World Investors. In addition, Capital World Investors reported that various persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, these shares of common stock, and that one such person, SMALLCAP World Fund, Inc., is known to have more than 5% of Seacoast common stock.
(18)	According to a Schedule 13G filed by The Vanguard Group on February 8, 2021 with the SEC with respect to Seacoast common stock beneficially owned as of December 31, 2020, The Vanguard Group has shared sole dispositive power with respect to 3,270,011 shares of Seacoast common stock and 91,361 shares have shared dispositive voting power and 51,690 shares with shared voting power. The Schedule 13G provides that The Vanguard Group is an investment advisor and that the shares of common stock listed on the Schedule 13G are owned by various subsidiaries of The Vanguard Group, the parent holding company. In addition, The Vanguard Group reported that no one person is known to have more than 5% of Seacoast common stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the Company’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Based on the Company’s review of such reports and written representations from the reporting persons, the Company believes that, during and with respect to fiscal year 2020, all filing requirements applicable to its directors, executive officers and beneficial owners of more than 10% of its common stock were complied with in a timely manner, except for:

The Form 4 for Dennis S. Hudson, III filed with the SEC on November 20, 2020 which reported the acquisition of 9,356 shares of common stock on November 6, 2020. The Company believes that the Form 4 filed on November 20, 2020 reflects Mr. Hudson’s current holdings.

Named Executive Officers

Named Executive Officers (“NEOs”) are appointed annually at the organizational meetings of the respective Boards of Directors of Seacoast and the Bank, to serve until the next annual meeting and until successors are chosen and qualified. In 2020, the Board appointed two new NEOs, Tracey L. Dexter and Joseph M. Forlenza. Mr. Hudson served as CEO until December 31, 2020. Mr. Shaffer served as President and COO in 2020 and became CEO on January 1, 2021.

Dennis S. Hudson, III Executive Chairman and former CEO

Age: 65                 Education: MBA, Florida State University                                 Tenure: 44 years

SELECT PRIOR EXPERIENCE:

●     Chairman of Seacoast since July 2005

●     Chairman and of the Bank since 1992

●     CEO of Seacoast from 1998 to 2020 and Bank from 1992 to 2020

●     Director of Seacoast since 1984

●     Over 40 years of banking experience with Seacoast

OTHER AFFILIATIONS/CERTIFICATIONS:

●     Chesapeake Utilities Corporation, member of board, audit and compensation committees

●     PENN Capital Funds, a mutual fund group managed by PENN Capital Management, independent director

●     Miami Branch of Federal Reserve Bank of Atlanta Board from 2005 to 2010

Charles M. Shaffer President and CEO

Age: 47                 Education: MBA, University of Central Florida                          Tenure: 23 years

SELECT PRIOR EXPERIENCE:

●     CEO and Director of Seacoast since January 2021

●     President of Seacoast since June 2020

●     Held various executive roles of Seacoast and the Bank including EVP, Community Banking Executive, Chief Financial Officer and Chief Operating Officer and Controller from 2005 to 2020

●     Over 20 years of diverse experience from multiple roles including strategy, corporate finance, traditional sales, and alternative sales platforms

OTHER AFFILIATIONS/CERTIFICATIONS:

●     CPA licensed in Florida

●     Board Member, United Way of Martin County

●     Board Member, Florida Bankers Association, BancServ

●     Board Member, Armellini Express Lines

Tracey L. Dexter EVP, Chief Financial Officer

Age: 47                 Education: B.S., Florida State University                                  Tenure: 4 years

SELECT PRIOR EXPERIENCE:

●     SVP and Controller at Seacoast from January 2017 to June 2020

●     Senior Manager, Banking and Capital Markets Practice of PricewaterhouseCoopers

●     Held various positions in audit and advisory roles

●     Over 20 years of accounting and audit experience

OTHER AFFILIATIONS/CERTIFICATIONS:

●     CPA licensed in Florida

●     Former Series-7 Registered Financial Advisor

Joseph M. Forlenza EVP and Chief Risk Officer

Age: 59                 Education: B.S., Pace University                                              Tenure: 4 years

SELECT PRIOR EXPERIENCE:

●     EVP and Chief Audit Executive of Seacoast and Bank from January 2017 to April 2019

●     Managing Director and Chief Audit Executive of Treasury and Commercial Lending with GE Capital from 2015 to 2017

●     Served numerous roles, including Chief Audit Executive for broker-dealer and Audit Director covering capital markets, banking and risk management functions for over 15 years at Citigroup

●     Various audit and consulting in financial services positions with Coopers & Lybrand

●     Over 35 years of financial services, risk management, treasury, valuation, and internal audit experience

OTHER AFFILIATIONS/CERTIFICATIONS:

●     CPA licensed in New York

●     Member of Risk Management Association

Juliette P. Kleffel EVP, Chief Banking Officer

Age: 50                 Education: The Stonier Graduate School of Banking              Tenure: 6 years

SELECT PRIOR EXPERIENCE:

●     EVP and Community Banking Executive and Central Florida Market President at Seacoast to July 2020

●     EVP and Community Banking Executive at Seacoast from 2017 to 2020

●     EVP and Small Business Banking Sales Leader at Seacoast from October 2014 to January 2017

●     Held various positions managing Government Lending/SBA, Treasury Sales, Marketing, as well as Commercial Lending with BankFIRST from November 2000 to October 2014 until the merger into Seacoast

●     Over 24 years of retail and business banking experience in the Orlando market

OTHER AFFILIATIONS/CERTIFICATIONS:

●     Executive Director and Vice President for The Gardens at DePugh Nursing Home

●     Board Member and Finance Committee member for the Central Florida YMCA

●     Board Member of Edgewood Children’s Ranch

●     Lifetime Director for the West Orange County Chamber of Commerce

●     Former Executive Director for the National Entrepreneur Center and the Garden Theatre

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Executive Summary

2020 Performance Considerations

Our strategic plan for 2020 continued to focus on shareholder value creation, and the CGC used average annual earnings per share (“EPS”) growth and average return on average tangible common equity (“ROATE”) as key indicators that management is on the right path to produce sustainable long-term value. EPS provides a direct link to value creation at the shareholder level, and ROATE provides a measure of risk- adjusted returns that illustrates the health of the Company. The CGC determined the amount of annual and long-term incentives to award to our named executive officers (“NEOs”) for 2020 using a qualitative assessment of management’s performance in 2020 and 2019, respectively, taking into account both growth and returns with consideration given to our risk framework. The assessment process included scorecards that identified shared and individual goals for the year in the areas of operations, technology, risk, talent, and business transformation, with our average annual EPS growth and average annual ROATE serving as the primary considerations for long-term incentive awards granted in 2020. Grants made in 2020 were based on the scorecard assessment of performance in the prior year.

Say on Pay Results

In 2020, our “Say on Pay” proposal received 99.5% support, in line with 99.7% in 2019; indicating plan design and governance are well aligned with our shareholders. While our historical results indicate strong support for Seacoast’s NEO compensation, the CGC continues to review our executive compensation structure to increase its effectiveness and further align with shareholder interests in light of changing industry dynamics.

Our Executive Compensation Design Priorities and Prohibitions

Design Priorities (what we do)	Design Prohibitions (what we don’t do)

✔   Manage our executive compensation programs to have a strong pay-for-performance orientation.

✔   Link performance-based incentive awards to enterprise-wide and individual performance goals.

✔   Grant our NEOs equity-based awards based on Company and individual performance.

✔   Emphasize long-term stock-based awards in our executive compensation and total incentive strategies.

✔   Set meaningful performance goals that align management with shareholder interests.

✔   Require Tier 1 Capital compliance thresholds be met in order for any portion of the PSUs to vest.

✔   Ensure that incentives are sensitive to risk considerations.

✔   Provide minimal executive benefits and perquisites.

✔   Maintain executive stock ownership requirements, and require post-settlement holding periods or mandatory deferral of certain performance-based awards.

✔   Provide reasonable executive post-employment and change-in-control protections.

✔   Require “clawback” provisions for certain incentive-based compensation to ensure accountability.

✔   Engage with shareholders on their concerns or priorities for our director and executive compensation programs.

✗    No repricing of stock options without shareholder approval.

✗    No incentives that encourage improper risk taking.

✗    No excise tax gross-ups upon a change in control.

✗    No single trigger vesting acceleration on unvested equity in connection with a change-in-control for awards granted since 2014.

✗    No hedging, and limited pledging, of our common shares by our directors and executive officers.

2020 NEO Pay

•	Cumulative base salary for our CEO was unchanged for 2020. Adjustments included increases in recognition of Mr. Shaffer’s promotion to President and COO (11% salary increase) and Ms. Kleffel’s expanded role as Chief Banking Officer (15% salary increase) in 2020.
•	In 2020, our NEOs received short-term incentive awards based on Company performance for the year and the achievement of individual goals established in March related to the Company’s response to the pandemic. The CEO and COO awards were also based on the successful transition to our new CEO and additional changes in our leadership structure, the achievement of our Vision 2020 Strategic Plan and the roll out of the new strategic plan.
•	In 2020, our NEOs received awards of Performance Share Units (“PSUs”) in quantities that vest based on the level of achievement of goals relating to average annual growth in EPS and average annual ROATE over a three-year period relative to the performance of a selected Peer Group. PSUs for which performance goals are met will vest in 2023, subject to the grantee’s continued service. Ms. Kleffel received a stock award comprised entirely of RSAs.
•	In 2020, our NEOs received awards of time-based Restricted Stock Awards (“RSAs”) that vest over a three-year period.
•	The number of PSUs and RSAs granted in 2020 was determined by the CGC based upon the scorecard assessment of 2019 performance. Any awards granted based upon 2020 scorecard performance will be granted in 2021. Where applicable, the CGC will use the grant date value of the PSUs or RSAs for purposes of calculating any potential severance benefits that are based upon prior year bonuses.

Summary of Compensation Decisions in 2020

The CGC structures the compensation program for executive management with an emphasis on long-term and short-term performance-based compensation. For planning purposes, the CGC focuses on the sum of annual base salary, short-term incentives and the values it considers and approves for equity awards, which are granted in the subsequent year based on annual scorecard performance. We refer to this planning value as Total Direct Compensation or “TDC”. The CGC considered this TDC in its decision process when determining the value of the total incentive award value granted in 2020. The following chart illustrates the relative emphasis of each pay element in relation to TDC, as disclosed in our 2020 Summary Compensation Table (“SCT”),

2020 NEO Mix of Total Direct Compensation

* Excludes Ms. Kleffel, whose 2020 equity awards consisted entirely of RSAs.

In general, the CGC closely aligns the compensation of our executives with the creation of both short-term profitability and long-term value for our shareholders by structuring a substantial portion of TDC as “at risk” incentive pay. The CGC relies on this structure to ensure that both short-term and long-term incentive awards are fully reflective of performance for the year in which cash bonuses are earned and new target award values are determined, and that performance-based equity serves as the key element of incentive compensation.

Base Salary

All of our named executive officers receive a base salary that reflects the CGC’s assessment of the NEO’s skills and value to Seacoast. It is the CGC’s philosophy to keep salaries within a competitive market range and increase base salaries in response to increases in the size, scope or complexity of an executive’s job, in connection with a promotion or other forms of recognition that appropriately reflect value considerations, or to maintain the desired level of internal relative value. Mr. Hudson’s base salary remained unchanged for 2020. In 2020, Mr. Shaffer was promoted as President with additional responsibilities incorporated into his duties in addition to those as Chief Operating Officer (“COO”) of the Company. Ms. Kleffel also expanded the scope of her role with added responsibilities with her promotion of Chief Banking Officer (“CBO”)

in 2020. Additionally, Ms. Dexter was promoted to the Company’s Chief Financial Officer (“CFO”) in 2020, and Mr. Forlenza became a NEO with his role as Chief Risk Officer (“CRO”). The 2020 annualized base salary actions for our named executive officers are summarized in the following table.

2020 Annualized Base Salary Actions

Named Executive Officer	2019	2020	% Change
Dennis S. Hudson, III	$600,000	$600,000	--
Charles M. Shaffer	$450,000	$500,000	11%
Tracey L. Dexter	--	$330,000	--
Joseph M. Forlenza	--	$325,000	--
Juliette P. Kleffel	$325,000	$375,000	15%

Annual Short-Term Incentives

Prior to 2019, Seacoast did not award annual cash incentives to its NEOs, rather choosing to grant additional time-vested stock awards in recognition of annual performance. Beginning in 2019, the bank transitioned to awarding cash bonuses, with initial year payout amounts determined at the discretion of the CGC and the CEO.

For 2020 short-term incentives, Seacoast established an objective annual incentive structure that includes both qualitative and quantitative components, reflecting the individual executive’s performance against pre-established individual goals as well as Company performance in 2020 relative to peer performance for pre-provision pre-tax return on assets, ratio of net charge-offs to total loans, and tangible common equity divided by tangible assets. Individual goals covered the implementation of specific qualitative goals related to managing the impact of the pandemic on the Company’s operations. These included implementing government programs such as the Paycheck Protection Program, implementing and executing a Pandemic Business Continuity Plan, sustaining ongoing operations, and implementing and executing appropriate robust credit risk processes and controls.

Equity Awards

Seacoast’s equity strategy has evolved in order to increase the alignment of equity recipients with shareholder interests, support our retention strategies, and elevate our visibility and appeal as an employer of choice for highly skilled talent. The following tables summarize the evolution and emphasis of our equity strategies since 2018.

Evolution of Seacoast’s Equity Strategies

Grant Cycle	Type of Equity		Performance Period / Payout Range / Option Vesting Period		Performance Objective(s)
				•	Adjusted EPS
	PSUs	•	3-year Performance Period	•	Adjusted Return on Average Tangible Common Equity
2018		•	Payout as a % of Target (0-200%)	•	Tier 1 Capital Compliance
(Apr.)
		•	3-year ratable vesting
	Options	•	Exercise price set at 120% of grant date fair	•	Stock Price Appreciation above 120% of exercise price
market value of the underlying shares
		•	75% of 2019 LTI Award performance-based
		•	3-year Performance Period (2019-2021), with	•	Relative Average Annual EPS Growth (50%)
	PSUs		additional service required through the end of	•	Relative Average Annual ROATE (50%)
2019			2022	•	Tier 1 Capital Compliance
(Dec.)		•	Payout as a % of Target (0-225%)

		•	25% of 2019 LTI Award	•	Pay-for-performance as part of LTI in relation to
	RSAs	•	3-year retable vesting		overall performance in 2018
		•	75% of 2020 LTI Award performance-based
		•	3-year Performance Period (2020-2022), with	•	Relative Average Annual EPS Growth (50%)
	PSUs		additional service required through the end of 2023	•	Relative Average Annual ROATE (50%)
2020				•	Tier 1 Capital Compliance
(Apr.)		•	Payout as a % of Target (0-225%)
	RSAs	•	25% of 2020 LTI Award	•	Pay-for-performance as part of LTI in relation to
		•	3-year retable vesting		overall performance in 2019

2020 Performance Stock Unit (“PSU”) Awards

2020 PSUs represent stock-settled incentive awards where payout can vary from 0% to 225% of the target number of shares granted. One- half of the PSUs will be earned based on Seacoast’s three-year (2020-2022) average annual growth in EPS (“EPS PSUs”) relative to the Peer Group. The remaining one-half of the PSUs will be earned based on Seacoast’s three-year (2020-2022) average annual return on average tangible common equity (“ROATE PSUs”) relative to the Peer Group. PSUs for which performance goals are met will vest on December 31, 2023, subject to the grantee’s continued service. The CGC selected EPS and ROATE given their importance in our strategic plan and significant influence on our stock price performance over sustained periods of time. In each case, the number of PSUs actually earned will be determined by our performance as compared to the median Peer Group performance as approved by the CGC at the time of grant, subject to an absolute performance payout cap. PSU payouts will be capped at 100% of the target number of shares granted in the event that certain absolute Company performance hurdles are not met, irrespective of performance relative to the Peer Group. The PSUs also include a risk-based condition (meet or exceed minimum requirements for Tier 1 Regulatory Capital) that must be met in order for the awards to vest.

Time-Based Restricted Stock Awards (“RSA”)

Our pay-for-performance stock incentive strategy is balanced with the use of time-based RSAs to enhance holding power, retention and recruitment. The CGC granted RSAs to the NEOs as part of the LTIP. The RSAs granted in 2020 were issued in relation to 2019 performance, and vest ratably over a three-year period.

Other Considerations Involving 2020 Equity Awards

The compensation structure is designed to place greater emphasis on performance metrics in order to better align the award structure relative to peers. Based on the long-term incentive plan award structure, no stock options were granted in 2020. Our NEOs are subject to stock ownership requirements and holding periods in connection with stock-settled incentive awards.

Overview of Executive Compensation

Role of the CGC

The CGC is responsible for establishing our compensation philosophy and for overseeing our executive compensation policies and programs generally. As part of this responsibility, the CGC:

•	regularly interacts with our executives in order to make informed decisions on performance, potential, developmental needs and their value to Seacoast;

•	approves our executive compensation programs, including construction of our peer group, issuance of equity awards, and certification of results;

•	evaluates the performance of the CEO and determines the CEO’s compensation;

•	reviews the performance of other members of executive management and their compensation adjustments proposed by the CEO; and

•	assesses our incentive strategies from a risk perspective, ensuring that earnings opportunities strike the right balance between risk and reward and that our executives are not motivated to take excessive risks.

Role and Independence of the Compensation Consultant

The CGC is comprised solely of independent directors and met six times in 2020. The Committee engaged Alvarez and Marsal, LLC (“A&M”) as its independent compensation consultant to advise the CGC in 2020. A&M periodically attended CGC meetings, including executive sessions, and provided information and advice independent of management and, at the direction of the CGC Chairperson, assisted management with various activities that support Seacoast’s executive compensation program. The CGC discussed these considerations pursuant to SEC and NASDAQ rules and concluded that the engagement of A&M, and the services it provided did not raise any conflict of interest.

In addition, in 2020 the CGC engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as special compensation consultants to advise the CGC on matters in connection with the CEO transition, which was effective in January 2021. FW Cook periodically attended CGC meetings and provided information and advice to the CGC with respect to the compensation of Mr. Hudson and Mr. Shaffer and Mr. Shaffer’s employment agreement. The CGC discussed these considerations pursuant to SEC and NASDAQ rules and concluded that the engagement of FW Cook, and the services it provided did not raise any conflict of interest.

Benchmarking and Peer Group

The CGC relies on market pay data and related research to inform its decision on the construction and expected outcomes of our director and executive compensation programs. In considering comparator group construction, the CGC recognizes that Seacoast competes for executive talent against a wide variety of financial services organizations and companies in other industries that rely on or want to acquire the skill sets that our executives offer. As a result, the CGC relies substantially on information developed from a size-appropriate, high-performing core bank industry compensation comparator group in its decision process. In terms of assessing the effect of the CGC’s decisions on how we position pay vis-à-vis market, we rely exclusively on pay and performance data developed using our core bank industry compensation comparator group or, as needed, from the McLagan Regional Bank Survey. The CGC does not identify a specific target level or percentile of base salary, incentive cash, or stock-based awards for our NEOs. Instead, pay outcomes, which include the target value of stock awards to be earned for future performance, initially are determined by internal performance and talent considerations. The CGC then compares contemplated NEO pay actions against market pay levels for reasonableness with the market assessments serving as key points of reference and validation in the CGC’s process.

In 2020, the CGC evaluated the peer group for determining relative performance (the “Peer Group”). To better align a relevant peer group mix, the Peer Group was selected from comparable publicly-traded banks, primarily southeast companies, with market caps between $1- $3 billion and total assets above $5 billion. This determination reflects the CGC’s desire to incorporate an important relative performance dimension that is critical to our efforts to continue to grow the value of Seacoast. The CGC sees this approach as appropriate given its expectations for performance and growth.

The CGC reviews the Peer Group annually to ensure continued appropriateness, and makes changes when it believes warranted. In 2020, the CGC removed two banks, South State Corporation and CenterState Bank Corporation, due to acquisition during the year, and added one bank, City Holding Company, to the prior year’s peer group. Our 2020 Peer Group was comprised of:

2020 PEER GROUP
Ameris Bancorp (ABCB)	FB Financial Corp.(FBK)	ServisFirst Bankshares (SFBS)
Atlantic Union Bankshares (AUB)	First BanCorp (FBNC)	Simmons First National (SFNC)
BancFirst Corp. (BANF)	First Busey Corp (BUSE)	Tompkins Financial (TMP)
BancorpSouth Bank (BXS)	Heritage Financial (HFWA)	TowneBank (TOWN)
Brookline Bancorp (BRKL)	Pacific Premier Bancorp (PPBI)	Trustmark Corporation (TRMK)
City Holding Co. (CHCO)	Renasant Corp. (RNST)	United Community (UCBI)
Eagle Bancorp (EGBN)	S&T Bancorp, Inc. (STBA)	WesBanco Inc. (WSBC)
Enterprise Financial (EFSC)	Sandy Spring Bancorp (SASR)

Executive Compensation Framework Highlights

Structure	Reasoning
COMPENSATION COMPARATOR GROUP: A comparator group of banks of similar size, business model and financial performance.	Our business model requires us to compete with these groups for executive talent in order to achieve our business objectives related to growth, innovation and profitability.

COMPENSATION PHILOSOPHY:

•    No specific target level or percentile of pay relative to comparable positions

•    Pay decisions reflect the performance of the Company and each executive in relation to prior year pay and performance, planning considerations, and relationship to market pay levels and practices of the peer group

•    Actual pay relative to the market data will vary based on performance in terms of the calibration of total incentive awards and amounts ultimately earned from our LTIP

•    Improve pay for performance linkage

•    Align pay with overall value of each individual to Seacoast

•    Ensure reasonableness of pay relative to industry peers and market data

•    Ensure a significant portion of pay is “at-risk”, consistent with philosophy and comparator group practices

•    To understand potential payments assuming various Company performance outcomes and understand how potential performance extremes are reflected in pay, which is a component of our compensation risk assessment

EQUITY:

•    Mix of time-based and performance-based structure with a long-term emphasis weighted more heavily toward PSUs (75%)

•    Meaningful stock-based award opportunities “right-sized” for company and individual performance considerations and needs

•    A substantial portion of TDC for our named executive officers delivered as performance-based pay

•    Annual award cycles

•    3-year PSU performance period aligning program design with typical industry practices. A 50% mandatory 12-month deferral requirement on the settlement of any shares earned ensures sensitivity to risk considerations and additional holding power

•    Risk considerations serve as an additional vesting requirement on PSUs

•    PSUs allow for upside in underlying shares, providing direct linkage between potential award payouts and management’s success at driving earnings growth and improving returns without inappropriate risk taking

•    RSAs provide a key retentive component to our overall compensation package whereby enhancing retention of the management team

•    Provide more compensation contingent upon achievement of performance goals or our stock’s performance

•    Aligns more closely with shareholder interests

•    Continuously recalibrate performance expectations and promote consistent improvement

•    Enhance long-term performance accountability

•    Provide executives with an economic incentive to deliver sustainable results within a risk appropriate framework

PERFORMANCE SCORECARDS: • Performance scorecards serve as the basis for annual cash incentive compensation and time-based RSAs; and the target value of PSUs granted in the subsequent year

•    Establish clear expectations for individual goals as well as link with enterprise-wide growth, return and risk management objectives

•    To understand important context that may impact the evaluation of each executive such as; experience, skills and scope of responsibilities, individual performance and succession planning

2020 EXECUTIVE COMPENSATION ACTIONS

The CGC and our CEO rely on qualitative assessments of the performance of our NEOs and other members of the senior management team given our accelerated growth, the rapid evolution of business, and the changing demands on our executives. The assessment process relies on scorecards that are approved at the start of each year, establishing performance guidelines against which results are compared at the end of the year. Performance ratings are then developed for each NEO, which are used to inform the CGC’s decision regarding pay actions. The CGC believes that qualitative assessments of NEO performance for the purpose of compensation, development and advancement continue to serve the best interests of our shareholders.

Our CEO works closely with the CGC in establishing executive compensation and overall bonus and incentive payments each year. The CEO evaluates the performance of each NEO and other senior executives, and, based on these performance evaluations, market compensation surveys, and other data, he will then make qualitative assessments and recommendations to the CGC. The CEO also presents incentive compensation payment recommendations for the Committee’s consideration. The CGC evaluates and makes a qualitative assessment of the CEO’s performance and determines his compensation without the CEO present.

Performance-based equity and time-based equity granted in 2020 were issued based on 2019 performance scorecard evaluations. Equity awards relating to 2020 performance scorecard evaluations will be granted in 2021. Cash incentives were based on 2020 performance scorecard evaluations.

2020 Pay Outcomes

	Dennis S. Hudson, III	Charles M. Shaffer	Tracey L. Dexter	Joseph M. Forlenza	Juliette P. Kleffel
	Executive Chairman	President & CEO	EVP & CFO	EVP & CRO	EVP & CBO
	& former CEO
Base Salary(1)	$600,000	$500,000	$330,000	$325,000	$375,000
Cash Incentive	$600,000	$600,000	$215,000	$185,000	$250,000
RSA(2)	$200,000	$82,500	$31,250	$56,250	$350,000
PSU(2)	$600,000	$247,500	$93,750	$168,750	–

(1)	Includes promotional increases for Mr. Shaffer’s promotion to President and COO and Ms. Dexter’s promotion to EVP and CFO on June 15, 2020.
(2)	Grant date value; each executive officer received PSUs with the exception of Ms. Kleffel who received a stock award comprised entirely of RSAs.

Key Influences in Compensation Decisions

Performance Metrics

The components of our executive compensation program demonstrate alignment with long-term shareholder value creation. The CGC considers performance metrics for both the CEO and each NEO, collectively. In 2019, the CGC evaluated performance metrics and made the following LTIP element changes: 1) the use of relative rather than absolute measures for performance metrics, 2) remove “premium” options, and 3) overall LTIP mix to 25% time-based RSAs and 75% performance-based PSUs split evenly between EPS and ROATE. One-half of the performance-based stock units (the “EPS Growth Units”) shall be eligible to vest based on the Company’s Average Annual EPS Growth for the three-year performance period, relative to the average ratio of the Peer Group, and one-half of the performance-based stock units (the “ROATE Units”) shall be eligible to vest based on the Company’s Average Annual ROATE for the same performance period, relative to the average ratio of the Peer Group. PSUs for which performance goals are met will vest one year from the performance period, subject to the grantee’s continued service. In 2020, the CGC evaluated performance metrics and determined that the same LTIP elements were appropriate.

In 2020, senior executives were assessed on the following performance:

Component	What it Measures	Why it is Used
Average Annual EPS Growth	Earnings per share (EPS) is the portion of the Company’s profit allocated to each share of common stock.	A broadly used indicator of profitability, useful for tracking performance over time or in comparison to benchmarks.
Average Annual ROATE	Net income as a percentage of average shareholders’ equity, excluding intangible assets. Adjustments are made to net income to facilitate analysis of performance trends.	A broadly used indicator of effective utilization of capital, useful for tracking performance over time or in comparison to benchmarks.

Individual Contributions

The CGC also considers roles and responsibilities of the CEO and each NEO and links most of the pay for senior executives to long-term business strategies and key priorities. Considerations for 2020 awards included the following items.

Dennis S. Hudson, III, Executive Chairman of the Board and former Chief Executive Officer

•	Strengthening of the executive team and other improvements in key operating areas
•	Strong credit quality and advances in enterprise risk management framework
•	Significant upgrades and oversight of our risk management capabilities, across the Company
•	Attainment of growth and strategic initiatives measured by growth, accretive acquisitions, increased percentages of new accounts and loans originated through alternative channels, and a lower fixed cost structure

•	Implementation of plan to improve operating leverage and customer experience via channel optimization
•	Maintain strong associate engagement and enterprise-wide alignment with the business strategy
•	Smooth and successful transition to our new CEO with succession support provided throughout the year

Charles M. Shaffer, President and Chief Executive Officer

•	Ongoing leadership and contributions to our business transformation and strategy efforts
•	Expansion to include oversight of line of business operating units
•	Corporate Development, including the successful acquisition and integration of First Bank of the Palm Beaches and Freedom Bank
•	Continued talent upgrading across the enterprise
•	Improvements in internal and external communications and deeper engagement with shareholders
•	Development and communication of our new strategic plan

Tracey L. Dexter, Executive Vice President, Chief Financial Officer

•	Contributions to enterprise-wide business transformation efforts
•	Expansion of responsibilities of financial planning and analysis and strategy
•	Successful implementation and monitoring of Current Expected Credit Losses (“CECL”) modeling and processes

Joseph M. Forlenza, Executive Vice President, Chief Risk Officer

•	Contributions to the Company’s enterprise-wide risk management process
•	Improvements in risk and audit functions
•	Substantial enhancements to the BSA Program and Third Party Risk Management Program

Juliette P. Kleffel, Executive Vice President, Chief Banking Officer

•	Contributions to enterprise-wide business transformation efforts
•	Substantial year-over-year productivity gains in organizational units
•	Executive role model and champion of the customer experience
•	Expansion of responsibilities across the organization including residential, marine and SBA lending, wealth management and the Customer Service Center
•	Key driver of Seacoast’s balanced growth strategy, delivering growth in new client acquisition, and enhancing client satisfaction in multiple areas across the enterprise.

Other Elements of the 2020 Compensation Program for Executive Officers

Change in Control Severance Benefits

We provide change in control severance benefits to the named executive officers to encourage them to consider the best interests of shareholders by stabilizing any concerns about their own personal financial well-being in the face of a potential change in control of the Company. These agreements are described under “Employment and Change in Control Agreements”, and detailed information is provided under “2020 Other Potential Post-Employment Payments.”

Retirement and Employee Welfare Benefits

We sponsor a retirement savings plan for employees of the Company and its affiliates (the “Retirement Savings Plan”) and a nonqualified deferred compensation plan for certain executive officers (the “Executive Deferred Compensation Plan”). We offer these plans, and make contributions to them, to provide employees with tax-advantaged savings vehicles and to encourage them to save money for their retirement. The Executive Deferred Compensation Plan is described under “Executive Compensation–Nonqualified Deferred Compensation.”

In addition to our retirement programs, we provide employees with welfare benefits, including hospitalization, major medical, disability and group life insurance plans and paid vacation. We also maintain a Section 125 cafeteria plan that allows our employees to set aside pre-tax dollars to pay for certain benefits. All of the full-time employees of the Company and the Bank, including the named executive officers, are eligible to participate in the Retirement Savings Plan and our welfare plans, subject to the terms of those plans.

The Bank provides supplemental disability insurance to certain members of executive management, including the named executive officers, in excess of the maximum benefit of $15,000 per month provided under the group plan for all employees. The supplemental insurance provides a benefit up to 70% of the executive’s monthly pre-disability income based on the executive’s base salary and annual incentive compensation not to exceed $17,500. Coverage can be converted and maintained by the individual participant after employment ends. The benefit may be reduced by income from other sources, and a partial benefit is paid if a disabled participant is able to work on a part-time basis. In 2020, the Company paid an aggregate of $4,543 for supplemental disability insurance for the named executive officers.

The retirement and employee welfare benefits paid by the Company for the named executive officers that are required to be disclosed in this proxy statement are included in the “Summary Compensation Table,” the “Components of All Other Compensation,” and the “Nonqualified Deferred Compensation Table,” and are described in the footnotes thereto.

Executive Perquisites

We do not consider perquisites to be a significant element of our compensation program. However, we believe they are important and effective for attracting and retaining certain executive talent. We do not provide tax reimbursements, or “gross-ups,” on perquisites. For additional details regarding the executive perquisites, see the “Summary Compensation Table” and the “Components of All Other Compensation.”

Risk Analysis of Incentive Compensation Plans

The CGC reviews the sensitivity of our performance and incentives to risk considerations for our executives throughout the year. It also periodically reviews our cash and equity incentive strategies for other key contributors. In 2020, the CGC with the assistance of our Chief Human Resources Officer completed a review of our incentive strategies for our incentive eligible non-executive employees. The CGC concluded that our incentive compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy, will not motivate people to take excessive or imprudent risks, and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Clawback Policy

We have adopted a Compensation Recoupment Policy to recover incentive compensation from any executive officer when:

•	the incentive compensation payment or award (or the vesting of such award) was based upon the achievement of financial results that were subsequently the subject of an accounting restatement, regardless of whether the executive engaged in misconduct or otherwise contributed to the requirement for the restatement; and

•	a lower payment or award would have been made to the executive officer based upon the restated financial results.

The policy is available on our website at www.SeacoastBanking.com. The policy anticipates the final rules implementing the clawback provision of the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, but will be amended, if necessary, when final regulations are issued by the SEC.

Hedging and Pledging Policy

The Company has adopted a hedging and pledging policy. The policy prohibits our employees, including our executive officers and directors, from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of our stock, including, without limitation, exchange funds, prepaid variable forward contracts, equity swaps, puts, calls, collars, forwards or short sales.

In addition, directors and executive officers are required to obtain advance approval of any pledging of Company shares as collateral for loans, including holding Company shares in margin accounts. The policy also limits pledging to reasonable purposes (as defined in the policy) and limits the value of the securities pledged in connection with a loan or other indebtedness to $250,000.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for its officers and directors, as described below:

Individual/Group	Stock Ownership Target	Holding Requirement
		Before Ownership Target Met	After Ownership Target Met
Chief Executive Officer	5 times annual base salary	75% of net shares until target number of shares is met	50% of net shares held for one year after vesting / exercise
Other Senior Executive Officers	3 times annual base salary
Non-Employee Directors	3 times annual retainer

Our executive compensation program is designed to allow a participant to earn targeted ownership over a reasonable period, usually within five years, provided individual and Company targets are achieved and provided the participant fully participates in the program. For purposes of these guidelines, “net shares” means shares of stock in excess of those sold or withheld to satisfy the minimum tax liability upon vesting or conversion. All of our named executive officers and non-employee directors have met or are on track to meet their stock ownership target.

Impact of Deduction Limit

Code Section 162(m) generally establishes, with certain exceptions, a $1 million deduction limit for all publicly held companies on compensation paid to an executive officer in any year. Prior to enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), this limitation did not generally apply to compensation paid to the Chief Financial Officer or to compensation paid based on achievement of pre-established performance goals if certain requirements were met. The exemption from Section 162(m)’s deduction limit for CFO pay and performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to all of our NEOs in excess of $1 million in 2018 and future years will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The CGC reserves the right to pay executives’ compensation that is not deductible under Section 162(m).

Strategies to Ensure that Incentive Compensation is Sensitive to Risk Considerations

Seacoast implemented a number of changes to our incentive strategies in our equity award cycle over the last few years. These strategies have been updated in response to shareholder feedback and governance considerations. The CGC and our Chief Risk Officer share the view that our incentive strategies strike the right balance between risk and reward, motivating and retaining our executives in ways that align with shareholder interests but do not motivate inappropriate or excessive risk taking. The evolution of our incentive strategies reflect our commitment to listen to our shareholders and continuously refine our programs to align with our governance and risk management efforts given the growth of Seacoast and changes within the industry and what is deemed as best practice.

Strategy	Compensation Design
Compensation is tied to equity and Company performance	• Time-based RSAs vesting period is three years • Performance period for PSU awards is three years (2020-2022)
Seacoast performance at levels that equal or exceed the industry

•     Annual incentive compensation that incorporates a quantitative component based on relative performance for pre-provision pre-tax return on assets, ratio of net charge-offs to total loans, and tangible common equity as a percent of tangible assets

•     PSU metrics based on three-year average annual growth in EPS and average return on tangible common equity compared to peers, which our shareholders views as key indicators of our performance

Governance Considerations

•     PSU performance period allows for direct and relevant pay and performance comparisons with industry competitors and alternative investments that share our risk profile

•     PSU program include two types of goals; PSU will be earned for growth in average annual EPS, and PSU will be earned for average annual ROATE, each compared to peer ratios

•     PSU payouts are capped in the event that certain absolute Company performance in EPS and ROATE are not met

Risk Considerations

•     PSUs for which performance goals are met will vest one year after the end of the performance period, subject to the grantee’s continued service. In addition, we implemented a mandatory deferral feature on new PSU awards so that settlement of at least 50% of any shares earned will be delayed for an additional 12 months

•     Maintained the 12-month stock holding requirement on 50% of the net shares received upon the exercise of options

•     Maintained service and risk-based vesting requirements on all new performance-contingent and performance-based equity awards

•    Maintained “clawback” provisions for certain incentive-based compensation to ensure accountability

COMPENSATION AND GOVERNANCE COMMITTEE REPORT

The Compensation and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation and Governance Committee recommended to the board of directors, and the board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement.

This report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference by any general statement incorporating by reference this 2021 Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

Compensation and Governance Committee:

H. Gilbert Culbreth, Jr.

Julie H. Daum

Maryann Goebel, Chair

Alvaro J. Monserrat

EXECUTIVE COMPENSATION TABLES

2020 Summary Compensation Table

The table below sets forth the elements that comprise total compensation for the named executive officers of the Company for the periods indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)

Dennis S. Hudson, III	2020	600,000	600,000	799,993	--	--	33,710	2,033,703
Executive Chairman & former	2019	600,000	200,000	699,962	--	--	33,370	1,533,332
CEO of Seacoast and Bank	2018	600,000	--	568,732	306,246	--	33,910	1,508,888

Charles M. Shaffer	2020	475,000	600,000	329,973	--	--	27,425	1,432,398
President and Chief	2019	421,667	259,000	399,977	--	--	23,085	1,103,729
Executive Officer	2018	331,250	--	474,938	104,994	--	22,675	933,857

Tracey L. Dexter	2020	289,949	215,000	124,972	--	--	10,689	640,610
EVP, Chief Financial
Officer

Joseph M. Forlenza	2020	325,000	185,000	224,978	--	--	11,939	746,917
EVP, Chief Risk Officer

Juliette P. Kleffel	2020	375,000	250,000	349,985	--	--	19,848	994,833
EVP, Chief Banking	2019	316,667	164,000	274,946	--	--	19,708	775,321
Officer	2018	285,000	--	325,954	69,998	--	19,075	700,027

(1)	Amount of salary actually received in any year may differ from the annual base salary amount due to the timing of changes in base salary, which typically occur in April or following a mid-year promotion. A portion of executive’s base salary included in this number may have been deferred into the Company’s Executive Deferred Compensation Plan (“EDCP”), the amounts of which are disclosed in the Nonqualified Deferred Compensation Table for the applicable year. Executive officers who are also directors do not receive any additional compensation for services provided as a director.
(2)	Represents the aggregate grant date fair value as of the respective grant date for each award calculated in accordance with FASB ASC Topic 718. The assumptions made in valuing stock awards reported in this column are discussed in Note K to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2020. Generally, the aggregate grant date fair value is the amount that the company expects to expense for accounting purposes and does not correspond to the actual value that the named executives will realize from the award. For additional information regarding such grants, see “Compensation Discussion and Analysis – Elements of the 2020 Compensation Program for Executive Officers – Equity Awards.” See also “2020 Grants of Plan-Based Awards”.

Each of our executive officers received PSUs with the exception of Ms. Kleffel who received a stock award comprised entirely of RSAs. Each executive receiving PSUs also received RSAs. With respect to the PSU awards, the grant date fair value included in the table assumes that target performance is achieved. The maximum value for each executive as of the grant date, assuming the highest level of performance will be achieved, is:

Name	Grant Date Value Assuming Target Performance	Grant Date Value Assuming Maximum Performance
Dennis S. Hudson, III	$ 599,999	$ 1,349,998
Charles M. Shaffer	247,484	556,839
Tracey L. Dexter	93,733	210,899
Joseph M. Forlenza	168,738	379,661
Juliette P. Kleffel	--	--

(3)	Additional information regarding other compensation is provided in “2020 Components of All Other Compensation”.
(4)	Mr. Hudson served as CEO during 2020 and retired from that position effective December 31, 2020. Mr. Shaffer, who served as President and Chief Operating Officer in 2020, became CEO on January 1, 2021.

2020 Components Of All Other Compensation

	Company Paid		Company Paid
	Contributions	Company Paid	Contributions to
	to Retirement	Contributions	Supplemental LTD
Name	Savings Plan	to EDCP	Insurance	Car Allowance	Total
Dennis. S. Hudson, III	$11,150	$12,600	$960	$9,000	$33,710
Charles M. Shaffer	$9,865	$7,600	$960	$9,000	$27,425
Tracey L. Dexter	$9,922	--	$767	--	$10,689
Joseph M. Forlenza	$11,043	--	$896	--	$11,939
Juliette P. Kleffel	$9,888	--	$960	$9,000	$19,848

2020 Grants Of Plan-Based Awards

The following table sets forth certain information concerning plan-based awards granted during 2020 to the named executive officers.

					All Other Stock	All Other Option	Exercise or	Grant Date Fair
		Estimated Future Payouts Under			Awards: Number	Awards: Number	Base Price	Value of Stock
		Equity Incentive Plain Awards			of Shares of	of Securities	of Option	and Option
	Grant	Threshold	Target	Maximum	Stock or Units	Underlying Options	Awards	Awards (1)
Name	Date	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Dennis S. Hudson, III	4/1/2020	8,418	33,670	75,762	33,670			600,000

	4/1/2020				11,223			199,993
Charles M. Shaffer	4/1/2020	3,472	13,888	31,248	13,888			247,484

	4/1/2020				4,629			82,489
Tracey L. Dexter	4/1/2020	1,315	5,260	11,836	5,260			93,733

	4/1/2020				1,753			31,239
Joseph M. Forlenza	4/1/2020	2,367	9,469	21,306	9,469			168,738

	4/1/2020				3,156			56,240
Juliette P. Kleffel	4/1/2020				19,640			349,985

(1)	Represents the aggregate grant date fair value as of the respective grant date for each award, calculated in accordance with FASB ASC Topic 718. The assumptions made in valuing stock awards reported in this column are discussed in Note K to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2020.

Employment and Change in Control Agreements

The Company and the Bank currently maintain employment and change in control agreements with certain of the Company’s executive officers, the terms of which are described in more detail below.

Employment Agreement with Executive Chairman Hudson

On June 15, 2020, the Company and the Bank entered into an amendment to an employment agreement between Dennis S. Hudson, III and Seacoast and the Bank dated December 18, 2014, as amended June 27, 2017.

Under the agreement terms, Mr. Hudson shall serve as the Chairman of the Board of Directors and Chief Executive Officer of Seacoast and the Bank through December 31, 2020, and shall serve as Executive Chairman of the Board of Directors of Seacoast and the Bank effective January 1, 2021. The amended agreement extended Mr. Hudson’s employment under the agreement terms through December 31, 2021. Under the agreement, Mr. Hudson receives a base salary, medical, long-term disability and life insurance in accordance with the Bank’s insurance plans for senior management, as well as a car allowance and any other perquisites that are approved by the Board. Mr. Hudson may also receive other compensation including bonuses, and he will be entitled to participate in all current and future employee benefit plans and arrangements in which senior management of the Bank may participate. In addition, the agreement contains certain non-competition, non-disclosure and non-solicitation covenants.

Under the agreement, if Mr. Hudson is terminated for “cause”, or resigns without “good reason,” as defined in the agreement, he will receive payment of his base salary and unused vacation through the date of termination, and any unreimbursed expenses (collectively, the “Accrued Obligations”). The employment agreement also contains provisions for termination upon Mr. Hudson’s death or permanent disability.

If Mr. Hudson resigned for “good reason” or was terminated “without cause” prior to a change in control and prior to January 1, 2021, he would have received: 1) the Accrued Obligations; and 2) upon execution of a release of all claims against the Company, severance of: a) two times the sum of his base salary in effect on the date of separation, and the highest bonus earned by Mr. Hudson for the previous three full fiscal years (“Cash Bonus”) payable over 24 months, and b) continuing group medical, dental, vision and prescription drug plan benefits (“Continuing Benefits”) for two years.

If Mr. Hudson resigns for “good reason” or is terminated “without cause”, within twelve months following a change in control (as defined in the agreement), he will receive: 1) the Accumulated Obligations; and 2) upon execution of a release of all claims against the Company, severance of: a) three times the sum of his base salary in effect on the date of separation, and the Cash Bonus payable in a lump sum, and b) Continuing Benefits for 36 months. In response to the unintended negative consequence created by granting equity awards in lieu of cash bonuses for certain prior years, the CGC determined that the Cash Bonus portion of Mr. Hudson’s severance for such years would be calculated using the same bonus cash equivalent value that is relied on in determining the value of such equity awards.

In addition, under the agreement, Mr. Hudson is subject to the Company’s policies applicable to executives generally, including its policies relating to claw-back of compensation. For a further discussion of the payments and benefits to which Mr. Hudson would be entitled upon termination of his employment see “2020 Other Potential Post-Employment Payments.”

Employment Agreement with CEO Shaffer

On December 31, 2020, the Company and the Bank entered into an employment agreement with Mr. Shaffer. The employment agreement replaced the previous change of control agreement between these parties dated September 21, 2016. Under the agreement terms, Mr. Shaffer shall serve as the Company’s President and Chief Executive Officer and a member of the Board of Directors for Seacoast and the Bank effective January 1, 2021. The agreement extends Mr. Shaffer’s employment under the agreement terms for a term of three years and continuing until December 31, 2023 and provides for automatic one year extensions unless expressly not renewed.

Under the agreement, Mr. Shaffer receives a base salary, medical, long-term disability and life insurance in accordance with the Bank’s insurance plans for senior management, as well as a car allowance and any other perquisites that are approved by the Board. Mr. Shaffer may also receive other compensation including bonuses, and he will be entitled to participate in all current and future employee benefit plans and arrangements in which senior management of the Bank may participate. In addition, the agreement contains certain non-competition, non-disclosure and non-solicitation covenants.

Under the agreement, if Mr. Shaffer is terminated for “cause”, or resigns without “good reason,” as defined in the agreement, he will receive payment of his base salary and unused vacation through the date of termination, and any unreimbursed expenses (collectively, the “Accrued Obligations”). The employment agreement also contains provisions for termination upon Mr. Shaffer’s death or permanent disability.

If Mr. Shaffer resigns for “good reason” or is terminated “without cause” prior to a change in control, he will receive: 1) the Accrued Obligations; and 2) upon execution of a release of all claims against the Company, severance of: a) two times the sum of his base salary in effect on the date of separation, and the highest bonus earned by Mr. Shaffer for the previous three full fiscal years (“Cash Bonus”) payable over a period of 24 months, and b) continuing group medical, dental, vision and prescription drug plan benefits (“Continuing Benefits”) for two years. If Mr. Shaffer resigns for “good reason” or is terminated “without cause”, within twelve months following a change in control (as defined in the agreement), he will receive: 1) the Accumulated Obligations; and 2) upon execution of a release of all claims against the Company, severance of: a) three times the sum of his base salary in effect on the date of separation, and the Cash Bonus payable in a lump sum, and b) Continuing Benefits for 36 months. In response to the unintended negative consequence created by granting equity awards in lieu of cash bonuses for certain prior years, the CGC determined that the Cash Bonus portion of Mr. Shaffer’s severance for such years would be calculated using the same bonus cash equivalent value that is relied on in determining the value of such equity awards.

In addition, under the agreement, Mr. Shaffer is subject to the Company’s policies applicable to executives generally, including its policies relating to claw-back of compensation. For a further discussion of the payments and benefits to which Mr. Shaffer would be entitled upon termination of his employment at December 31, 2020 see “2020 Other Potential Post-Employment Payments.”

Change in Control Agreements with Other Named Executive Officers

The Company entered into change in control employment agreements with Mr. Forlenza on March 30, 2017 and Ms. Kleffel on April 6, 2017 (each referred to here as the “Executive” or by name). The Company also entered into a change in control employment agreement with Ms. Dexter on January 20, 2021.

Each agreement has an initial term of one year and provides for automatic one-year extensions unless expressly not renewed. A change in control, as defined in the agreement, must occur during the term in order to trigger the agreement. The agreement provides that, once a change in control has occurred, the Company agrees to continue the employment of the Executive subject to the contract for a one-year period, in a comparable position as the Executive held in the 120-day period prior to the change in control, and with the same annual base pay and target bonus opportunity. If the Executive is terminated “without cause” or resigns for “good reason,” as defined in the agreement, during the one-year period following a change in control, the Executive will receive:

•	cash severance equal to a multiple one of the sum of (i) Executive’s Annual Base Salary at the rate in effect on the date of termination, and (ii) the Executive’s average annual performance bonus for the last three full fiscal years prior to the date of termination (“Executive’s Average Annual Performance Bonus”);
•	a prorated final year bonus, based on the Executive’s Average Annual Performance Bonus; and
•	health and other welfare benefits, as defined in the agreement, for a period of 12 months following termination.

In response to the unintended negative consequence created by granting equity awards in lieu of cash bonuses for certain prior years, the CGC determined that the Cash Bonus portion of each Named Executive Officer’s severance for such years would be calculated using the same bonus cash equivalent value that is relied on in determining the value of such equity awards. The Executive is required to execute a release of claims as a condition to receipt of severance under the Change in Control Agreement and is subject to protective covenants prohibiting the disclosure and use of the Company’s confidential information and, during the one-year period following a termination by the company any reason other than for death or disability, or by the Executive for Good Reason, protective covenants regarding non-competition, non-solicitation of protected customers; non-solicitation of employees, and non-disparagement of the Company or its directors, officers, employees or affiliates.

Outstanding Equity Awards at Fiscal Year End 2020

The following table sets forth certain information concerning outstanding equity awards as of December 31, 2020 granted to the named executive officers.

	Option Awards				Stock Awards
	Number of	Number of			Number of		Equity incentive plan	Equity incentive plan awards:
	Securities	Securities			Shares or	Market Value of	awards: number of	market or payout value of
	Underlying	Underlying	Option		Units of Stock	Shares or Units of	unearned shares,	unearned shares, units or
	Unexercised	Unexercised	Exercise	Option	That Have Not	Stock That Have	units or other rights	other rights that have not
	Options	Options	Price	Expiration	Vested (1)	Not Vested (2)	that have not vested	Vested (2)
Name	(#) Exercisable	(#) Unexercisable	($)	Date	(#)	($)	(#)	($)
	19,400(3)	--	11.00	06/28/2023
	50,000(3)	--	10.54	04/29/2024
	17,975(3)	--	12.63	01/29/2023
	51,956(3)	--	14.82	02/28/2024
D. Hudson, III	78,021(3)	--	28.69	04/01/2027
	36,853	18,426(4)	31.15	04/01/2028
							10,954(9)	322,595
							10,954(9)	322,595
					3,836(7)	112,970	17,173(10)	505,745
					11,223(8)	330,517	33,670(11)	991,582
	2,400(3)	--	11.00	06/28/2023
	25,000(3)	--	10.54	04/29/2024
	8,100(3)	--	12.63	01/29/2023
	21,255(3)	--	14.82	02/28/2024
C. Shaffer	28,544(3)	--	28.69	04/01/2027
	12,635	6,317(4)	31.15	04/01/2028
					3,667(5)	107,993	3,755(9)	110,585
							3,755(9)	110,585
					2,192(7)	64,554	9,813(10)	288,993
					4,629(8)	136,324	13,888(11)	409,002
	1,895	947(4)	31.15	04/01/2028
					1,106(5)	32,572	563(9)	16,580
T. Dexter							563(9)	16,580
					1,218(6)	35,870
					301(7)	8,864	1,349(10)	39,728
					1,753(8)	51,626	5,260(11)	154,907
	8,424	4,211(4)	31.15	04/01/2028
							2,503(9)	73,713
J. Forlenza							2,503(9)	73,713
					1,233(7)	36,312	5,520(10)	162,564
					3,156(8)	92,944	9,469(11)	278,862
	5,253(3)	--	15.99	03/31/2024
	18,078(3)	--	28.69	04/01/2027
	8,424	4,211(4)	31.15	04/01/2028
J. Kleffel					2,568(5)	75,628	2,503(9)	73,713
							2,503(9)	73,713
					1,507(7)	44,381	6,746(10)	198,670
					19,640(8)	578,398

(1)	During the vesting period, the named executive officer has full voting and dividend rights with respect to the restricted stock, but does not have dividend rights with respect to the units until the performance criteria has been met.
(2)	For the purposes of this table, the market value is determined using the closing price of the Company’s common stock on December 31, 2020 ($29.45).
(3)	Represents option to purchase fully vested common stock, as long as named executive officer remains employed by the Company.
(4)	Represents option to purchase common stock, of which one-third of the unexercisable shares covered by this award vested on April 2, 2021
(5)	Represents time-vested restricted stock units granted on April 2, 2018, of which the remaining shares will vest on April 2, 2021.
(6)	Represents time-vested restricted stock units granted on October 1, 2019, of which one-third of the shares vested on April 1, 2020, one-third of the shares will vest on April 1, 2021 and the remaining shares will, as long as named executive officer remains employed by the Company, vest one-third on April 1, 2022.
(7)	Represents time-vested restricted stock awards granted on December 30, 2019, of which one-third of the shares vested on December 30, 2020, one-third of the shares will vest on December 30, 2021 and the remaining shares will, as long as named executive officer remains employed by the Company, vest one-third on December 30, 2022.
(8)	Represents time-vested restricted stock awards granted on April 1, 2020, of which one-third of the shares will vest, as long as named executive officer remains employed by the Company, each one-third on April 1, 2021, April 1, 2022 and April 1, 2023.
(9)	Represents performance-vesting restricted stock units granted on April 2, 2018, representing the named executive officer’s right to earn, on a one-for-one basis, shares of common stock, subject to performance requirements over a period ending December 31, 2020. These units vested one-half on March 1, 2021 and will vest one-half on December 31, 2021.
(10)	Represents performance-vesting restricted stock units granted on December 30, 2019, representing the named executive officer’s right to earn, on a one-for-one basis, shares of common stock, subject to performance requirements over a period ending December 31, 2021 and additional service through December 31, 2022.
(11)	Represents performance-vesting restricted stock units granted on April 1, 2020, representing the named executive officer’s right to earn, on a one-for-one basis, shares of common stock, subject to performance requirements over a period ending December 31, 2022 and additional service through December 31, 2023. The awards are more fully described under “Equity Awards–2020 Performance Share Unit (“PSU”) Awards”.

2020 Option Exercises and Stock Vested

The following table reports the exercise of stock options, and the vesting of stock awards or similar instruments during 2020, for the named executive officers and the value of the gains realized on vesting. No stock options were exercised in 2020.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Dennis S. Hudson, III	56,681	$1,481,093
Charles M. Shaffer	29,816	$720,884
Tracey L. Dexter	2,104	$39,192
Joseph M. Forlenza	1,034	$25,394
Juliette P. Kleffel	15,471	$377,223

Executive Deferred Compensation Plan

The Bank’s Executive Deferred Compensation Plan is designed to permit a select group of management and highly compensated employees, including two of the current named executive officers (Messrs. Hudson and Shaffer), to elect to defer a portion of their compensation until their separation from service with the Company, and to receive matching and other Company contributions that are precluded under the Company’s Retirement Savings Plan as a result of limitations imposed under ERISA.

The Executive Deferred Compensation Plan was amended and restated in 2007 to reflect changes arising from requirements under Code Section 409A and the underlying final regulations. As a result, each participant account is separated into sub-accounts to reflect:

•	contributions and investment gains or losses that were earned and vested on or before December 31, 2004, and any subsequent investment gains or losses thereon (the “Grandfathered Benefits”); and
•	contributions and earnings that were earned and vested after December 31, 2004 (the “Non-Grandfathered Benefits”).

A participant’s elective deferrals to the Executive Deferred Compensation Plan are immediately vested. The Company contributions to the Executive Deferred Compensation Plan vest at the rate of 25 percent for each year of service the participant has accrued under the Retirement Savings Plan, with full vesting after four years of service. If a participant would become immediately vested in his Company contributions under the Retirement Savings Plan for any reason (such as death, disability, or retirement on or after age 55), then he would also become immediately vested in his account balance held in the Executive Deferred Compensation Plan.

Each participant directs how his account in the Executive Deferred Compensation Plan is invested among the available investment vehicle options. The plan’s investment options are reviewed and selected annually by a committee appointed by the Board of Directors of the Company to administer the plan. The plan committee may appoint other persons or entities to assist it in its functions. No earnings or dividends paid under the Executive Deferred Compensation Plan are above-market or preferential.

All amounts paid under the plan are paid in cash from the general assets of the Company, either directly by the Company or via a “rabbi trust” the Company has established in connection with the plan. Nothing contained in the plan creates a trust or fiduciary relationship of any kind between the Company and a participant, beneficiary or other person having a claim to payments under the plan. A participant or beneficiary does not have an interest in his plan account that is greater than that of an unsecured creditor.

Upon a participant’s separation from service with the Company, he will receive the balance of his account in cash in one of the following three forms specified by the participant at the time of initial deferral election, or a subsequent permitted amendment:

•	a lump sum;
•	monthly installments over a period not to exceed five years; or
•	a combination of an initial lump sum of a specified dollar amount and the remainder in monthly installments over a period not to exceed five (5) years.

A participant may change his existing distribution election relating to Non-Grandfathered Benefits only in very limited circumstances. Upon death of the participant, any balance in his account will be paid in a lump sum to his designated beneficiary or to his estate.

2020 Nonqualified Deferred Compensation

The following table discloses, for each of the named executive officers, contributions, earnings and balances during 2020 under the Executive Deferred Compensation Plan, described above.

	Executive	Registrant	Aggregate Earnings /	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Losses in Last	Withdrawals/	at Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Year End
Name	($)	($)(1)	($)(2)	($)	($)
Dennis S. Hudson, III	16,443	12,600	11,077	--	1,346,279(3)
Charles M. Shaffer	48,400	7,600	24,257	--	161,089(4)
Tracey L. Dexter	--	--	--	--	--
Joseph M. Forlenza	--	--	--	--	--
Juliette P. Kleffel	--	--	--	--	--

(1)	Total amount included in the All Other Compensation column of the Summary Compensation Table.
(2)	None of the earnings or dividends paid under the Executive Deferred Compensation Plan are above-market or preferential.
(3)	Includes $303,581 contributed by the Company, as well as executive contributions, which were included in the Summary Compensation Table for previous years.
(4)	Includes $18,350 contributed by the Company, as well as executive contributions, which were included in the Summary Compensation Table for previous years.

2020 Other Potential Post-Employment Payments

The following table quantifies, for each of the named executive officers, the potential post-employment payments under the provisions and agreements described above under “Employment and Change in Control Agreements,” assuming that the triggering event occurred on December 31, 2020. The closing market price of the Company’s common stock on that date was $29.45 per share. None of the named executive officers would be eligible for any of these payments if they were terminated for cause.

Name	Term (in years) (#)	Cash Severance ($)	Value of Other Annual Benefits ($)	Total Value of Outstanding Stock Awards that Immediately Vest ($)	In-the-Money Value of Outstanding Stock Option Awards that Immediately Vest ($)	Total Value of Benefit ($)
Dennis S. Hudson, III (5)
Upon Termination without Cause or with Resignation for Good Reason(1)	2(2)	1,733,333	3,720	--	--	1,737,053
Upon Death or Disability (1)	2(2)	1,200,000	3,720	2,586,005(3)	--(3)	3,789,725
Upon Termination Following a Change-in-Control (1)	3	2,600,000	5,580	2,586,005(3)	--(3)	5,191,585
Upon Change-in-Control where Award is not assumed by surviving entity	--	--	--	2,586,005(3)	--(3)	2,586,005
Upon Change-in-Control where Award assumed by surviving entity	--	--	--	--(3)	--(3)	--
Charles M. Shaffer (6)
Upon Death or Disability (1)	--	--	--	1,228,036(3)	--(3)	1,228,036
Upon Termination Following a Change-in-Control (4)	2	1,859,000	3,390	1,228,036	--	3,090,426
Upon Change-in-Control where Award is not assumed by surviving entity	--	--	--	1,228,036(3)	--(3)	1,228,036
Upon Change-in-Control where Award assumed by surviving entity	--	--	--	--(3)	--(3)	--
Tracey L. Dexter
Upon Death or Disability	--	--	--	162,093(3)	--(3)	162,093
Upon Termination Following a Change-in-Control (4)	1	531,333	1,867	162,093	--	695,293
Upon Change-in-Control where Award is not assumed by surviving entity	--	--	--	162,093(3)	--(3)	162,093
Upon Change-in-Control where Award assumed by surviving entity	--	--	--	--(3)	--(3)	--
Joseph M. Forlenza
Upon Death or Disability	--	--	--	276,683(3)	--(3)	276,683
Upon Termination Following a Change-in-Control(4)	1	537,667	1,996	276,683	--	816,346
Upon Change-in-Control where Award is not assumed by surviving entity	--	--	--	276,683(3)	--(3)	276,683
Upon Change-in-Control where Award assumed by surviving entity	--	--	--	--(3)	--(3)	--
Juliette P. Kleffel
Upon Death or Disability	--	--	--	845,833(3)	--(3)	845,833
Upon Termination Following a Change-in-Control(4)	1	651,000	1,860	845,833	--	1,498,693
Upon Change-in-Control where Award is not assumed by surviving entity	--	--	--	845,833(3)	--(3)	845,833
Upon Change-in-Control where Award assumed by surviving entity	--	--	--	--(3)	--(3)	--

(1)	As provided for in Mr. Hudson’s employment agreement, the Bank would continue to pay to Mr. Hudson or his estate or beneficiaries his annual base salary, including any other cash compensation to which he would be entitled at termination date, for the period indicated under Term. In addition, the Bank would continue to pay the insurance premium for Mr. Hudson, his spouse and eligible dependents for continued participation in any group medical, dental, vision and/or prescription drug plan benefits (including any excess COBRA cost of coverage) for the term indicated or until his earlier death. In the case of termination without cause or resignation for good reason, Mr. Hudson’s severance for the Term also would include an amount equal to his highest annual bonus for the previous three full fiscal years. In the case of termination without cause or resignation for good reason within twelve months following a change in control, severance payments would be made in a lump sum.
(2)	The initial term of agreement is three years, but benefits under the agreement are paid for the Term as indicated in the table.
(3)	As provided for in the award document. Starting with awards granted in January 2015, there is no vesting of equity in a change in control if the award is assumed by the surviving entity or otherwise equitably converted or substituted.
(4)	As provided for change in control agreement, the Company shall pay the executive officer in a lump sum in cash within thirty (30) days after the date of termination the aggregate of the: (i) base salary through the termination date to the extent not paid (assumed already paid in table above), (ii) annual bonus (prorated in the event that the executive was not employed by the Company for the whole of such fiscal year), and (iii) annual base salary and annual bonus, multiplied by the Term as indicated in the table. Annual base salary is equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the executive officer by the Company in the 12-month period immediately preceding the month in which the triggering event occurs. Annual bonus is equal to the executive officer’s average annual bonus for the last three full fiscal years prior to the triggering event. All unvested stock options and restricted stock of the Company held by the executive officer shall immediately and fully vest on termination. In addition, the Company will pay or provide to the executive officer or eligible dependents “Welfare Benefits”, for a period of 18 months for Mr. Shaffer and 12 months for Ms. Dexter, Mr. Forlenza and Ms. Kleffel. “Welfare Benefits” include similar medical, prescription, dental, and vision insurance plans benefits paid by the Company prior to the change in control. If the executive officer’s employment is terminated by reason of death, disability, retirement or for cause within the term indicated following a change in control, no further payment is owed to the executive except for accrued obligations, such as earned but unpaid salary and bonus.
(5)	On June 15, 2020, Mr. Hudson entered into an amended employment agreement with the Company. The employment contract terms are more fully described under “Employment and Change in Control Agreements”.
(6)	On December 31, 2020, Mr. Shaffer entered into employment agreement with the Company effective January 1, 2021. The employment contract terms are more fully described under “Employment and Change in Control Agreements”.

CEO Pay Ratio

We are providing the following information to comply with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K. For our last completed fiscal quarter at December 31, 2020, the median annual total compensation of our employees (other than Mr. Hudson, our CEO in 2020) was $61,238 and the annual total compensation for Mr. Hudson, as reported in the Summary Compensation Table was $2,033,703. Based on this information, for 2020, the ratio of compensation for our Chief Executive Officer to the median employee was 33:1. This ratio is specific to our Company and may not be comparable to any ratio disclosed by another company.

To identify the median of the annual total compensation of all of our employees, we reviewed 2020 compensation reflected in our payroll records as reported by our human resource information system (“HRIS”) for our over 900 associates as of December 31, 2020, which includes all full-time employees employed at the end of 2020. Using our HRIS we were able to determine any compensation earned by associates including regular pay, incentive, bonus, business continuity, and any other perquisites. No assumptions, adjustments, or estimates, including any cost of living adjustments were made in identifying the median employee. Next we calculated the median employee’s annual total compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for the Summary Compensation Table on page 31, consistent with the calculations we provide all of our Named Executive Officers. No adjustments were made to the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, to calculate the reported ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees.

Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued under all of our existing compensation plans as of December 31, 2020.

	(a)		Number of securities remaining
	Number of securities to		available for future issuance
	be issued upon exercise of	Weighted average exercise	under equity compensation
	outstanding options, warrants	price of outstanding options,	plans (excluding securities
Plan Category	and rights	warrants, rights	represented in column (a))

Equity Compensation plans
approved by shareholders:
2013 Plan (1)	839,884	$22.94	534,682
Employee Stock Purchase Plan (2)	--	--	33,401

TOTAL	839,884	$22.94	568,083

(1)	Seacoast Banking Corporation of Florida 2013 Long-Term Incentive Plan. Shares reserved under this plan are available for issuance pursuant to the exercise of stock options and stock appreciation rights granted under the plan, and may be granted as awards of restricted stock, performance shares, or other stock-based awards, prospectively.
(2)	Seacoast Banking Corporation of Florida Employee Stock Purchase Plan, as amended.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our non-employee directors are appointed to act on behalf of shareholders by overseeing critical aspects of our business strategy, operations, risk management and governance efforts. Our belief is that superior talent in the board room should generate exceptional levels of customer service, financial performance and, ultimately, superior shareholder returns compared to alternative investments. To this end, the Board is committed to identifying the best available talent to make meaningful contributions to our business and fully execute its duties and responsibilities on behalf of shareholders. The profile of our Board continues to evolve in response to the needs of a dynamic and growing organization. Our Board of Directors plays a meaningful role in helping Seacoast develop, test and implement our business, risk management, talent and reward strategies. The Board’s activities are focused on representing our shareholders in ways that position Seacoast to create significant value for customers, employees and our shareholders within a risk appropriate framework. For additional detail regarding skills and qualifications of our directors, see “Skills and Qualification Mix”.

As of the date of this proxy statement, Seacoast’s Board of Directors consists of eleven members divided into three classes, serving staggered three year terms as provided in our Articles of Incorporation. On June 15, 2020, Charles M. Shaffer was appointed to the Board of Directors (Class I Director) effective January 1, 2021. In addition, we were informed on January 7, 2021, that Director Herbert A. Lurie decided to resign from the board effective January 11, 2021. At this time, Seacoast’s Compensation and Governance Committee and Board of Directors believe that eleven directors is adequate to provide a diversity of background, experience and expertise, and that there are sufficient independent directors to staff the independent committees of the Board and provide independent oversight.

The Annual Meeting is being held to, among other things, elect four Class I directors of Seacoast, each of whom has been nominated by the CGC of the Board of Directors. Each of the nominees is presently a director of Seacoast. All of the nominees will also serve as members of the Board of Directors of Seacoast National Bank (the “Bank”). The members of the Boards of Directors of the Bank and the Company are the same except for Dale M. Hudson and T. Michael Crook, who are currently directors of the Bank only. If elected, each Class I director nominee will serve a three year term expiring at the 2024 Annual Meeting and until their successors have been elected and qualified.

Currently, the Board of Directors is classified as follows:

Class	Term	Names of Directors
Class I	Term Expires at the 2021 Annual Meeting	Jacqueline L. Bradley H. Gilbert Culbreth, Jr. Christopher E. Fogal Charles M. Shaffer
Class II	Term Expires at the 2022 Annual Meeting	Dennis J. Arczynski Maryann Goebel Robert J. Lipstein Thomas E. Rossin
Class III	Term Expires at the 2023 Annual Meeting	Julie H. Daum Dennis S. Hudson, III Alvaro J. Monserrat

Manner for Voting Proxies

All shares represented by valid proxies, and not revoked before they are exercised, will be voted in the manner specified therein. If a valid proxy is submitted but no vote is specified, the proxy will be voted FOR the election of each of the four nominees for election as directors. Please note that banks and brokers that do not receive voting instructions from their clients are not able to vote their client’s shares in the election of directors. Although all nominees are expected to serve if elected, if any nominee is unable to serve, then the persons designated as proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by the CGC. Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (four persons). Cumulative voting is not permitted.

The affirmative vote of the holders of shares of common stock representing a plurality of the votes cast at the Annual Meeting at which a quorum is present is required for the election of the directors listed below, which means that the director nominees who receive the highest votes “for” their election are elected. However, to provide shareholders with a meaningful role in uncontested director elections, which is the case for the election of the director nominees listed below, our Corporate Governance Guidelines provide that if any director nominee receives a greater number of votes “withheld” for his or her election than votes “for” such election, then the director will promptly tender his or her resignation to the Board following certification of the shareholder vote, with such resignation to be effective upon acceptance by the Board of Directors. The CGC would then review and make a recommendation to the Board of Directors as to whether the Board should accept the resignation, and the Board would ultimately decide whether to accept or reject the resignation. The Company will disclose its decision-making process regarding any resignation in a Form 8-K filed with the SEC. In contested elections, the required vote would be a plurality of votes cast and the resignation policy would not apply.

Further details of this policy and the corresponding procedures are set forth in our Corporate Governance Guidelines, available on our website at www.SeacoastBanking.com.

The four nominees have been nominated by Seacoast’s Compensation and Governance Committee, and the

Board of Directors unanimously recommends a vote “FOR” the election of all four nominees listed below.

Nominees for Election at the Annual Meeting

Jacqueline L. Bradley	Age: 63

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2015	• Bank Trust (Chair)
• Bank since 2014	• Corporate Development

Ms. Bradley served as a director of BankFIRST from 2005 until BANKshares was acquired by Seacoast in 2014. During her tenure at BankFIRST, she served on BankFIRST’s Special Assets Committee and Audit Committee. Ms. Bradley currently chairs Seacoast Bank’s Trust and Wealth Management Committee. Ms. Bradley has had a 20+ year career in financial services, including seven years with SunTrust Bank in Central Florida, culminating in her last position as senior vice president leading its Private Client Group (1999-2002). Her previous experience also includes 8 years as vice president with Moody’s Investors Services and 3 years providing consulting services for McKinsey Management Consultants and Touché Ross.

In 2020, Ms. Bradley was appointed to the Board of Directors of Tampa Electric Company, wholly-owned subsidiary of Emera, Inc. (ticker: EMRAF), a public gas and electric utilities company. Ms. Bradley also serves on the board of directors of the Boys & Girls Club of Central Florida, serving as chairperson in 2002 and 2003. Additionally, Ms. Bradley is a board member of The Studio Museum in Harlem. She also served on the finance committee for the Central Florida Expressway Authority and Orange County Tourist Development Council, and the board of directors of the Greater Orlando Aviation Authority, Florida Arts Council, and Cornell Museum of Fine Arts.

Ms. Bradley received her Bachelor of Arts degree in Economics and Political Science from Yale College, and her Master’s degree in Business Administration from Columbia University Graduate School of Business with a concentration in Finance and Marketing.

H. Gilbert Culbreth, Jr.	Age: 75

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2008	• Bank Credit Risk
• Bank since 2006	• Compensation & Governance

Mr. Culbreth has been chief executive officer and owner of Gilbert Chevrolet Company, Inc., a car dealership located in Okeechobee, Florida, for over 40 years. He also owns and manages Gilbert Ford car dealership in Okeechobee, Florida. Mr. Culbreth was previously a member of Big Lake Financial Corporation’s (“Big Lake”) board of directors for 10 years prior to the acquisition of Big Lake by Seacoast in 2006, and has served on the Bank’s board of directors since the acquisition. In addition, Mr. Culbreth is president of several other family businesses, including: Culbreth Realty, Inc. (a real estate brokerage company), Parrott Investments, Inc. (a holding company for two other businesses), Gilbert Cattle Co., LLC (a cattle operation), Grace Marine (a watercraft sales company), Gilbert Aviation Inc. (an aircraft sales and service company), Gilbert Oil Company, LLC and Gilbert Trucking, Inc. Mr. Culbreth is a former director of the Florida Council on Economic Education, the Okeechobee County Board of Realtors, the Okeechobee Economic Council, and the United Way of Okeechobee and is a member of the Masonic Lodge.

Christopher E. Fogal	Age: 69

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 1997	• Bank Trust
• Bank since 1997	• Audit

Mr. Fogal is a certified public accountant and a partner with the public accounting firm of Carr, Riggs & Ingram, LLC (“Carr Riggs”), a top 25 firm that is the second largest super-regional in the southeastern U.S. He was previously a principal with the public accounting firm of Proctor, Crook, Crowder & Fogal, P.A. (“Proctor Crook”), a BDO affiliate firm, located in Stuart, Florida, from 2009 to January 31, 2017 when the firm merged with Carr Riggs. Mr. Fogal was the managing partner of Fogal & Associates from 1979 until the firm merged with Proctor Crook in 2009. He also served on the board of directors of Port St. Lucie National Bank until it was acquired by Seacoast in 1996. Currently, Mr. Fogal is treasurer of the St. Lucie County Economic Development Council. He has also served as past chairman of the Treasure Coast Private Industry Council and past president of the St. Lucie County Chamber of Commerce, and is active in a number of professional organizations including the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

Charles M. Shaffer	Age: 47

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2021 • Bank since 2021	• To be determined

Mr. Shaffer was appointed President and Chief Executive Officer and a member of the Board of Directors of the Company and Bank on January 1, 2021. Mr. Shaffer previously served as Chief Operating Officer since May 2019. He also served as Executive Vice President and Chief Financial Officer from January 2017 to May 2019. Prior to that, he led the Community Banking Group since October 2013 and held other various positions in the Company, including Controller.

Mr. Shaffer is actively involved in the community, serving on the board of directors of Armellini Express Lines, a private logistics company headquartered in Palm City, FL, as well as, BancServ of Florida Bankers Association and United Way of Martin County. Mr. Shaffer is a graduate of the University of Central Florida with a Master’s degree in Business Administration with a specialization in finance, Florida State University with a Bachelor’s degree in Finance, Florida Atlantic University with a Bachelor’s degree in Accounting and is graduate of the Advanced Management Program at the University of Pennsylvania’s Wharton School of Business. He is a Certified Public Accountant licensed in the State of Florida.

Director Terms Extended Beyond the Annual Meeting

Dennis J. Arczynski	Age: 69

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2013 • Bank since 2007	• Audit • Bank Credit Risk (Chair) • Risk Management (Chair) • Corporate Development

Mr. Arczynski has been a risk management, corporate governance, regulatory affairs and banking consultant since 2007. He previously served for 33 years in various managerial and examiner positions in the U.S. Office of the Comptroller of the Currency’s (the “OCC”) headquarters in Washington, D.C. and in several other OCC districts until 2007. As a National Bank Examiner with the OCC, Mr. Arczynski was responsible for the supervision and examination of the largest and most complex mid-size banks, community banks and trust companies; provided guidance to banks in all facets of commercial banking and fiduciary operations including international activities; performed risk assessment and conducted BSA/AML reviews and examinations of internationally active banks; and developed formal enforcement actions and corrective action plans for struggling and deficient institutions. Mr. Arczynski’s other positions of responsibility with the OCC were Assistant Director for Trust Operations, Special Assistant to the Senior Deputy Comptroller (FFIEC Liaison), Associate Director for Financial Management (Financial Systems and Review) and Field Office Manager (Miami Field Office). His duties included the formation of national policies and programs, development of OCC supervisory initiatives, establishment of interagency relations, drafting regulations and writing OCC examiner handbooks. Mr. Arczynski received his Bachelor’s degree from the University of Maryland in Finance and his Master’s degree from the Johns Hopkins University.

Maryann Goebel	Age: 70

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2014 • Bank since 2014	• Audit • Compensation & Governance (Chair) • Risk Management

Ms. Goebel has been an independent IT management consultant since 2012. She was executive vice president and chief information officer of Fiserv, Inc. (NASDAQ: FISV) from 2009 to 2012. In this role, she was responsible for all internal Fiserv IT systems (infrastructure and applications), as well as IT infrastructure, operations, engineering and middleware services. In her 40+ year career, Ms. Goebel has shaped the strategic direction of information technology for major corporations around the world, serving in the critical role of chief information officer for: DHL Express from 2006 to 2009; General Motors North America from 2003 to 2006; Frito-Lay from 2001 to 2002; General Motors Europe from 1999 to 2001; General Motors Truck Group from 1997 to 1999; and Bell Atlantic NYNEX Mobile (now Verizon Mobile) from 1995 to 1997. She has also held senior IT leadership positions at Texas Instruments, Inc., Aérospatiale Helicopter Corporation, and the Southland Corporation, among others.

Ms. Goebel serves as an Independent Director of Repay Holdings Corporation (ticker: RPAY), a leading provider of vertically-integrated payment solutions headquartered in Atlanta, Georgia (formerly Repay Holdings, LLC, a subsidiary of Hawk Parent Holdings, LLC, and acquired by Thunder Bridge, together forming the combined public company Repay Holdings Corporation in July 2019), where she serves as the Chair of the Technology Committee and member of the Audit Committee.

Ms. Goebel received the “100 Leading Women in the North American Auto Industry” award in 2005. She also received an award for outstanding professional achievement from her alma mater, Worcester Polytechnic Institute, where she earned a Bachelor of Science degree in mathematics and currently serves on their Arts and Sciences Advisory Board. In 2017, Ms. Goebel was awarded the CERT Certificate in Cybersecurity Oversight by the NACD.

Dennis S. Hudson, III	Age: 65

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 1984 • Bank since 1984	• Bank Credit Risk • Corporate Development

Mr. Hudson was named Chairman of Seacoast in July 2005, and Executive Chairman in January 2021. Mr. Hudson served as Chief Executive Officer of the Company from June 1998 to January 2021. Mr. Hudson also served as Chairman and Chief Executive Officer of the Bank from 1992 to January 2021. He was President of Seacoast from June 1998 to July 2005, after serving in various positions with the Company and the Bank since 1978.

Mr. Hudson also serves on the board of directors, the audit committee and the compensation committee of Chesapeake Utilities Corporation (ticker: CPK), a public gas and electric utilities company headquartered in Dover, Delaware. In November 2015, Mr. Hudson was appointed as an independent director to PENN Capital Funds, a mutual fund group managed by PENN Capital Management. Mr. Hudson also serves on the Board of the Community Foundation for Palm Beach and Martin counties. From 2005 through 2010, he also served as a member of the board of directors of the Miami Branch of the Federal Reserve Bank of Atlanta.

Mr. Hudson is actively involved in the community, having served on the boards of the Martin County YMCA Foundation, Council on Aging, The Pine School, the Job Training Center, American Heart Association, Martin County United Way, the Historical Society of Martin County, and Martin Health System, as well as Chairman of the Board of the Economic Council of Martin County. Mr. Hudson is a graduate of Florida State University with a Bachelor’s degree in Finance, and a Master’s degree in Business Administration.

Robert J. Lipstein	Age: 65

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2019 • Bank since 2019	• Audit (Chair) • Risk Management

Mr. Lipstein is a certified public accountant and has over 40 years of diversified experience in various business roles, including leadership in audit, corporate governance, information technology, and enterprise risk management. Mr. Lipstein currently chairs Seacoast’s Audit Committee and is a member of the Enterprise Risk Management Committee. He is also a retired KPMG senior partner where he held numerous leadership roles including, Global Partner in Charge of Sarbanes Oxley Services, Global Partner in Charge of IT Business Services, Partner in Charge of KPMG’s financial service practice and partner in charge of KPMG’s advisory practice for the Mid-Atlantic region.

Mr. Lipstein has multiple public company and private company board experiences. He currently serves as a board member of CrossCountry Consulting, a privately-held consulting firm that focuses on corporate advisory services and Cloud Pricing Services, a start-up venture providing visibility into IT Infrastructure costs and utilization to enable optimization of bare metal and cloud based servers. In addition, he is board member of Einstein Healthcare Network, an academic medical center offering full service medical, surgical, and rehabilitation services where he serves as the chair of the Audit Committee and is a member of the Finance and IT Committees. Mr. Lipstein previously served as an independent board member of Ocwen Financial (ticker: OCN), a provider of residential and commercial mortgage loan servicing headquartered in Mount Laurel, New Jersey, where he was as a member of the Audit Committee and Compensation Committee from 2017 to 2020.

He is a graduate of the University of Pennsylvania Director Institute, an Emeritus member of the Weinberg Center for Corporate Governance and he earned a Bachelor’s degree in Accounting from the University of Delaware.

Alvaro J. Monserrat	Age: 52

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2017 • Bank since 2017	• Audit • Compensation & Governance • Corporate Development

Mr. Monserrat is an independent board member and advisor to CEOs of technology start-up companies. Mr. Monserrat’s career spans more than 25 years in large enterprises and entrepreneurial ventures within enterprise software, mobility, cloud, networking and business strategy. His areas of expertise include go-to-market, product and human capital strategy. Most recently, Mr. Monserrat was the Chief Revenue Officer of ACI Worldwide, Inc. (ticker: ACIW), a global software company that provides mission-critical real-time payment solutions to corporations. Prior to ACI, Mr. Monserrat served as the Executive Vice President and General Manager at Nuance Imaging, a subsidiary of Nuance Communications, Inc. (ticker: NUAN), a leading provider of voice and language solutions for business and consumers from January 2018 to February 2019. Mr. Monserrat joined Nuance after serving as Chief Executive Officer at RES Software, a leading digital workspace technology company from 2015 until the company was acquired by Invanti in 2017. He also served as Citrix Systems’ Senior Vice President of Worldwide Sales & Service from 2008 to 2015. At Citrix, Monserrat was part of the executive leadership team that grew the company from hundreds of millions to more than $3B in revenue by 2014, and was instrumental in crafting the strategy that helped Citrix grow from a single-product company, to a multi-product industry leader. Prior to joining Citrix, Mr. Monserrat served as Senior Director at Innovex Group (acquired by Citrix), and received numerous awards including Microsoft’s Best E-Commerce Solution and Best Small Business Solution Awards.

Mr. Monserrat serves as Chairman of the Board at itopia, served as Director at RES Software from 2015 to 2017 and as Director at Auxis LLC from 2016 to 2017. He also served on the board of advisors for Virsto and Whiptail from 2010 to 2013, on the national partner board for the Leukemia and Lymphoma Society from 2008 to 2009, and on the board of the Children’s Harbor Society. Mr. Monserrat holds a Master’s degree of business administration from the University of Texas at Austin and a Bachelor’s degree in computer science from the University of Miami.

Thomas E. Rossin	Age: 87

TENURE:	BOARD COMMITTEES:	QUALIFICATIONS & EXPERIENCE:
• Company since 2003 • Bank since 2003	• Risk Management • Corporate Development (Chair)

Mr. Rossin is a retired attorney in West Palm Beach, Florida, previously serving as management chairman with the firm of St. John, Rossin & Burr, PLLC from 1993 to 2016. He served as a Florida State Senator from 1994 to 2002, the last two years as minority leader, and was a candidate for Florida Lt. Governor in 2002. Mr. Rossin founded Flagler National Bank in 1974, serving as president, chief executive officer and director and growing it to the largest independent bank in Palm Beach County with over $1 billion in assets. Forming The Flagler Bank Corporation, the holding company for Flagler National Bank, in 1983 and serving as president, chief executive officer and director, he took it public in 1984 and facilitated the acquisition of three financial institutions, until both Flagler National Bank and the holding company were sold in 1993 to SunTrust Bank. Prior thereto, Mr. Rossin was vice chairman and director of First Bancshares of Florida, Inc. after consolidating four banks under one charter, including First National Bank in Riviera Beach at which he served as president and chief executive officer. He has served as past president of the Community Bankers Association of Florida and Palm Beach County Bankers Association, and is currently a member of the Florida Bar Association. In March 2014, Mr. Rossin received the Exemplary Elected Official Award from the Forum Club of the Palm Beaches.

Director Compensation

Decisions regarding our non-employee director compensation program are approved by our full board of directors based on recommendations from the CGC. In making its recommendations, the CGC considers the director compensation practices of peer companies and whether such recommendations align with the interests of our shareholders with respect to total compensation and each element thereof based on a peer group study conducted by the Company’s compensation consultant. Our compensation program for non-employee directors is designed to:

•	appropriately compensate directors for the work required at a company of Seacoast’s size, growth, and dynamic and evolving business model;
•	align directors’ interests with the long-term interests of Seacoast’s shareholders; and
•	make meaningful adjustments every few years, rather than small annual adjustments.

Non-Employee Director Compensation Structure

Annual Retainer paid to all Non-employee Directors of the Company:
Cash (1)	$37,500
Stock Award (2)	$62,500
Annual Committee Chair Retainer for all Committees	$25,000

(1) A number of directors have elected to receive all or a portion of their cash retainer in stock or stock options as described below.

(2) Granted under the 2013 Incentive Plan following election or re-election at each annual meeting of shareholders.

All cash retainers are paid in quarterly installments. To further align directors’ interests with long-term shareholder interests, directors may elect to receive: 1) all or a portion of their annual cash retainer in Company common stock, and 2) up to a maximum of 30% of their annual cash retainer in the form of non-qualified options to purchase shares of Company common stock. Retainers are pro-rated for directors who join or leave the Board or have a change in Board role during a quarterly period.

Non-employee directors are also reimbursed for their travel, lodging and related expenses incurred in connection with attending Board, committee and shareholders meetings and other designated Company events. Executive officers who are also directors do not receive any compensation for services provided as a director.

Lead Independent Director Compensation

The Board appointed Christopher E. Fogal as Lead Independent Director in December 2018. In 2020, Mr. Fogal received an additional annual cash retainer of $25,000 for his service as Lead Independent Director.

Director Stock Ownership Policy

To align the interests of our directors and shareholders, our Board of Directors believes that directors should hold a significant financial stake in Seacoast. Consequently, our Corporate Governance Guidelines require that directors own Seacoast stock equal in value to a minimum of three times their base annual retainer within four years of joining the Board. Each director must retain 75% of their shares until reaching the minimum share ownership requirement, and after the ownership target is met, must retain at least 50% of the shares for one year. All of our directors own more than the minimum stock requirement, except for two of our newest directors who have been on the Board for three years or less, and are on track to be compliant with our policy within the prescribed time frame.

The table below sets forth the total compensation paid to Board members who are not employees of the Company or the Bank for fiscal year 2020.

2020 Director Compensation Table

	Fees Earned			All Other
	or Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Director	($)(1)	($)(2)	($)(3)	($)	($)
Dennis J. Arczynski	87,500(4)	62,512	--	--	150,012
Jacqueline L. Bradley	62,500(4)	62,512	--	--	125,012
H. Gilbert Culbreth, Jr.	37,500(7)	62,512	--	--	100,012
Julie H. Daum	37,500(7)	62,512	--	--	100,012
Christopher E. Fogal	62,500(5)	62,512	--	--	125,012
Maryann Goebel	62,500(4)	62,512	--	--	125,012
Robert J. Lipstein	62,500(4)	62,512			125,012
Herbert A. Lurie (6)	37,500(6)(7)	62,512	--	--	100,012
Alvaro J. Monserrat	37,500	62,512	--	--	100,012
Thomas E. Rossin	62,500(4)	62,512	--	--	125,012

(1)	Certain directors elected to take a portion of their cash compensation in the form of non-qualified options to purchase shares of Company common stock. A breakdown of the option awards made to each director in 2020 is provided below in the table entitled “Stock Awards Granted to Directors in 2020”.
(2)	A breakdown of the stock awards made to each director in 2020 is provided below in the table entitled “Stock Awards Granted to Directors in 2020”. No stock awards held by directors were outstanding as of December 31, 2020.
(3)	Directors may elect to take a portion of their 2020 cash compensation in the form of stock option awards. The grant date value of these awards is included in the “Fees Earned or Paid in Cash” column. In 2020, no director elected to take stock option awards. As of December 31, 2020, all of the stock option awards described below in the table entitled “Stock Awards Granted to Directors in 2020” were outstanding.
(4)	Includes $25,000 for each service as Chair of a Board Committee, including bank subsidiary committees; Committee Chair rotation is pro-rated accordingly on quarterly basis.
(5)	Includes $25,000 for service as Lead Independent Director.
(6)	Seacoast Board service ended for Mr. Lurie in January 2021.
(7)	The table below shows the cash amounts that the directors deferred into the Directors’ Deferred Compensation Plan (“DDCP”) described below in 2020 and the total number of shares held in the DDCP Seacoast Stock Account and Equity Deferral Account for each director as of the Record Date.

		Shares held in DDCP
	Cash Deferred into DDCP	Stock Account as of	Shares held in DDCP
	Stock Account in 2020	Record Date	Equity Deferral Account	Total Shares held in DDCP
Director	($)	(#)	(#)	(#)
Dennis J. Arczynski	--	16,177	17,567	33,744
Jacqueline L. Bradley	--	--	14,802	14,802
H. Gilbert Culbreth, Jr.	37,500	7,305	17,567	24,872
Julie H. Daum	37,500	9,444	17,567	27,011
Christopher E. Fogal	--	626	17,567	18,193
Maryann Goebel	--	--	17,271	17,271
Robert J. Lipstein	--	--	--	--
Herbert A. Lurie	37,500	--	--	--
Alvaro J. Monserrat	--	917	9,269	10,186
Thomas E. Rossin	--	--	17,567	17,567

Stock Awards & Options Granted To Directors In 2020

The following table sets forth certain information concerning stock awards and options granted to directors during 2020. As of December 31, 2020, all stock awards granted to directors listed below were fully vested.

			Option Awards:	Exercise or Base	Grant Date Fair
			Number of Securities	Price of Option	Value of Stock and
		Stock Awards(1)	Underlying Options	Awards	Option Awards(2)
Name	Grant Date	(#)	(#)	($/Sh)	($)
Dennis J. Arczynski	7/31/2020	3,311	--	--	62,512
Jacqueline L. Bradley	7/31/2020	3,311	--	--	62,512
H. Gilbert Culbreth, Jr.	7/31/2020	3,311	--	--	62,512
Julie H. Daum	7/31/2020	3,311	--	--	62,512
Christopher E. Fogal	7/31/2020	3,311	--	--	62,512
Maryann Goebel	7/31/2020	3,311	--	--	62,512
Robert J. Lipstein	7/31/2020	3,311	--	--	62,512
Herbert A. Lurie	7/31/2020	3,311	--	--	62,512
Alvaro J. Monserrat	7/31/2020	3,311	--	--	62,512
Thomas E. Rossin	7/31/2020	3,311	--	--	62,512

(1)	All of the shares were deferred into the Company’s Directors’ Deferred Compensation Plan described below, with the exception of Robert J. Lipstein.
(2)	Represents the aggregate grant date fair value as of the respective grant date for each award, calculated in accordance with FASB ASC Topic 718. The assumptions made in valuing stock awards reported in this column are discussed in Note K to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2020.

Directors’ Deferred Compensation Plan

The Company has a Directors’ Deferred Compensation Plan (“DDCP”) to allow each non-employee director of the Company and the Bank to defer receipt of his or her director compensation, both cash and equity, until his or her separation from service with the Company. Each participant account is separated into sub-accounts for cash deferrals (“Cash Deferral Account”) and equity deferrals (“Equity Deferral Account”). Each participant directs how his or her Cash Deferral Account in the DDCP is invested among the available investment vehicle options, including a Company stock fund (“Stock Account”). The plan’s investment options are reviewed and selected annually by a committee appointed by the Board of Directors of the Company to administer the plan. No earnings or dividends paid under the DDCP are above-market or preferential.

All amounts paid under the DDCP are paid in cash from the general assets of the Company, either directly by the Company or via a “rabbi trust” the Company has established in connection with the plan. Nothing contained in the plan creates a trust or fiduciary relationship of any kind between the Company and a participant, beneficiary or other person having a claim to payments under the plan. A participant or beneficiary does not have an interest in his or her plan account that is greater than that of an unsecured creditor.

Upon a participant’s separation from service, the participant will receive the balance of his or her Stock Account and/or Equity Deferral Account in shares of Company common stock and the balance of his or her other plan accounts in cash in one of the following three forms specified by the participant at the time of initial deferral election: i) a lump sum; ii) monthly installments over a period not to exceed five years; or iii) a combination of an initial lump sum of a specified dollar amount and the remainder in monthly installments over a period not to exceed five years. Upon death of a participant, any balance in his or her account shall be paid in a lump sum to his or her designated beneficiary or to his or her estate.

PROPOSAL 2

APPROVAL AND ADOPTION OF SEACOAST’S 2021 INCENTIVE PLAN

We are asking our shareholders to approve and adopt the Seacoast Banking Corporation of Florida 2021 Incentive Plan (the “2021 Plan”). The Company currently maintains the 2013 Incentive Plan (the “2013 Plan”), which provides for the grant of awards or options to purchase shares of the Company’s common stock to key employees, directors, consultants and advisors of the Company and its subsidiaries. As of record date, there were 591,108 shares of common stock remaining available for the grant of equity awards under the 2013 Plan. In order to enable us to continue to offer meaningful equity-based incentives, as well as cash-based incentives, to our employees, officers, directors, consultants and advisors, our board of directors believes that it is both necessary and appropriate to increase the number of shares of our common stock available for these purposes. As a result, on March 30, 2021, the Board of Directors adopted, subject to shareholder approval at the Annual Meeting, Seacoast’s 2021 Plan. If shareholders approve the 2021 Plan, no further awards shall be granted under the 2013 Plan and the 2013 Plan shall remain in effect only so long as awards granted thereunder shall remain outstanding.

If the adoption of the 2021 Plan is approved by our shareholders at the Annual Meeting, it will become effective on the date of the Annual Meeting. If the 2021 Plan is not approved by our shareholders, then the 2013 Plan will remain in effect as it presently exists. The Company has reserved 2,250,000 shares of the authorized but unissued shares of common stock for issuance upon the grant or exercise of awards pursuant to the 2021 Plan.

Summary of the 2021 Plan

A summary of the 2021 Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the 2021 Plan, which is included as Appendix B to this Proxy Statement.

Important Provisions

The 2021 Plan contains a number of provisions that we believe are consistent with the interests of shareholders and sound corporate governance practices, including:

•	No liberal share counting. The plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an option or SAR or to satisfy tax withholding requirements.
•	No repricing of stock options or SARs. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of shareholders, including the exchange for cash or another award or by a cash repurchase of “underwater” awards.
•	No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying common stock on the date of grant.
•	No dividends on unearned awards. The plan prohibits the current payment of dividends or dividend equivalent rights on unearned awards.
•	Compensation recoupment policy. Awards under the plan will be subject to any compensation recoupment policy that the Company may adopt from time to time.
•	No Single-Trigger Change of Control Vesting. If awards granted under the 2021 Plan are assumed by the successor entity in connection with a change of control of the Company, such awards will not automatically vest and pay out upon the change of control.

Purpose

The purpose of the 2021 Plan is to promote the success, and enhance the value of the Company’s success by linking the personal interests of its employees, officers, directors, consultants and advisors to those of the Company’s shareholders, and by providing participants with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors, consultants and advisors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. As of the record date, approximately 983 employees (including officers), 11 directors (including Bank directors), 0 consultants and 0 advisors would be eligible to receive awards under the 2021 Plan.

Permissible Awards

The 2021 Plan authorizes the grant of awards in any of the following forms:

•	Options to purchase shares of common stock, which may be nonstatutory stock options or incentive stock options under the U.S. Internal Revenue Code (the “Code”). The exercise price of an option granted under the 2013 Plan may not be less than the fair market value of the Company’s common stock on the date of grant. Stock options granted under the 2013 Plan have a maximum term of ten years.

•	Stock appreciation rights, or SARs, which give the holder the right to receive the excess, if any, of the fair market value of one share of common stock on the date of exercise, over the base price of the stock appreciation right. The base price of a SAR may not be less than the fair market value of the Company’s common stock on the date of grant. SARs granted under the 2013 Plan have a maximum term of ten years.
•	Restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Committee.
•	Restricted stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property) in the future, based upon the attainment of stated vesting or performance goals set by the Committee.

•	Deferred stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property) in the future, generally without any vesting or performance restrictions.
•	Performance awards.
•	Other stock-based awards in the discretion of the Committee, including unrestricted stock grants.
•	Cash-based awards.

All awards will be evidenced by a written award certificate between the Company and the participant, which will include such provisions as may be specified by the Committee. Dividend equivalent rights, which entitle the participant to payments in cash or property calculated by reference to the amount of dividends paid on the shares of stock underlying an award, may be granted with respect to awards other than options or SARs.

Awards to Non-Employee Directors

The maximum aggregate number of shares subject to awards that may be granted under the 2021 Plan to any non-employee director in any calendar year is limited to a number that, combined with any cash meeting fees or cash retainers, does not exceed $750,000 in total value, including in the case of a non-employee Chairman of the Board or Lead Director.

Shares Available for Awards

Subject to proportionate adjustment in the event of stock splits and similar events, the aggregate number of shares of common stock that may be issued under the 2021 Plan is 2,250,000 shares, plus a number of additional shares (not to exceed 661,128) underlying awards outstanding as of the effective date of the 2021 Plan under the 2013 Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. The maximum number of shares that may be issued upon exercise of incentive stock options granted under the 2021 Plan is 2,250,00.

Share Counting

Shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash, will again be available for future grants of awards under the 2021 Plan. To the extent that the full number of shares subject to a full-value award is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued shares originally subject to the award will be added back to the plan share reserve. Shares delivered by the participant or withheld from an award to satisfy tax withholding requirements, and shares delivered or withheld to pay the exercise price of an option, will not replenish the plan share reserve. For SARs settled in shares, the full number of shares underlying the award (rather than any lesser number based on the net number of shares actually delivered upon exercise) will count against the plan share reserve. The Committee may grant awards under the 2021 Plan in substitution for awards held by employees of another entity who become employees of the Company as a result of a business combination, and such substitute awards will not count against the plan share reserve. Shares repurchased by the Company on the open market with the proceeds of an option exercise shall not be added to the Plan share reserve.

Key Data Relating to Outstanding Awards

The following table provides information regarding outstanding equity awards and shares available for future awards under the 2013 Plan as of our Record Date.

Total shares underlying outstanding stock options	808,841
Weighted-average exercise price of outstanding stock options	$22.78
Weighted-average remaining contractual life of outstanding stock options	5.0 years
Total shares underlying full value awards outstanding	661,128
Total shares currently available for grant	592,232

Information Regarding our Authorized Shares and Stock Price

Our amended and restated articles of incorporation authorize the issuance of 120 million shares of common stock. As of our Record Date, there were 55,295,596 shares of common stock issued and outstanding and the closing price of a share of our common stock as of that date was $35.70.

Significant Historical Award Information

Common measures of a stock plan’s cost include burn rate, dilution and overhang. The burn rate refers to how fast a company uses the supply of shares authorized for issuance under its stock plan. Dilution measures the degree to which our shareholders’ ownership has been diluted by stock-based compensation awarded under our various equity plans and also includes shares that may be awarded under our various equity plans in the future, which is commonly referred to as overhang.

We closely monitor our share usage and believe we have been judicious in our use of shares previously authorized by our shareholders under the current Plan. The following table and related footnotes show our key equity metrics over the last three years.

Key Metrics (At Target)	2018	2019	2020
Burn Rate (1)	1.30%	0.45%	1.26%
Overhang (2)	6.02%	5.26%	4.50%
Dilution (3)	3.59%	3.21%	3.53%

(1)	Adjusted burn rate is calculated under Institutional Stockholder Services, or ISS, methodology by dividing the number of shares subject to equity awards granted during the applicable fiscal period, adjusted to address the dilutive effect of stock-based awards other than stock options and SARs, by the total weighted-average number of shares outstanding during the applicable fiscal period. The adjustment is based on the volatility of a company’s stock price, and in 2020, our applicable adjustment factor was 48.1.
(2)	Overhang is calculated by dividing (a) the sum of (x) the number of shares subject to equity awards outstanding at the end of the year and (y) the number of shares available for future grants, by (b) the number of shares outstanding at the end of the year.
(3)	Dilution is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

Number of Shares Requested

Several factors were evaluated in determining to request 2,250,000 shares for the 2021 Plan:

•	Considering the burn rate, 2,250,000 shares are requested under the 2021 Plan, representing the shares the Company anticipates needing for the next three (3) years under normal circumstances.
•	Although we must manage our share reserve under the possibility that awards will be earned at the maximum level, this will only occur if we achieve the maximum performance under each metric in each award, which is not expected to be the case. Our actual share usage will also vary from our estimate based upon changes in market grant values, changes in the number of recipients, changes in our stock price, changes in the structure of our long-term incentive program, changes in our dividend rate and forfeitures of outstanding awards. We believe that the proposed share reserve reflects an appropriate balance between our desire to allow maximum flexibility in a competitive labor market and shareholder interests of limiting dilution.
•	As of the Record Date, the plan share reserve represented less than 0.1% of our common shares outstanding.
•	As of the Record Date, the total overhang resulting from the share request, including our outstanding awards under the current 2013 Plan represents approximately 4.5% of our fully-diluted common shares outstanding.

Administration

The 2021 Plan will be administered by the Compensation and Governance Committee, or such other committee as may be determined by the Board (the “Committee”). The Committee will have the authority to grant awards; designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2021 Plan; prescribe forms of award certificates, and make any rules, interpretations, and any and all other decisions and determinations that may be required under the 2021 Plan. The Board may at any time administer the 2021 Plan. If it does so, it will have all the powers of the Committee under the 2021 Plan.

In addition, the Board or the Committee may expressly delegate to a special committee some or all of the Committee’s authority, within specified parameters, to grant awards to eligible participants who, at the time of grant, are not executive officers.

Limitations on Transfer; Beneficiaries

No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution; provided, however, that the Committee may permit other transfers (other than transfers for value) where the Committee concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Acceleration upon Certain Events

Treatment of Awards upon a Participant’s Death or Disability

Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability:

•	each of that participant’s outstanding options and SARs, or portions of such outstanding Options and SARs, as applicable, that are solely subject to time-based vesting requirements shall become vested and fully exercisable as of the date of termination, and shall thereafter remain exercisable for a period of one (1) year or until the earlier expiration of the original term of the Option or SAR;
•	each of that Participant’s other outstanding Awards, or the portions of such other outstanding Awards, as applicable, that are solely subject to time-based vesting restrictions shall become vested, and such restrictions shall lapse of the date of termination; and
•	the payout opportunities attainable under each of that participant’s outstanding Options, SARs, and other Awards, or the portions of such outstanding Options, SAR and other Awards, as applicable, that are solely subject to performance-vesting requirements or restrictions shall be deemed to have been earned as of the date of termination as follows:
o	if the date of termination occurs during the first half of the applicable performance period, all relevant performance goals will be deemed to have been achieved at the “target” level.
o	if the date of termination occurs during the second half of the applicable performance period, the awards will be deemed to have been achieved at the greater of the “target” level or the level of achievement as measured at the end of the quarter immediately preceding the date of termination.

Treatment of Awards upon a Participant’s Retirement

The 2021 Plan does not provide special treatment for a participant’s retirement. Any such treatment may be addressed in an individual award certificate, or left to the Committee’s discretion.

Treatment of Awards upon a Change in Control

Unless otherwise provided in an award certificate or any special plan document governing an award:

(A) upon the occurrence of a change in control of the Company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Committee or the Board:

•	all outstanding options and SARs will become fully vested and exercisable;
•	all time-based vesting restrictions on outstanding awards will lapse as of the date of the change in control; and
•	the payout opportunities attainable under all outstanding performance-based awards will vest based on target (if the change in control occurs during the first half of the performance period) or actual performance measured (if greater) as of the end of the calendar quarter immediately preceding the change in control (if the change in control occurs during the second half of the performance period), and

(B) with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within two years after the effective date of the change in control, a participant’s employment is terminated without Cause or the participant resigns for Good Reason (as such terms are defined), then:

•	all of that participant’s outstanding options and SARs will become fully vested and exercisable;
•	all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination; and
•	the payout opportunities attainable under all outstanding performance-based awards will vest based on target (if the change in control occurs during the first half of the performance period) or actual performance measured as of the end of the calendar quarter immediately preceding the change in control (if the change in control occurs during the second half of the performance period). In both cases, the awards will payout on a pro rata basis, based on the time elapsed prior to the date of the termination of employment.

Acceleration for Other Reasons

The Committee may, in its sole discretion determine that, upon a Participant’s termination of service or a change in control, all or a portion of such participant’s awards shall become fully or partially exercisable, that some or all restrictions shall lapse, and that any performance criteria shall be deemed fully or partially satisfied. The Committee may provide for different treatment among participants and among awards in exercising this discretion.

Adjustments

In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per share value of the common stock to change (including, without limitation, any stock dividend, stock split, reverse stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2021 Plan will be adjusted proportionately, and the Committee must make such adjustments to the 2021 Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.

Termination and Amendment

If the 2021 Plan is approved by shareholders at the Annual Meeting, the Plan will terminate on the tenth anniversary of the date of the Annual Meeting, or, if the shareholders approve an amendment to the 2021 Plan that increases the number of shares subject to the 2021 Plan, the tenth anniversary of the date of such approval, unless earlier terminated by the Board or the Committee. The Board or the Committee may, at any time and from time to time, terminate or amend the 2021 Plan, but if an amendment to the 2021 Plan would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. No termination or amendment of the 2021 Plan may adversely affect any award previously granted under the 2021 Plan without the written consent of the participant. Without the prior approval of the Company’s shareholders, the 2021 Plan may not be amended to directly or indirectly reprice, replace or repurchase “underwater” options or SARs.

The Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the shareholders or otherwise permitted by the anti-dilution provisions of the 2021 Plan, (i) the exercise price or base price of an option or SAR may not be reduced, directly or indirectly, (ii) an option or SAR may not be cancelled in exchange for options, SARs, or other awards with an exercise price or base price that is less than the exercise price or base price of the original option or SAR, or otherwise, and (iii) the Company may not repurchase an option or SAR for value (in cash or otherwise) from a participant if the current fair market value of the shares of common stock underlying the option or SAR is lower than the exercise price or base price per share of the option or SAR.

Prohibition on Repricing

Without the prior consent of the Company’s shareholders, outstanding stock options and SARs cannot be repriced, directly or indirectly, nor may stock options or SARs be cancelled in exchanged for stock options or SARs with an exercise or base price that is less than the exercise price or base price of the original stock options or SARs. In addition, the Company may not, without the prior approval of shareholders, repurchase an option or stock appreciation right for value from a participant, or cancel an option or stock appreciation right in exchange for other awards, if the current market value of the underlying stock is lower than the exercise price per share of the option or stock appreciation right.

Certain Federal Tax Effects

The following discussion is limited to a summary of the U.S. federal income tax provisions relating to the grant, exercise and vesting of awards under the 2021 Plan and the subsequent sale of common stock acquired under the 2021 Plan. The tax consequences of awards may vary depending upon the particular circumstances, and it should be noted that the income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.

Nonstatutory Stock Options

There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the 2021 Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options

There typically will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Stock Appreciation Rights

A participant receiving a stock appreciation right will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock

Unless a participant makes an election to accelerate recognition of income to the date of grant as described below, the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is subject to restrictions on transfer and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Stock Units

A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of common stock (or the equivalent value in cash) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the common stock or other property as of that date, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Cash-Based Awards

A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a cash-based award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Benefits to Named Executive Officers and Others

As of the Record Date, no shares of our common stock have been issued under the 2021 Plan. Awards under the 2021 Plan are granted at the discretion of the Compensation and Governance Committee. Accordingly, future awards under the 2021 Plan are not determinable.

The Board of Directors unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3

AMENDMENT OF EMPLOYEE STOCK PURCHASE PLAN TO INCREASE

THE SHARES RESERVED FOR ISSUANCE UNDER THE PLAN

The Company currently maintains the Seacoast Banking Corporation of Florida Employee Stock Purchase Plan (“Purchase Plan”) which offers employees of the Company and its subsidiaries a convenient way to purchase shares of Seacoast stock at a discount or with a contribution from the Company and provides an incentive for continued employment. The Purchase Plan is an important part of the Company’s total incentive program and its effort to attract and retain qualified employees. The Purchase Plan also encourages Company stock ownership by a broad base of employees. As of record date, there were 31,095 shares of common stock remaining available for purchase under the Purchase Plan.

The Purchase Plan was originally adopted by the Board of Directors in October 1988 and approved by the Company’s shareholders in April 1989. In January 1990, July 2004, June 2009, and May 2013, the Company amended the Purchase Plan to clarify and amend certain terms or to add additional shares to the Purchase Plan.

On March 30, 2021, the Board of Directors adopted a resolution to further amend, subject to approval by the shareholders at the Annual Meeting, Section 2 of the Purchase Plan to increase the number of shares of common stock that are authorized and reserved for issuance under the Purchase Plan from 300,000 shares to 800,000 shares (subject to adjustment under the anti-dilution provision). By increasing the number of shares authorized and reserved for issuance under the Purchase Plan, the Company will be able to continue to provide this benefit to new and existing employees.

A summary of the Purchase Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the proposed amended and restated Purchase Plan, for which shareholder approval is sought under this Proposal, which is filed as Appendix C attached to this proxy statement.

Administration

The Purchase Plan is currently administered by the CGC of the Company’s Board of Directors. This committee, acting as Plan Administrator, has full authority to interpret the Purchase Plan, to prescribe, amend and rescind rules and regulations relating to this Purchase Plan, and to make all other determinations necessary or advisable in administering this Purchase Plan. All expenses incurred in the purchase of shares of common stock from the Company or in the open market under the Purchase Plan shall be paid by the Company.

Securities Subject to the Purchase Plan

Including the 500,000 share increase for which shareholder approval is sought under this Proposal 3, 800,000 shares of common stock will be reserved for issuance over the term of the Purchase Plan. The number of shares reserved under the Purchase Plan will be adjusted proportionally to avoid any dilution in the event of any stock dividend or stock split with respect to the shares of common stock, or reclassification or similar change in the common stock. Shares of common stock subject to this Purchase Plan may, at the election of the Company, be acquired by the Company or its agent through purchases in the open market, from the Company’s treasury or through original issuances of authorized shares for such purpose.

Eligibility and Participation

Currently, all employees of the Company, or of any existing or future subsidiaries of the Company designated by the Plan Administrator are eligible to participate in the Purchase Plan (“Eligible Employees”). The following individuals are not considered Eligible Employees: (i) any director, honorary director or advisory director of the Company or any subsidiary of the Company who is not an employee of the Company; (ii) a worker employed by an organization which hires its own employees and assigns them to the Company to support or supplement the Company’s work; (iii) an employee who, immediately after the participation, would own directly or indirectly shares of the capital stock of the Company representing 5% or more of the total combined voting power or value of all classes of shares of capital stock of the Company or any parent or subsidiary corporation of the Company; or (iv) an employee who has, during the calendar year, purchased stock under the Purchase Plan and under any other employee stock purchase plan of the Company or any parent or subsidiary corporation of the Company with an aggregate Fair Market Value (as defined below) equal to or exceeding $25,000.

As of record date, 647,601 shares of common stock had been issued under the Purchase Plan, and 31,095 shares would be available for future issuance, excluding the 500,000 share increase under this Proposal 3. As of record date, the Company estimates that approximately 983 employees, (including officers), were eligible to participate in the Purchase Plan.

Participation and Withdrawal

Each Eligible Employee may elect to participate in the Purchase Plan effective as of the first day of any month following the Eligible Employee’s last date of hire by the Company (the “Enrollment Date”) by delivering to the Company’s payroll department no later than 15 days prior to the Enrollment Date a signed enrollment form authorizing salary deductions for purchases under the Purchase Plan. The salary deduction may be specified as a dollar amount or a percentage of the employee’s regular salary, but may not exceed 5% of his or her regular salary. In no event may a participant purchase more than 10,000 shares under the Purchase Plan in a single month. A participant may at any time withdraw from the Purchase Plan and cease to be a participant in the Purchase Plan by delivering written notice within 15 days of the effective date of the withdrawal to the Company’s payroll department. A participant may increase or decrease the amount of the employee’s payroll deduction by filing a new enrollment form with the Company’s payroll department.

Purchase Price

The common stock purchased under the Purchase Plan will be purchased on an Investment Date, which is defined as the last business day of each month. With respect to treasury shares or shares of the Company’s common stock originally issued by the Company to the Purchase Plan, the purchase price of such shares will be 95% of the Fair Market Value, which is defined as the closing sale price per share of the Company’s common stock as reported on Nasdaq, or any exchange on which the common stock is then listed, on the Investment Date or the next preceding trading day if the common stock is not traded on the purchase date. If shares are to be purchased in the open market, the purchase price under the Purchase Plan will be the actual purchase price of the shares on the open market, but the Company will make contributions to such employee’s contribution account on the Investment Date equal to 5.263% of the amounts contributed by the employee so that the effective purchase price is 95% of the trading price. Notwithstanding the foregoing, in no event may the purchase price be less than the par value of the common stock, which is $0.10. As of record date, the Fair Market Value of the Company’s common stock on Nasdaq was $35.70 per share.

Rights as Shareholder

Each employee participating in the Plan will be a beneficial owner of shares purchased by him or her in the Purchase Plan. Any cash dividends paid by the Company with respect to the whole shares of common stock in the employee’s plan stock account will be held by the Company without interest and shall be reinvested automatically in additional whole shares of common stock on the next Investment Date and such additional shares will be added to the same stock account. Each participant will have the right twice a year to (a) obtain a certificate for the number of shares of the Company’s common stock credited to a participating employee’s stock account, or (b) direct that any whole shares of the Company’s common stock be sold and that the proceeds, less expenses of sales be remitted to such employee. The participants will receive any and all information that is disseminated to the Company’s other shareholders, including a proxy to vote any shares in the stock account. However, the employees may only vote such shares by proxy. No right or interest of any participating employee under the Purchase Plan may be assigned or transferred, except by will or according to the laws of descent and distribution and no rights under the Purchase Plan may be exercised by any person other than the participating employee during the lifetime of such employee.

Certain Federal Income Tax Effects

The following discussion is limited to a summary of the U.S. federal income tax provisions relating to participation in the Purchase Plan. The tax consequences may vary depending upon the particular circumstances, and it should be noted that the income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.

The Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under such an arrangement, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until either there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two (2) years after his or her entry date into the purchase period in which such shares were acquired or within one (1) year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the Fair Market Value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant also will recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If a participant sells or disposes of the purchased shares more than two (2) years after his or her entry date into the purchase period in which the shares were acquired and more than one (1) year after the actual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the Fair Market Value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) five percent (5%) of the Fair Market Value of the shares on the participant’s entry date into that purchase period. Any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.

If a participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year death equal to the lower of (i) the amount by which the Fair Market Value of the shares on the sale or disposition exceeds the purchase price paid for those shares or (ii) five percent (5%) of the Fair Market Value of the shares on the participant’s entry date into the purchase period in which those shares were acquired.

Amendment and Termination

The Purchase Plan will terminate on the Investment Date when the participating employees become entitled to purchase a number of shares of common stock greater than the number of reserved shares remaining available for purchase. The Board of Directors may also at any time alter, suspend or discontinue the Purchase Plan. However, the Board of Directors may not, without shareholder approval, (i) increase the number of shares issuable under the Purchase Plan, (ii) alter the purchase price formula so as to reduce the purchase price or (iii) modify the requirements for eligibility to participate in the Purchase Plan.

Benefits to Named Executive Officers and Others

The benefits to be received by the Company’s executive officers and employees as a result of the proposed amendment and restatement of the Purchase Plan are not determinable, since the amounts of future purchases by participants are based on elective participant contributions. No purchase rights have been granted, and no shares of common stock have been issued, with respect to the 500,000 share increase for which shareholder approval is sought under this Proposal.

The Board of Directors unanimously recommends a vote “FOR” Proposal 3.

PROPOSAL 4

ADVISORY (NON-BINDING) VOTE ON COMPENSATION

OF NAMED EXECUTIVE OFFICERS

In accordance with the Exchange Act, we are required to include in this proxy statement and present at the Annual Meeting a non-binding shareholder vote to approve the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of the Company’s named executive officers as disclosed in this proxy statement. The proposal will be presented at the Annual Meeting in the form of the following resolution:

RESOLVED, that the holders of common stock of the Company approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Company’s Proxy Statement for the 2021 Annual Meeting.

This advisory vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board of Directors or creating or implying any additional fiduciary duty on the Board of Directors, nor will it affect any compensation paid or awarded to any executive. The CGC and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract and retain experienced, qualified talent critical to our long-term success and enhancement of shareholder value. Seacoast’s Board of Directors believes that our compensation policies and procedures achieve this objective.

Currently, say-on-pay votes are held by the Company annually, and the next shareholder advisory vote will occur at the 2022 annual meeting of shareholders.

This Proposal 4 requires approval by the affirmative vote of a majority of votes cast at the Annual Meeting.

The Board of Directors unanimously recommends a vote “FOR” Proposal 4.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee, acting pursuant to authority delegated to it by the Board of Directors, appointed Crowe LLP, an independent registered certified public accounting firm and the Company’s independent auditor for the fiscal year ending December 31, 2020, to serve as the Company’s independent auditor for the fiscal year ending December 31, 2021. Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s appointment of Crowe LLP for ratification by the Company’s shareholders in order to ascertain the views of the shareholders regarding such appointment and as a matter of good corporate practice. If the shareholders should not ratify the appointment of Crowe LLP, the Audit Committee will reconsider the appointment.

Representatives of Crowe LLP will be present at the Annual Meeting and will be given the opportunity to make a statement on behalf of the firm, if they so desire, and will also be available to respond to appropriate questions from shareholders. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted for the ratification of the appointment of Crowe LLP for the fiscal year ending December 31, 2021. Ratification of this proposal requires approval by the affirmative vote of a majority of votes cast at the Annual Meeting.

The Board of Directors unanimously recommends a vote “FOR” Proposal 5.

Relationship with Independent Registered Public Accounting Firm

Crowe LLP’s report on Seacoast’s consolidated financial statements for the fiscal year ended December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Crowe LLP’s report on Seacoast’s internal control over financial reporting expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020. Crowe LLP has advised Seacoast that neither the firm nor any of its partners has any direct or material interest in Seacoast and its subsidiaries except as auditors and independent certified public accountants of Seacoast and its subsidiaries.

Independent Registered Public Accounting Firm’s Fees

The following table shows the fees paid or accrued by the Company for the audit and other services for the fiscal years ended December 31, 2020 and 2019, including expenses:

	2020	2019
Audit Fees (1)	$904,900	$879,000
Audit-Related Fees (2)	$85,900	$33,100
Tax Fees (3)	$43,000	$40,000
All Other Fees(4)	$24,000	$88,920

(1)	Includes the aggregate fees for professional services and expenses rendered for the audit of the Company’s consolidated financial statements, reviews of consolidated financial statements included in the Company’s Forms 10-Q filed during the respective fiscal year, and audit of the Company’s internal control over financial reporting, including fees associated with the Company’s adoption of ASC 326, Financial Instruments - Credit Losses.
(2)	Includes the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements and are not reported under “Audit Fees.” These services primarily relate to audits of the Company’s compliance with certain requirements applicable to the U.S. Department of Housing and Urban Development (HUD) assisted programs, and related attestation reporting thereon. Also includes aggregate fees billed in 2020 for professional services performed in connection with the Company’s filing of certain registration statements and related issuance of consents.
(3)	Includes tax preparation and compliance activities for the Company and related tax compliance.
(4)	Includes the aggregate fees for professional services and expenses rendered in connection with the audit of the Company’s retirement savings plan and for consulting services in connection with the formation of a subsidiary of Seacoast National Bank.

Pre-Approval Policy

Under the Audit Committee’s Charter, the Audit Committee is required to approve in advance the terms of all audit services provided to the Company as well as all permissible audit-related and non-audit services to be provided by the independent auditors. All services set forth above under the captions “Audit Fees”, “Audit-Related Fees”, “Tax Fees”, and “All Other Fees” were approved by the Company’s Audit Committee pursuant to SEC Regulation S-X Rule 2-.01(c)(7)(i).

OTHER INFORMATION

Certain Transactions and Business Relationships

Related Party Transactions

The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted a Related Party Transaction Policy to guide the Company in connection with all related party transactions. The policy is available on the Company’s website at www.SeacoastBanking.com. The Company defines a related party as:

•	any employee, officer, director or director nominee of the Company and/or its subsidiaries;
•	a shareholder (or group of affiliated shareholders) beneficially owning in excess of 5% of the Company (or its controlled affiliates);
•	a shareholder (or group of affiliated shareholders) with the right to designate a director or board observer to the Board of Directors of the Company and/or any of its subsidiaries;
•	an immediate family member of any of the foregoing; and
•	an entity which is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of such entity.

The policy requires the Audit Committee or a majority of disinterested members of the Board to approve or ratify a transaction between the Company and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934), other than:

•	transactions available on similar terms to all employees or customers generally;
•	transactions involving less than $25,000 when aggregated with all similar transactions; and
•	loans made by the Bank in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable loans with parties not related to the lender, and not involving more than the normal risk of repayment or presenting other unfavorable features, and in compliance with applicable law, including the Sarbanes Oxley Act of 2002 and Regulation O of the Board of Governors of the Federal Reserve System.

The Audit Committee is currently comprised of five directors, Dennis J. Arczynski, Christopher E. Fogal, Maryann Goebel, Robert J. Lipstein (Chair) and Alvaro J. Monserrat. None of the current Audit Committee members is or has been an officer or employee of Seacoast or its subsidiaries and each is independent.

The Company enters into commercial dealings with certain related persons that it considers arms-length and comparable to dealings between unrelated parties. Director H. Gilbert Culbreth, Jr. is the owner of Gilbert Chevrolet and Gilbert Ford automobile dealerships. In 2020, Seacoast paid Gilbert dealerships $36,000 for vehicle purchases. The Audit Committee approved this arrangement.

Several of Seacoast’s directors, executive officers and their affiliates, including corporations and firms of which they are directors or officers or in which they and/or their families have an ownership interest, are customers of Seacoast and its subsidiaries. These persons, corporations and firms have had transactions in the ordinary course of business with Seacoast and its subsidiaries, including borrowings, all of which, in the opinion of Seacoast’s management and in accordance with the Bank’s written loan policy, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. Seacoast and its subsidiaries expect to have such transactions on similar terms with their directors, executive officers, and their affiliates in the future.

As a federally insured bank, the Bank is subject to Regulation O, which governs loans to “insiders”, defined as any executive officer, director or principal shareholder of the Company or the Bank, and their related interests. Regulation O limits loans to insiders and requires that the terms and conditions of credits granted to insiders are substantially the same as those extended to other customers of the Bank. The Bank’s written loan policy requires compliance with the provisions of Regulation O.

The aggregate amount of loans outstanding by the Bank to directors, executive officers, and related parties of Seacoast or the Bank as of December 31, 2020, was approximately $1,095,258, which represented approximately 0.09% of Seacoast’s consolidated shareholders’ equity on that date. Additionally, the Bank had $1.0 million in unfunded commitments to lend directors and named executive officers at December 31, 2020. These loans were made in the ordinary course of business and they did not involve more than the normal risk of collectability or present other unfavorable features.

Other Matters

Principal Offices

The principal executive offices of Seacoast are located at 815 Colorado Avenue, P. O. Box 9012, Stuart, Florida 34995, and its telephone number is (772) 287-4000.

Availability of Form 10-K

Upon the written request of any person whose proxy is solicited by this proxy statement, Seacoast will furnish to such person without charge (other than for exhibits) a copy of Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including financial statements and schedules thereto, as filed with the SEC. Requests may be made to Seacoast Banking Corporation of Florida, c/o Corporate Secretary, P.O. Box 9012, Stuart, Florida 34995.

Solicitation of Proxies; Expenses

The Board of Directors of the Company is soliciting proxies to be voted at the Annual Meeting. The Company will bear the cost of preparing, printing and mailing the proxy materials and soliciting proxies for the Annual Meeting. In addition to the solicitation of shareholders of record by mail, telephone, electronic mail, facsimile or personal contact, Seacoast will be contacting brokers, dealers, banks, and/or voting trustees or their nominees who can be identified as record holders of the Company’s common stock; such holders, after inquiry by Seacoast, will provide information concerning quantities of proxy materials needed to supply such information to beneficial owners, and Seacoast will reimburse them for the reasonable expense of mailing proxy materials. Seacoast may retain other unaffiliated third parties to solicit proxies and pay the reasonable expenses and charges of such third parties for their services.

Notice of Business to Come Before the Meeting

Management of Seacoast does not know of any matters to be brought before the Annual Meeting other than those described above. If any other matters properly come before the Annual Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

Shareholder Proposals for 2022

Shareholder Proposals for Inclusion in 2022 Proxy Statement

To be considered for inclusion in the Company’s proxy statement and proxy card for the 2022 Annual Meeting of Shareholders, a shareholder proposal must be received at the Company’s principal executive offices no later than December 10, 2021, which is 120 calendar days before the one-year anniversary of the date on which the Company first mailed this proxy statement.

Shareholder Proposals for Presentation at 2022 Annual Meeting

If you do not wish to submit a proposal for inclusion in next year’s proxy materials, but instead wish to present it directly at the 2022 Annual Meeting of Shareholders, you must give timely written notice of the proposal to the Company’s Secretary pursuant to the Company’s advance notice provisions. To be timely, the notice (including a notice recommending a director candidate) must be delivered to the Company’s principal executive offices no fewer than 60 nor more than 90 days before the one-year anniversary of the date of the Annual Meeting. To be timely, the written notice (including a notice recommending a director candidate) must be received no earlier than February 25, 2022 and no later than March 27, 2022. The notice must describe your proposal in reasonable detail and provide certain other information required by the Company’s Articles of Incorporation. A copy of the Company’s Articles of Incorporation is available upon request from the Company’s Secretary.

Additional Voting Information

Voting at Annual Meeting

Shares represented by valid proxies and voting instruction forms that are received on time will be voted as specified. If you sign and return your proxy card or voting instruction form but do not provide voting instructions, your shares represented by the proxy will be voted as recommended by our Board of Directors as indicated below:

Proposal		Board Recommendation
1	Election of Directors	FOR ALL
2	Approve and Adopt the Company’s 2021 Incentive Plan	FOR
3	Amendment of Employee Stock Purchase Plan	FOR
4	Advisory Vote on Executive Compensation	FOR
5	Ratification of Auditor	FOR

If any other matters are properly presented at the Annual Meeting for action, the persons named and acting as proxy will have the discretion to vote for you on these matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

Record Date

You may vote all common shares that you owned as of the close of business on March 29, 2021, which is the record date for the meeting.

Forms of Ownership of Shares

If you receive more than one proxy card or notice, it means you have multiple holdings. You may own common shares in one or more ways, including:

•	Directly in your name as the shareholder of record (which may be held individually, jointly, or another title), including shares purchased through Seacoast’s Dividend Reinvestment and Stock Purchase Plan or restricted stock awards issued to employees under our long-term incentive plans;
•	Indirectly through a bank, broker or other nominee in “street name”; or
•	Indirectly through Seacoast’s Retirement Savings Plan or Employee Stock Purchase Plan.

If your shares of common stock are registered directly in your name, we are sending the proxy materials directly to you. If you hold our shares in street name, your bank, broker or other nominee is sending proxy materials to you and you must direct them how to vote on your behalf by completing the voting instruction form that accompanies your proxy materials or by following the instructions in the notice you received.

If you are a participant in Seacoast’s Dividend Reinvestment and Stock Purchase Plan, follow the instructions on the Notice or proxy card to provide voting instructions to the trustee. Shares held in your plan account will be combined and voted at the Annual Meeting in the same manner in which you voted those shares registered in your own name either by proxy or in person.

If you are a participant in Seacoast’s Retirement Savings Plan or Employee Stock Purchase Plan, your voting instructions must be received by May 23, 2021 (the “cut-off date”) to allow sufficient time for the trustees to vote. If your voting instructions are received by the cut-off date, your shares in these plans will be voted as directed by you. For the shares in your account in Seacoast’s Retirement Savings Plan, if you do not submit your voting instructions by following the instructions on the Notice or proxy card, then the trustee of the Retirement Savings Plan will vote, or not vote, in its sole discretion, the shares of common stock in your account. For shares held in your account in the Employee Stock Purchase Plan, your shares will not be voted if you do not give voting instructions as to such shares by proxy by the cut-off date. Please follow the instructions on each notice or proxy card to ensure that all of your shares are voted.

Street Name Holders

If you are a beneficial owner and a broker, bank or other nominee is the record holder (which is commonly referred to as holding shares in “street name”), then you received the notice of the Annual Meeting or proxy materials from the record holder. You have the right to direct your broker or nominee how to vote your shares, and such broker or other nominee is required to vote the shares in accordance with your instructions. Your broker or nominee should have given you instructions on how to vote your shares. It will then be the record holder’s responsibility to vote your shares in the manner you direct. Generally, brokers and other record holders may vote on discretionary or routine matters, but cannot vote on non-routine or non-discretionary matters unless they have received voting instructions from the beneficial holder. We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the Annual Meeting.

Under the rules of various securities exchanges, brokers and other record holders may generally vote on discretionary or routine matters, but cannot vote on non-routine or non-discretionary matters, such as the election of directors, unless they have received voting instructions from the person for whom they are holding shares. Proposals 1, 2, 3 and 4 are considered non-routine matters, and cannot be voted on by your broker without your instructions. We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be voted on at the meeting.

If your shares are held in street name, you are invited to attend the Annual Meeting; however, you may not vote your shares of common stock held in street name in person at the Annual Meeting unless you request and obtain a power of attorney or other authority from your broker or other nominee who holds your shares and bring it to the Annual Meeting. Even if you plan to attend the Annual Meeting, we ask that you vote in advance of the Annual Meeting in case your plans change.

Revocation of Proxies

If your shares of common stock are registered directly in your name, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	timely submitting another proxy via the telephone or internet;
•	delivering to Seacoast a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy, with such written notice to be sent to: 815 Colorado Avenue, P. O. Box 9012, Stuart, Florida 34995, Attention: Corporate Secretary;
•	signing and delivering to Seacoast a proxy card relating to the same shares and bearing a later date; or
•	attending the meeting and voting in person by written ballot, although attendance at the meeting will not, by itself, revoke a proxy.

Also, please note that if you have voted through your broker, bank or other nominee and you wish to change your vote, you must follow the instructions received from such entity to change your vote.

Quorum and Required Vote

To hold a vote on any proposal, a quorum must be present in person or by proxy at the Annual Meeting. A quorum is a majority of the total votes entitled to be cast by the holders of the outstanding shares of common stock as of the close of business on the Record Date.

In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions and broker non-votes, will be counted. A “broker non-vote” occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

On the Record Date, there were 55,295,596 shares of common stock issued, outstanding and entitled to be voted, which were held by approximately 2,165 holders of record. Therefore, at least 27,647,799 shares need to be present at the Annual Meeting or represented by proxy in order for a quorum to exist.

If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the shareholders present or represented by proxy may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned Annual Meeting will be announced at the time of the adjournment, if any, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the Annual Meeting. If the Annual Meeting is adjourned more than 120 days after the date fixed for the original Annual Meeting, the Board of Directors must fix a new record date to determine the shareholders entitled to vote at the adjourned Annual Meeting.

To elect directors and adopt the other proposals at the 2021 Annual Meeting, the following votes are required:

Proposal		Vote Required	Do abstentions and broker non-votes count as votes cast?	Is broker discretionary voting allowed?
1	Election of Directors	Plurality vote (1)	No	No
2	Approve and Adopt the Company’s 2021 Incentive Plan	Affirmative vote of a majority of votes cast	No	No
3	Amendment of Employee Stock Purchase Plan	Affirmative vote of a majority of votes cast	No	No
4	Advisory (Non-binding) Vote on Executive Compensation	Affirmative vote of a majority of votes cast	No	No
5	Ratification of Auditor	Affirmative vote of a majority of votes cast	No	Yes

(1)	Under our Bylaws, all elections of directors are decided by plurality vote. However, notwithstanding the plurality standard, in an uncontested election for directors, which is the case for the election under Proposal 1, our Corporate Governance Guidelines provide that if any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, then the director will promptly tender his or her resignation to the Board following certification of the shareholder vote, with such resignation to be effective upon acceptance by the Board of Directors. The CGC would then review and make a recommendation to the Board of Directors as to whether the Board should accept the resignation, and the Board would ultimately decide whether to accept or reject the resignation. The Company will disclose its decision-making process regarding the resignation in a Form 8-K furnished to the SEC. In contested elections, the required vote would be a plurality of votes cast and the resignation policy would not apply. Full details of this policy are set forth in our Corporate Governance Guidelines, available on our website at www.SeacoastBanking.com.

Cumulative voting is not permitted. Abstentions and broker non-votes, if any, will not be counted for purposes of determining whether any of the proposals have received sufficient votes for approval, but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the Annual Meeting.

Multiple Shareholders Sharing the Same Address

The SEC permits delivery of one copy of the proxy materials to shareholders who have the same address and last name under a procedure referred to as “householding”. We do not utilize householding for our shareholders of record. However, if you hold your shares through a broker, bank or other nominee, you may receive only one copy of the notice and, as applicable, any additional proxy materials that are delivered.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of proxy materials mailed to you in the future, please contact your broker, bank or other nominee. However, if you want to receive a paper proxy or notice or other proxy materials for purposes of this year’s Annual Meeting, follow the instructions included in the notice that was sent to you.

* * * *

You can find the directions to our Annual Meeting on the following page of this proxy statement. Whether or not you plan to attend the meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone. You also may vote your shares by requesting a paper proxy card and completing, signing and returning it by mail. Please review the instructions on each of your voting options described in this proxy statement, as well as in the notice you received in the mail.

Dennis S. Hudson, III
Executive Chairman

April 9, 2021

LOCATION OF THE 2021 ANNUAL MEETING OF SHAREHOLDERS

Our 2021 Annual Meeting will be held at the Hutchinson Shores Resort:

3793 NE Ocean Blvd, Jensen Beach, FL 34957

Directions Taking Florida’s Turnpike

•	Exit 142 at Port St. Lucie
•	Turn right onto Port St. Lucie Boulevard from the exit ramp.
•	Turn right at US Highway 1
•	Turn left onto Jensen Beach Boulevard
•	Turn left at NE Indian River Drive
•	Merge onto Causeway Boulevard from the first exit at the rotary
•	Merge right on Highway A1A / NE Ocean Boulevard
•	Hutchinson Shores Resort will be on the left hand side
•	Visitor’s parking is on the left side of the property

Directions Taking Interstate 95

•	Exit I-95 at SR 76 Kanner Hwy. (Exit 101)
•	If traveling northbound on I-95 turn right onto Kanner Hwy from the exit ramp.
•	If traveling southbound on I-95 turn left onto Kanner Hwy from the exit ramp.
•	Merge right onto NE Ocean Boulevard / Highway A1A from the first exit at the rotary.
•	Hutchinson Shores Resort will be on the right hand side
•	Visitor’s parking is on the left side of the property

Arriving by Car Service or Taxi:

If arriving by a car service, please direct drop off at the front entrance lobby.

Important Note Regarding Virtual Annual Meeting

We intend to hold our annual meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials have and may continue to issue in light of the ongoing coronavirus (COVID-19) pandemic. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website www. proxyvote.com, and we encourage you to check this website prior to the meeting if you plan to attend.

APPENDIX A

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

This proxy statement contains financial information determined by methods other than Generally Accepted Accounting Principles ("GAAP"). Management uses these non-GAAP financial measures in its analysis of the Company's performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company's performance. The Company believes the non-GAAP measures enhance investors' understanding of the Company's business and performance and if not provided would be requested by the investor community. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These measures should not be considered an alternative to GAAP.

A - 1

	YEAR-ENDED
(Dollars in thousands, except per share data)	2020	2019	2018	2017	2016
Net Income	$77,764	$98,739	$67,275	$42,865	$29,202
Total noninterest income	61,570	56,732	50,022	58,469	37,795
Gain on sale of VISA stock	–	–	–	15,153	–
Securities (gains) losses, net	(1,235)	(1,217)	623	86	(368)
BOLI benefits on death (included in other income)	–	(956)	(280)	–	(464)
Total Adjustments to Noninterest Income	(1,235)	(2,173)	343	(15,239)	(832)
Total Adjusted Noninterest Income	60,335	54,559	50,365	43,230	36,963
Total noninterest expense	185,552	160,739	162,273	149,916	130,881
Merger related charges	(9,074)	(969)	(9,681)	(12,922)	(9,028)
Amortization of intangibles	(5,857)	(5,826)	(4,300)	(3,360)	(2,486)
Business continuity expenses	(307)	(95)	–	(352)	–
Branch reductions and other expense initiatives	(818)	(1,846)	(587)	(4,321)	(3,357)
Early redemption cost for FHLB advances	–	–	–	–	(1,777)
Total Adjustments to Noninterest Expense	(16,056)	(8,736)	(14,568)	(20,955)	(16,648)
Total Adjusted Noninterest Expense	169,496	152,003	147,705	128,961	114,233
Income Taxes	22,818	29,873	20,259	36,336	14,889
Tax effect of adjustments	3,635	1,846	3,834	1,792	5,949
Taxes and tax penalties on acquisition-related BOLI redemption	–	–	(485)	–	–
Effect of change in corporate tax rate on deferred tax assets	–	(1,135)	(248)	(8,552)	–
Total Adjustments to Income Taxes	3,635	711	3,101	6,760	5,949
Adjusted Income Taxes	26,453	30,584	23,360	43,096	20,838
Adjusted Net Income	$88,950	$104,591	$79,085	$55,341	$39,069
Earnings per diluted share, as reported	$1.44	$1.90	$1.38	$0.99	$0.78
Adjusted Earnings per Diluted Share	1.65	2.01	1.62	1.28	1.04
Average diluted shares outstanding	53,930	52,029	48,748	43,350	37,508
Adjusted Noninterest Expense	$169,496	$152,003	$147,705	$128,961	$114,233
Provision for credit losses on unfunded commitments	(185)	–	–	–	–
Foreclosed property expense and net (loss)/gain on sale	(2,263)	(51)	(460)	302	(44)
Net Adjusted Noninterest Expense	$167,048	$151,952	$147,245	$129,263	$114,189
Revenue	$324,313	$300,350	$261,537	$234,765	$177,383
Total Adjustments to Revenue	(1,235)	(2,173)	343	(15,239)	(832)
Impact of FTE adjustment	460	335	441	706	926
Adjusted Revenue on a fully taxable equivalent basis	$323,538	$298,512	$262,321	$220,232	$177,477
Adjusted Efficiency Ratio	52%	51%	56%	59%	65%
Average Assets	$7,860,000	$6,831,280	$6,057,335	$5,206,617	$4,201,822
Less average goodwill and intangible assets	(231,267)	(228,042)	(178,287)	(115,511)	(66,611)
Average Tangible Assets	$7,628,733	$6,603,238	$5,879,048	$5,091,106	$4,135,211
Return on Average Assets (ROA)	0.99%	1.45%	1.11%	0.82%	0.69%
Impact of removing average intangible assets and related amortization	0.09%	0.11%	0.09%	0.06%	0.02%
Return on Average Tangible Assets (ROTA)	1.08%	1.56%	1.20%	0.88%	0.71%
Impact of other adjustments for Adjusted Net Income	0.09%	0.02%	0.15%	0.21%	0.23%
Adjusted Return on Average Tangible Assets	1.17%	1.58%	1.35%	1.09%	0.94%
Average Shareholders’ Equity	$1,045,219	$928,793	$740,571	$570,399	$413,874
Less average goodwill and intangible assets	(231,267)	(228,042)	(178,287)	(115,511)	(66,611)
Average Tangible Equity	$813,952	$700,751	$562,284	$454,888	$347,263
Return on Average Shareholders’ Equity	7.4%	10.6%	9.1%	7.5%	7.1%
Impact of removing average intangible assets and related amortization	2.7%	4.1%	3.5%	1.9%	1.3%
Return on Average Tangible Common Equity (ROTCE)	10.1%	14.7%	12.5%	9.4%	8.4%
Impact of other adjustments for Adjusted Net Income	0.8%	0.2%	1.5%	2.8%	2.9%
Adjusted Return on Average Tangible Common Equity	10.9%	14.9%	14.1%	12.2%	11.3%

A - 2

APPENDIX B

SEACOAST BANKING CORPORATION OF FLORIDA 2021 INCENTIVE PLAN

ARTICLE 1

PURPOSE

1.1. GENERAL. The purpose of the Seacoast Banking Corporation of Florida 2021 Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Seacoast Banking Corporation of Florida (the “Company”), by linking the personal interests of employees, officers, directors, consultants and advisors of the Company or any Affiliate (as defined below) to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors, consultants and advisors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors, consultants and advisors of the Company and its Affiliates.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a) “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b) “Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c) “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(d) “Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” as a reason for a Participant’s termination of Continuous Service shall have the meaning assigned such term in the employment, consulting, severance or similar agreement, if any, between such Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: gross neglect of duty, prolonged absence from duty without the consent of the Company, material breach by the Participant of any published Company code of conduct or code of ethics; or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company. With respect to a Participant’s termination of directorship, “Cause” means an act or failure to act that constitutes cause for removal of a director under applicable Florida law. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.

(g) “Change in Control” means and includes the occurrence of any one of the following events:

(i) during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) any Person becomes a Beneficial Owner, directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 35% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(i) “Committee” means the committee of the Board described in Article 4.

(j) “Company” means Seacoast Banking Corporation of Florida, a Florida corporation, or any successor corporation.

(k) “Continuous Service” means the absence of any interruption or termination of service as an employee, officer, director, consultant or advisor of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option “Continuous Service” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, or (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director of the Company or of an Affiliate, or vice versa, or (iv) subject to the prior approval of the Committee, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or of an Affiliate, or vice versa, or (v) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

(l) “Deferred Stock Unit” means a right granted to a Participant under Article 9 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

(m) “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination of whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(n) “Dividend Equivalent” means a right granted with respect to an Award pursuant to Article 11.

(o) “Effective Date” has the meaning assigned such term in Section 3.1.

(p) “Eligible Participant” means an employee (including a leased employee), officer, director, consultant or advisor of the Company or any Affiliate.

(q) “Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

(r) “Fair Market Value,” on any date, means (i) if the Stock is listed on an Exchange, the closing sales price on the principal such Exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on an Exchange, the mean between the bid and offered prices as quoted by the applicable interdealer quotation system for such date, provided that if the Stock is not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.

(s) “Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).

(t) “Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Award.

(u) “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be a provided to the grantee within a reasonable time after the Grant Date.

(v) “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(w) “Independent Directors” means those members of the Board who qualify at any given time as (a) an “independent” director under the applicable rules of each Exchange on which the Shares are listed, and (b) a “non-employee” director under Rule 16b-3 of the 1934 Act.

(x) “Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.

(y) “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(z) “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(aa) “Other Stock-Based Award” means a right, granted to a Participant under Article 12, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(bb) “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(cc) “Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 13.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(dd) “Performance Award” means any award granted under the Plan pursuant to Article 10.

(ee) “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(ff) “Plan” means the Seacoast Banking Corporation of Florida 2013 Incentive Plan, as amended from time to time.

(gg) “Prior Plan” means the Seacoast Banking Corporation of Florida 2013 Long-Term Incentive Plan, as Amended.

(hh) “Restricted Stock” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.

(ii) “Restricted Stock Unit” means the right granted to a Participant under Article 9 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(jj) “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution with respect to the Shares (whether or not pursuant to Article 14), the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted.

(kk) “Stock” means the $0.10 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 14.

(ll) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.

(mm) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(nn) “1933 Act” means the Securities Act of 1933, as amended from time to time.

(oo) “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3

EFFECTIVE TERM OF PLAN

3.1. EFFECTIVE DATE. The Plan will become effective on the date that it is adopted by the Company’s shareholders (the “Effective Date”).

3.2. TERM OF PLAN. Unless earlier terminated as provided herein, the Plan shall continue in effect until the tenth anniversary of the Effective Date or, if the shareholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan.

ARTICLE 4

ADMINISTRATION

4.1. COMMITTEE. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award are persons subject to the short-swing profit rules of Section 16 of the 1934 Act. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation and Governance Committee of the Board is designated as the Committee to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2. ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

4.3. AUTHORITY OF COMMITTEE. Except as provided in Section 4.1 and 4.5 hereof, the Committee has the exclusive power, authority and discretion to:

(a) Grant Awards;

(b) Designate Participants;

(c) Determine the type or types of Awards to be granted to each Participant;

(d) Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(e) Determine the terms and conditions of any Award granted under the Plan;

(f) Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(i) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(j) Amend the Plan or any Award Certificate as provided herein; and

(k) Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.

4.4. DELEGATION. The Committee may delegate to one or more of its members or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. In addition, the Board or the Committee may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers and/or employees of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to eligible participants who are subject to Section 16(a) of the 1934 Act at the Grant Date. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Board and the Committee regarding the delegated duties and responsibilities and any Awards so granted.

4.5. INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with this Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1. NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and Section 14.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 2,250,000, plus a number of Shares (not to exceed 661,128) underlying awards outstanding as of the Effective Date under the Prior Plan that thereafter terminate or expire unexercised or are cancelled, forfeited or lapse for any reason. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 2,250,000. From and after the Effective Date, no further awards shall be granted under the Prior Plan and the Prior Plan shall remain in effect only so long as awards granted thereunder shall remain outstanding.

5.2. SHARE COUNTING. Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date, but shall be added back to the Plan share reserve in accordance with this Section 5.2.

(a) To the extent that all or a portion of an Award is canceled, terminates, expires, is forfeited or lapses for any reason, including by reason of failure to meet time-based and/or performance-based vesting requirements, any unissued or forfeited Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(b) Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(c) The full number of Shares subject to an Option shall count against the number of Shares remaining available for issuance pursuant to Awards made under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).

(d) The full number of Shares subject to a SAR that is settled in Shares shall count against the number of Shares remaining available for issuance pursuant to Awards made under the Plan (rather than the net number of Shares actually delivered upon exercise).

(e) Shares withheld from an Award to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements shall not be added to the Plan share reserve.

(f) Shares repurchased by the Company on the open market with the proceeds of an Option exercise shall not be added to the Plan share reserve.

(g) Substitute Awards granted pursuant to Section 13.10 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

(h) Subject to applicable Exchange requirements, shares available under a shareholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.

5.3. STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4. LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Article 14), with respect to any one calendar year, the aggregate compensation that may be granted to any non-employee director, including all meeting fees, cash retainers and retainers granted in the form of Awards, shall not exceed $750,000, including in the case of a non-employee Chairman of the Board or Lead Director. For purposes of such limit, the value of Awards will be determined based on the aggregate Grant Date fair value of all awards issued to the director in such year (computed in accordance with applicable financial accounting rules).

ARTICLE 6

ELIGIBILITY

6.1. GENERAL. Awards may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

ARTICLE 7

STOCK OPTIONS

7.1. GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) EXERCISE PRICE. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 13.10) shall not be less than the Fair Market Value as of the Grant Date.

(b) PROHIBITION ON REPRICING. Except as otherwise provided in Article 14, without the prior approval of shareholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled or surrendered in exchange for Options, SARs or other Awards with an exercise or base price that is less than the exercise price of the original Option, (iii) an Option may not be cancelled or surrendered in exchange for other Awards if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option, and (iv) an Option may not be cancelled or surrendered for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.

(c) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, including a provision that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for tax withholding. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(d) PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made in, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (iv) any other “cashless exercise” arrangement.

(e) EXERCISE TERM. Except for Nonstatutory Options granted to Participants outside the United States, no Option granted under the Plan shall be exercisable for more than ten years from the Grant Date.

(f) NO DEFERRAL FEATURE. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

(g) NO DIVIDEND EQUIVALENTS. No Option shall provide for Dividend Equivalents.

7.2. INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. Without limiting the foregoing, any Incentive Stock Option granted to a Participant who at the Grant Date owns more than 10% of the voting power of all classes of shares of the Company must have an exercise price per Share of not less than 110% of the Fair Market Value per Share on the Grant Date and an Option term of not more than five years. If all of the requirements of Section 422 of the Code (including the above) are not met, the Option shall automatically become a Nonstatutory Stock Option.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1. GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a) RIGHT TO PAYMENT. Upon the exercise of a SAR, the Participant has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of:

(1) The Fair Market Value of one Share on the date of exercise; over

(2) The base price of the SAR as determined by the Committee and set forth in the Award Certificate, which (other than for a SAR issued as a substitute Award pursuant to section 13.10) shall not be less than the Fair Market Value of one Share on the Grant Date.

(b) PROHIBITION ON REPRICING. Except as otherwise provided in Article 14, without the prior approval of shareholders of the Company: (i) the base price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled or surrendered in exchange for Options, SARs or other Awards with an exercise or base price that is less than the base price of the original SAR, (iii) a SAR may not be cancelled or surrendered in exchange for other Awards if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR, and (iv) a SAR may not be cancelled or surrendered for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR.

(c) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, including a provision that a SAR that is otherwise exercisable and has a base price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or Shares equal to the intrinsic value of the SAR on such exercise date, less the cash or number of Shares required for tax withholding. Except for SARs granted to Participants outside the United States, no SAR shall be exercisable for more than ten years from the Grant Date.

(d) NO DEFERRAL FEATURE. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

(e) NO DIVIDEND EQUIVALENTS. No SAR shall provide for Dividend Equivalents.

ARTICLE 9

RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS

9.1. GRANT OF RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

9.2. ISSUANCE AND RESTRICTIONS. Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, for example, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, a Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of such Awards.

9.3 DIVIDENDS ON RESTRICTED STOCK. In the case of Restricted Stock, the Committee may provide that ordinary cash dividends declared on the Shares before they are vested (i) will be forfeited, (ii) will be deemed to have been reinvested in additional Shares or otherwise reinvested (subject to Share availability under Section 5.1 hereof) and subject to the same vesting provisions as provided for the host Award, or (iii) will be credited by the Company to an account for the Participant and accumulated without interest until the date on which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall dividends be paid or distributed until the vesting restrictions of the underlying Award lapse.

9.4. FORFEITURE. Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.

9.5. DELIVERY OF RESTRICTED STOCK. Shares of Restricted Stock shall be delivered to the Participant at the Grant Date either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 10

PERFORMANCE AWARDS

10.1. GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3. Any Dividend Equivalents granted with respect to a Performance Award shall be subject to Section 11.1.

10.2. PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Committee.

ARTICLE 11

DIVIDEND EQUIVALENTS

11.1. GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder, subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents (i) will be deemed to have been reinvested in additional Shares or otherwise reinvested (subject to Share availability under Section 5.1 hereof) and subject to the same vesting provisions as provided for the host Award, or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date on which the host Award becomes vested, and, in either case, any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant. In no event shall dividends be paid or distributed until the vesting restrictions of the underlying Award lapse.

ARTICLE 12

STOCK OR OTHER STOCK-BASED AWARDS

12.1. GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value per Share (or net asset value per Share) or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards. Any Dividend Equivalents granted with respect to an Award under this Section 12.1 shall be subject to Section 11.1.

ARTICLE 13

PROVISIONS APPLICABLE TO AWARDS

13.1. AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

13.2. FORM OF PAYMENT FOR AWARDS. At the discretion of the Committee, payment of Awards may be made in cash, Stock, a combination of cash and Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum, or in installments, as determined by the Committee.

13.3. LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

13.4. BENEFICIARIES. Notwithstanding Section 13.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Company.

13.5. STOCK TRADING RESTRICTIONS. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any Exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

13.6 ACCELERATION UPON DEATH OR DISABILITY. Except as otherwise provided in the Award Certificate or any special Plan document governing an Award, upon the termination of a person’s Continuous Service by reason of death or Disability:

(i) each that Participant’s outstanding Options and SARs, or the portions of such outstanding Options and SARs, as applicable, that are solely subject to time-based vesting requirements shall become vested and fully exercisable as of the date of termination, and shall thereafter remain exercisable for a period of one (1) year or until the earlier expiration of the original term of the Option or SAR;

(ii) each of that Participant’s other outstanding Awards, or the portions of such other outstanding Awards, as applicable, that are solely subject to time-based vesting restrictions shall become vested, and such restrictions shall lapse as of the date of termination; and

(iii) the payout opportunities attainable under each of that Participant’s outstanding Options, SARs and other Awards, or the portions of such outstanding Options, SARs and other Awards, as applicable, that are solely subject to performance-vesting requirements or restrictions shall be deemed to have been earned as of the date of termination as follows:

(A) if the date of termination occurs during the first half of the applicable performance period, all relevant performance goals will be deemed to have been achieved at the “target” level, and

(B) if the date of termination occurs during the second half of the applicable performance period, then all relevant performance goals will be deemed to have been achieved at the “target” level or, if greater, the actual level of achievement of all relevant performance goals against target will be measured as of the end of the calendar quarter immediately preceding the date of termination.

To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

13.7. EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 13.7 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.

(a) Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: if within two years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the date of termination occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target (measured as of the end of the calendar quarter immediately preceding the date of termination), if the date of termination occurs during the second half of the applicable performance period, and, in either such case, there shall be a pro rata payout to such Participant within sixty (60) days following the date of termination of employment (unless a later date is required by Section 16.3 hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination of employment. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Certificate includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

(b) Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the Change in Control occurs during the first half of the applicable performance period, or (B) the greater of the “target” level or the actual level of achievement of all relevant performance goals against target measured as of the date of the Change in Control, if the Change in Control occurs during the second half of the applicable performance period. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

13.8. ACCELERATION FOR OTHER REASONS. Regardless of whether an event has occurred as described in Section 13.6 or 13.7 above, the Committee may in its sole discretion at any time determine that, upon the termination of service of a Participant, or the occurrence of a Change in Control, all or a portion of such Participant’s Options, SARs and other Awards in the nature of rights that may be exercised shall become fully or partially vested and exercisable, that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may provide for different treatment among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 13.8.

13.9. FORFEITURE EVENTS. Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for cause, (ii) violation of material Company or Affiliate policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy. Nothing contained herein or in any Award Certificate prohibits the Participant from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange.

13.10. SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 14

CHANGES IN CAPITAL STRUCTURE

14.1. MANDATORY ADJUSTMENTS. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, reverse stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 and Section 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Section 1.409A-1(b) (5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and Section 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

14.2 DISCRETIONARY ADJUSTMENTS. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 14.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the fair market value of the underlying Stock, as of a specified date associated with the transaction (or the per-shares transaction price), over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

14.3 GENERAL. Any discretionary adjustments made pursuant to this Article 14 shall be subject to the provisions of Section 15.2. To the extent that any adjustments made pursuant to this Article 14 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

ARTICLE 15

AMENDMENT, MODIFICATION AND TERMINATION

15.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the number of Shares available under the Plan (other than pursuant to Article 14), (ii) expand the types of awards under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (v) otherwise constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to shareholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations. Except as otherwise provided in Section 14.1, without the prior approval of the shareholders of the Company, the Plan may not be amended to permit: (i) the exercise price or base price of an Option or SAR to be reduced, directly or indirectly, (ii) an Option or SAR to be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or otherwise, or (iii) the Company to repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR.

15.2. AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a) Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award;

(b) Except as otherwise provided in Article 14, without the prior approval of the shareholders of the Company: (i) the exercise price or base price of an Option or SAR may not be reduced, directly or indirectly, (ii) an Option or SAR may not be cancelled in exchange for Options, SARs or other Awards with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or otherwise, and (iii) the Company may not repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR; and

(c) No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby.

15.3. COMPLIANCE AMENDMENTS. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 15.3 to any Award granted under the Plan without further consideration or action.

ARTICLE 16

GENERAL PROVISIONS

16.1. RIGHTS OF PARTICIPANTS.

(a) No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

(b) Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director, at any time, nor confer upon any Participant any right to continue as an employee, officer, or director of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

(c) Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 15, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or any of its Affiliates.

(d) No Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

16.2. WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements, all in accordance with such procedures as the Committee approves (which procedures may permit withholding up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification). All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

16.3. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a) General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b) Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c) Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.

(d) Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(e) Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

(f) Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (d) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

(g) Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

16.4. UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. In its sole discretion, the Committee may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to Awards. This Plan is not intended to be subject to ERISA.

16.5. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

16.6. EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

16.7. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.8. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.9. FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

16.10. GOVERNMENT AND OTHER REGULATIONS.

(a) Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b) Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

16.11. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Florida.

16.12. SEVERABILITY. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

16.13. NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

APPENDIX C

AMENDED EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE AND EFFECT

The purpose of the Seacoast Banking Corporation of Florida Employee Stock Purchase Plan (the “Plan”) is to encourage and enable employees of Seacoast Banking Corporation of Florida (the “Company”) and any designated subsidiaries of the Company to acquire proprietary interests in the Company through ownership of the Company’s $.10 par value Class A common stock (the “Common Stock”). The Company believes that employees who participate in this Plan will have a closer identification with the Company and greater motivation to work for the Company’s success by virtue of their ability as shareholders to participate in the Company’s growth and earnings. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 (“Section 423”) of the Internal Revenue Code of 1986 (the “Code”), as now in effect or hereafter amended, and this Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of such Section 423.

2. SHARES RESERVED FOR THE PLAN

There shall be made available for purchase by employees under this Plan an aggregate of 800,000 shares of the Common Stock, subject to adjustment as provided in Section 10 of this Plan. Shares of Common Stock subject to this Plan may, at the election of the Company, be acquired by the Company or its agent through purchases in the open market, from the Company’s treasury or through original issuances of authorized shares for such purpose.

3. ADMINISTRATION OF THE PLAN

This Plan shall be administered, at the expense of the Company, by the Compensation and Governance Committee of the Board of Directors of the Company, which shall be designated the “Committee” for purposes of this Plan. The Committee may request advice or assistance or employ such other persons as may be necessary for the proper administration of this Plan. Subject to the express provisions of this Plan, the Committee shall have the authority to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable in administering this Plan. All of such determinations shall be final and binding upon all persons unless otherwise determined by the Board of Directors of the Company.

4. ELIGIBILITY

(a) All employees of the Company, or of any existing or future subsidiaries of the Company designated by the Committee on or after the effective date of this Plan, shall be eligible to participate in the Plan (‘Eligible Employees’). The following individuals shall not be considered Eligible Employees: (i) any director, honorary director or advisory director of the Company or any subsidiary of the Company who is not an employee of the Company; and (ii) a worker employed by an organization which hires its own employees and assigns them to the Company to support or supplement the Company’s work force in situations such as employee absences, temporary skill shortages, seasonal workload conditions, and special assignments and projects.

(b) An employee of the Company who would otherwise be an Eligible Employee under paragraph 4(a) above shall not be eligible to participate in the Plan so long as and to the extent that such employee:

(i) on the first day of any month, would own directly or indirectly (using the attribution rules of Code Section 424(d)) shares of the capital stock of the Company possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or any parent or subsidiary corporation of the Company; or

(ii) has, during the calendar year, purchased stock under the Plan and under any other employee stock purchase plan then maintained by the Company or any parent or subsidiary corporation of the Company having an aggregate Fair Market Value (as defined in Section 6 below) equal to or exceeding $25,000.

5. PARTICIPATION AND WITHDRAWAL

(a) Each Eligible Employee may elect to participate in this Plan effective as the first day of any month following the Eligible Employee’s last date of hire by the Company (the “Enrollment Date”) by delivering to the Company’s Payroll Department no later than 15 days prior to the Enrollment

Date a signed Enrollment Form authorizing:

(i) a specified dollar deduction (not to be less than $10.00 or to exceed 5%) from the Eligible Employee’s regular salary (excluding overtime, bonuses, commissions, salary deferrals under a 401(k) plan, and other special compensation); or

(ii) a specified percentage deduction (not to be less than 1% or more than 5%) from the Eligible Employee’s regular salary (excluding overtime, bonuses, commissions, salary deferrals under a 401(k) plan, and other special compensation) paid by the Company to the Eligible Employee.

Notwithstanding the foregoing, in no event may an Eligible Employee subscribe for and purchase under the Plan more than 10,000 shares of Common Stock for a single month, subject to adjustment as provided in Section 10 of this Plan. Eligible Employees who elect to participate in this Plan are hereinafter referred to as “Participating Employees.”

(b) [Reserved]

(c) A Participating Employee may at any time withdraw from the Plan and cease to be a Participating Employee in the Plan by delivering written notice within 15 days of the effective date of the withdrawal to the Company’s Payroll Department. An Employee who has ceased to be a Participating Employee may not again become a Participating Employee until he delivers an Enrollment Form to the Company’s payroll office no later than 15 days prior to the next Enrollment Date. A Participating Employee may increase or decrease the amount of the Employee’s payroll deduction by filing a new Enrollment Form with the Company’s Payroll Department at least 15 days prior to the next Enrollment Date which shall become effective on the first payroll date beginning after receipt of the Enrollment Form by the Company’s Payroll Department. An increase or decrease in the Employee’s payroll deduction may not be made more than once during any calendar month.

6. PURCHASE PRICE

The purchase price (“Purchase Price”) for each whole and fractional share of Common Stock purchased under this Plan, including shares purchased by dividend reinvestment, shall be:

(a) with respect to treasury shares or shares of Common Stock originally issued by the Company to the Plan, in an amount equal to ninety-five percent (95%) of the Fair Market Value of such whole shares on the Investment Date, or, if the Common Stock is not traded on such day, on the next preceding day on which the Common Stock was traded, with “Fair Market Value” defined for purposes of this paragraph (a) as the closing sale price per share of the Common Stock as reported on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) National Market System or any exchange on which the Common Stock is then listed; and

(b) with respect to shares of Common Stock to be acquired in the open market on an Investment Date, or, if the Common Stock is not traded on such day, on the next succeeding day on which the Common Stock is traded, equal to the Fair Market Value of such whole shares on such day, with Fair Market Value defined for purposes of this paragraph (b) as the actual per share purchase price of such shares on the NASDAQ National Market System or other exchange on which the Common Stock is then listed.

Notwithstanding the foregoing, in no event may the Purchase Price be less than the par value of the Common Stock.

7. METHOD OF PURCHASE AND STOCK ACCOUNTS

(a) The last business day of each month shall be an “Investment Date” under this Plan. Each Participating Employee having eligible funds in the Participating Employee’s Contribution Account on an Investment Date shall be deemed, without any further action, to have exercised the right to purchase the number of whole shares of Common Stock which the funds in the Participating Employee’s Contribution Account could purchase at the Purchase Price on such Investment Date. Fractional shares shall not be purchased under the Plan. If such shares are to be purchased from the Company’s treasury or through issuances of newly issued stock, the Plan will purchase on the Investment Date the number of whole shares of Common Stock which could be purchased by the funds contained in such Participating Employee’s Contribution Account at a per share Purchase Price as defined in paragraph 6(a) above. If the shares are to be purchased in the open market, the Plan will contribute to the Contribution Account maintained for each Participating Employee on each Investment Date with respect to which shares of Common Stock will be purchased in the open market, a cash amount equal to the product of .05263 multiplied by the amount contained in the Contribution Account, and will purchase on the Investment Date (or, if the Common Stock is not traded on the Investment Date, on the next succeeding day on which the Common Stock is traded) the number of whole shares of Common Stock which could be purchased by the funds contained in such Participating Employee’s Contribution Account at a per share Purchase Price as defined in paragraph 6(b) above. All whole shares purchased (rounded to the nearest ten thousandth) shall be maintained by the Company in separate Stock Accounts for each Participating Employee.

(b) Any and all cash dividends paid with respect to the whole shares of Common Stock held in a Participating Employee’s Stock Account shall be held by the Company without interest and shall be automatically reinvested on the next Investment Date in shares of Common Stock as provided under paragraph (a) above. The whole shares of Common Stock so purchased shall be added to the shares held for each Participating Employee in the Participating Employee’s Stock Account.

(c) As soon as practicable after each Investment Date, each Participating Employee shall receive a statement confirming the purchase of shares of Common Stock for the Participating Employee’s Stock Account and indicating the date of purchase, the number of shares purchased, the Purchase Price for such shares and the cumulative total number of shares credited to the Participating Employee’s Stock Account after such purchase.

(d) All expenses incurred in the purchase of shares of Common Stock from the Company or in the open market under this Plan shall be paid by the Company.

8. RIGHTS AS SHAREHOLDER

(a) Each Participating Employee shall have the right twice per calendar year to obtain a certificate for the number of whole shares of Common Stock credited to such Participating Employee’s Stock Account, in which event such Participating Employee’s Stock Account shall be reduced by such number of whole shares.

(b) Each Participating Employee shall have the right twice per calendar year to direct that any whole shares of Common Stock credited to such Participating Employee’s Stock Account be sold and that the proceeds, less expenses of sale, be remitted to such Participating Employee, in which event such Participating Employee’s Stock Account shall be reduced by such number of whole shares.

(c) As a beneficial owner of shares of Common Stock, each Participating Employee shall receive any and all information that is disseminated to the Company’s other shareholders. Each Participating Employee will also receive a proxy to vote any shares of Common Stock credited to such Participating Employee’s Stock Account. Shares of Common Stock credited to the Stock Account of a Participating Employee will not be voted if such Participating Employee does not give voting instructions as to such shares by proxy.

9. RIGHTS NOT TRANSFERABLE

No right or interest of any Participating Employee under this Plan may be assigned or transferred by such Participating Employee except by will or according to the laws of descent and distribution, and no rights under this Plan may be exercised by any person other than the Participating Employee during the lifetime of the Participating Employee. An attempt by a Participating Employee to transfer his or her rights under the Plan shall be deemed a request to withdraw from the Plan under paragraph 5(c) hereof.

10. ADJUSTMENT IN CASE OF CHANGES AFFECTING THE COMMON STOCK, MERGER OR LIQUIDATION

In the event of any stock dividend or stock split with respect to the shares of Common Stock, or reclassification or similar change in the Common Stock, the number of shares of Common Stock to be made available by the Company for purchase under this Plan shall be adjusted proportionately, and such other adjustments shall be made as may be deemed necessary or equitable by the Board of Directors of the Company to prevent the diminution of the rights of Participating Employees under this Plan.

Subject to any required action by the shareholders of the Company, if the Company is the surviving or resulting corporation in any merger or consolidation, this Plan shall apply to the securities to which a holder of Common Stock subject to the Plan would have been entitled to purchase pursuant to the terms of the merger or consolidation. Upon the dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving or resulting corporation, the Committee may (i) terminate the Plan, issue certificates for shares to Participating Employees pursuant to the procedures described in Section 11 below and pay to Participating Employees amounts credited to their respective Contribution Accounts, (ii) continue the Plan with such securities subject to the Plan as a holder of the Common Stock subject to the Plan would have been entitled to receive pursuant to the terms of the dissolution, liquidation, merger or consolidation, or (iii) some combination of (i) and (ii).

11. RETIREMENT, TERMINATION, DEATH OR WITHDRAWAL

Upon the death, retirement or other termination of employment of a Participating Employee, or the withdrawal of a Participating Employee as provided by paragraph 5(c) of this Plan, the former Participating Employee, or a deceased Employee’s executor, administrator, or other personal representative shall receive delivery of the amount of such Participating Employee’s Contribution Account and a certificate representing the number of whole shares of Common Stock then credited to such Participating Employee’s Stock Account. Any fractional share of Common Stock then credited to such Participating Employee’s Stock Account shall be sold and the proceeds of such sale shall be remitted, less selling expenses, to such Participating Employee or a deceased Employee’s executor, administrator, or other personal representative.

12. AMENDMENT OF PLAN

The Board of Directors of the Company shall have the power at any time and from time to time to amend this Plan in whole or in part, except that no amendment may be made which:

(a) increases the number of shares of Common Stock subject to the Plan (other than pursuant to Section 10 of this Plan);

(b) reduces the Purchase Price; or

(c) permits persons, other than Eligible Employees, to participate in the Plan except with approval of such amendment by the shareholders of the Company.

13. TERMINATION OF PLAN

This Plan and all rights of Eligible and Participating Employees hereunder shall terminate:

(a) on the Investment Date on which the Participating Employees become entitled to purchase a number of shares of Common Stock greater than the number of reserved shares remaining available for purchase;

(b) at any time in the discretion of the Board of Directors of the Company; or

(c) in the event that the Plan is not approved by the shareholders of the Company within 12 months of the adoption hereof by the Company’s Board of Directors.

In the event of the termination of this Plan under subparagraph (a) above, the reserved shares of Common Stock remaining as of the termination date shall be issued to the Participating Employees on a pro rata basis according to the respective amounts then credited to their Contribution Accounts.

14. EFFECTIVE DATE OF PLAN

This Plan became effective on January 1, 1989, or as soon thereafter as a Registration Statement under the Securities Act of 1933, as amended, covering the shares of Common Stock to be made available for purchase under this Plan has become effective.

15. GOVERNMENT AND OTHER REGULATIONS

This Plan, the grant and exercise of the rights to purchase shares of Common Stock hereunder, and the Company’s obligation to issue or acquire and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

16. INTERIM PROVISIONS

Notwithstanding any other provision of this Plan, this Section 16 shall be effective until the Plan has been approved or disapproved by the shareholders of the Company at the next meeting of shareholders after the adoption hereof at which approval of the Plan is considered. An officer and director of the Company who has filed or is required to file a Form 3 Initial Statement of Beneficial Ownership of Securities with respect to the Common Stock under Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), shall be permitted to participate in the Plan, but shall not be entitled to receive a distribution of any shares of Common Stock purchased under the Plan until such time as the Plan has been approved by the shareholders of the Company as contemplated by Rule 16b-3 promulgated under the Exchange Act. In the event that the Plan is not approved by the Company’s shareholders as contemplated by such Rule 16b-3, shares of Common Stock held for an officer or director will be forfeited and the officer or director shall be paid, on the date it is determined that shareholder approval as contemplated by Rule 16b-3 will not be obtained, the lesser of: (i) the aggregate amount previously contributed to the officer’s or director’s Contribution Account, without interest, and (ii) the Fair Market Value of any shares of Common Stock held for the officer or director and any amounts contained in the Contribution Account of the officer or director.

17. MISCELLANEOUS

(a) Tax Withholding. The Committee may make appropriate provisions for withholding of federal, state and local income taxes, and any other taxes, from a Participating Employee’s compensation to the extent the Committee deems such withholding to be legally required.

(b) Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Florida except to the extent such laws are preempted by the laws of the United States.

SeacoastBank.com | 800 706 9991

815 COLORADO AVENUE P.O. BOX 9012 STUART, FL 34995-9012 ATTN: KATHY HSU

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date (for shares held in the Employee Plans) or the day before the meeting date (for all other shares). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date (for shares held in the Employee Plans) or the day before the meeting date (for all other shares). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Seacoast in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	D47408-P52923	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEACOAST BANKING CORPORATION OF FLORIDA			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR ALL director nominees and FOR Proposals 2, 3, 4 and 5.			All	All	Except
			☐	☐	☐
1.	Elect Directors

	01)	Jacqueline L. Bradley
	02)	H. Gilbert Culbreth, Jr.
	03)	Christopher E. Fogal
	04)	Charles M. Shaffer

							For	Against	Abstain

2.	Approval and Adoption of the Company's 2021 Incentive Plan						☐	☐	☐

3.	Amendment of Employee Stock Purchase Plan						☐	☐	☐

4.	Advisory (Non-binding) Vote on Compensation of Named Executive Officers						☐	☐	☐

5.	Ratification of Appointment of Crowe LLP as Independent Auditor for 2021						☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee, custodian or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting:
The Notice & Proxy Statement and our 2020 Annual Report on Form 10-K are
available at www.proxyvote.com.

D47409-P52923

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SEACOAST BANKING CORPORATION OF FLORIDA FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, MAY 26, 2021 at 10:00 A.M.

FOR REGISTERED SHAREHOLDERS: The undersigned shareholder(s) hereby appoint(s) Tracey L. Dexter, as Proxy, and hereby authorize(s) her to represent and to vote all shares of common stock of Seacoast Banking Corporation of Florida (“Seacoast”) that the undersigned-may be entitled to vote at the 2021 Annual Meeting of Shareholders to be held at Hutchinson Shores Resort, 3793 NE Ocean Blvd., Jensen Beach, Florida, or by means of remote communication (a virtual-only Annual Meeting) on Wednesday, May 26, 2021, at 10:00 A.M., local time, and at any adjournments or postponements thereof (the “Annual Meeting”), as designated on the reverse side of this ballot, upon the proposals described in the Proxy Statement and the Notice of Annual Meeting of Shareholders, both dated April 9, 2021.

FOR PARTICIPANTS IN SEACOAST’S EMPLOYEE BENEFIT PLANS: This form provides voting instructions to the trustees for the shares of Seacoast common stock held in Seacoast’s Employee Stock Purchase Plan and Retirement Savings Plan (collectively and individually, the “Employee Plans”). Please complete this form, sign your name exactly as it appears on the reverse side and return it in the enclosed envelope. To allow sufficient time for the trustees to tabulate and vote the plan shares, we must receive your voting instructions no later than 11:59 p.m. on May 23, 2021 (the “cut-off date”) to be counted. As a participant in one or both of the Employee Plans, the undersigned authorizes One America as trustee of the Retirement Savings Plan for Employees of Seacoast National Bank and/or authorizes Seacoast National Bank as trustee of Seacoast’s Employee Stock Purchase Plan to vote all shares of Seacoast common stock allocated to the undersigned’s account under such plan(s) at the Annual Meeting as directed below upon the proposals described in the Proxy Statement and the Notice of Annual Meeting of Shareholders, both dated April 9, 2021. When this form is properly executed and received by the cut-off date, the shares in the Employee Plans will be voted as directed by you. Shares held in the Employee Stock Purchase Plan will not be voted if you do not give voting instructions on such shares. If you do not give voting instructions for the shares allocated to your account in the Retirement Savings Plan, the trustee may vote or not vote, in its sole discretion, your shares of Seacoast common stock.

When this proxy is properly executed, all shares will be voted in the manner directed herein. If no direction is specified, this proxy will be voted in accordance with the recommendations of the Board of Directors.

(Continued, and to be marked, dated and signed, on the other side)

815 COLORADO AVENUE P.O. BOX 9012 STUART, FL 34995-9012 ATTN: KATHY HSU	Your Vote Counts! SEACOAST BANKING CORPORATION OF FLORIDA 2021 Annual Meeting Vote by May 25, 2021 11:59 PM ET. For shares held in Seacoast’s Employee Plans, vote by May 23, 2021 11:59 PM ET.

D47411-P52923

You invested in SEACOAST BANKING CORPORATION OF FLORIDA and it’s time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on May 26, 2021.

Get informed before you vote

View the Notice & Proxy Statement and our 2020 Annual Report on Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 12, 2021. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit www.ProxyVote.com
Control #

Smartphone users Point your camera here and vote without entering a control number	Vote in Person at the Meeting* May 26, 2021 10:00 AM EDT
Hutchinson Shores Resort 3793 NE Ocean Blvd. Jensen Beach, Florida 34957

*Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the
upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Board
Voting Items		Recommends
1.	Election of Directors
01) Jacqueline L. Bradley
	02) H. Gilbert Culbreth, Jr.	For
03) Christopher E. Fogal
04) Charles M. Shaffer
2.	Approval and Adoption of the Company’s 2021 Incentive Plan	For
3.	Amendment of Employee Stock Purchase Plan	For
4.	Advisory (Non-binding) Vote on Compensation of Named Executive Officers	For
5.	Ratification of Appointment of Crowe LLP as Independent Auditor for 2021	For
In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”.